UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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AVAGO TECHNOLOGIES LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AVAGO TECHNOLOGIES LIMITED

(Incorporated in the Republic of Singapore)

(Company Registration Number 200510713C)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on March 31, 2010

To our shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the 2010 Annual General Meeting of Shareholders (the “2010 AGM”) of Avago Technologies Limited (“Avago” or “the Company”), which will be held at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc., 350 West Trimble Road, San Jose, California 95131, U.S.A., at 11:00 a.m., Pacific Time, on March 31, 2010, for the following purposes:

As Ordinary Business

1.	To re-elect each of the following directors to the board of directors (the “Board”):

(a)	Mr. Hock E. Tan;

(b)	Mr. Adam H. Clammer;

(c)	Mr. James A. Davidson;

(d)	Mr. James V. Diller;

(e)	Mr. James H. Greene, Jr.;

(f)	Mr. Kenneth Y. Hao;

(g)	Mr. John R. Joyce;

(h)	Mr. David Kerko;

(i)	Ms. Justine F. Lien;

(j)	Mr. Donald Macleod; and

(k)	Mr. Bock Seng Tan.

2.	To approve the re-appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm and independent Singapore auditor for the fiscal year ending October 31, 2010 (“Fiscal Year 2010”), and to authorize the Audit Committee of the Board to fix PricewaterhouseCoopers LLP’s remuneration.

As Special Business

3.	To pass the following as an Ordinary Resolution:

RESOLVED THAT, approval be and is hereby given for the Company to provide the following cash compensation to directors for service on the Board and its committees during the period from April 1, 2010 through the date on which our 2011 Annual General Meeting of Shareholders (the “2011 AGM”) is held:

(a) cash compensation of $50,000 to each of our non-employee directors, other than the Chairman of the Board, and cash compensation of $75,000 to the non-employee Chairman of the Board;

(b) additional cash compensation of $25,000 to the chairperson of the Audit Committee;

(c) additional cash compensation of $10,000 to each of our independent directors in respect of each committee of the Board on which they serve, other than service as chairperson of the Audit Committee; and

(d) appropriate pro rata cash compensation, based on the cash compensation set forth in (a), (b) and/or (c) above, as applicable, to any new non-employee director who is appointed by the Board, any non-employee director who is appointed to the position of Chairman of the Board or chairperson of the Audit Committee or any independent director who is appointed to serve on a committee of the Board, in each case, after the date of our 2010 AGM, for their services rendered as directors and/or committee members from the date of appointment through the date of our 2011 AGM.

4.	To pass the following as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, and also subject to the provisions of that Act and our Articles of Association, authority be and is hereby given to our directors to:

(a) at any time to and/or with such persons and upon such terms and conditions and for such consideration as our directors may in their sole discretion deem fit, and with such rights or restrictions as our directors may think fit to impose,:

(i)	allot and issue ordinary shares in our capital; and/or

(ii)	make or grant offers, agreements, options or other instruments (including the grant of awards or options pursuant to our equity-based incentive plans in effect as at the date of this resolution) that might or would require ordinary shares to be allotted and issued, whether such allotment or issuance would occur during or after the expiration of this authority (including, but not limited to, the creation and issuance of warrants, debentures or other instruments convertible into ordinary shares); and

(b) allot and issue ordinary shares in our capital pursuant to any offer, agreement, option or other agreement made, granted or authorized by our directors while this resolution was in effect, regardless of whether the authority conferred by this resolution may have ceased to be in effect at the time of the allotment and issuance and that such authority, if approved by our shareholders, shall continue in effect until the earlier of the conclusion of our 2011 AGM or the expiration of the period within which our 2011 AGM is required by law to be held.

5.	To pass the following resolution as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Sections 76E of the Singapore Companies Act, Cap. 50, and also subject to the provisions of that Act and our Articles of Association:

(a) authority be and is hereby given to our directors to cause to be purchased or otherwise acquired issued ordinary shares in the capital of Avago, not exceeding in aggregate the number of issued ordinary shares representing 10% (or such other higher percentage as the Minister may by notification prescribe pursuant to the Singapore Companies Act) of the total number of ordinary shares in the capital of Avago outstanding as of the date of the passing of this resolution, at such price or prices as may be determined by our directors from time to time up to the maximum purchase price described in paragraph (c) below, by way of market purchases on the Nasdaq Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted;

(b) unless varied or revoked by our shareholders in a general meeting, the authority conferred on our directors pursuant to the mandate contained in paragraph (a) above may be exercised by our directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)	the date on which our 2011 AGM is held; or

(ii)	the date by which our 2011 AGM is required by law to be held;

(c) the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the Nasdaq Global Select Market at the time the purchase is effected; and

(d) our directors and/or any of them be and are hereby authorized to complete and do, or cause to be completed or done, all such acts and things (including executing such documents as may be required) as one or more may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.

As Ordinary Business

6.	To transact any other business as may properly be transacted at the 2010 Annual General Meeting of Shareholders.

Notes About the 2010 Annual General Meeting of Shareholders

Singapore Financial Statements. At the 2010 AGM, our shareholders will have the opportunity to discuss and ask questions regarding our Singapore audited accounts for the fiscal year ended November 1, 2009, together with the reports of the directors and auditors thereon, in compliance with the laws of Singapore. Shareholder approval of our audited accounts is not being sought by this Proxy Statement and will not be sought at the 2010 AGM.

Eligibility to Vote at Annual General Meeting of Shareholders; Receipt of Notice. The Board has fixed the close of business on February 10, 2010, as the record date for determining those shareholders who will be entitled to receive copies of this notice and accompanying Proxy Statement. Only shareholders of record on March 31, 2010, will be entitled to vote at the 2010 AGM.

Quorum. The attendance, in person or by proxy, of at least a majority of our outstanding ordinary shares at the 2010 AGM is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2010 AGM, either in person or by proxy.

Proxies. A registered shareholder, or shareholder of record, entitled to attend and vote at the 2010 AGM is entitled to appoint a proxy to attend the meeting and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. If not delivered in person at the 2010 AGM, a proxy card must be received by us c/o Proxy Services, c/o Computershare Investor Services LLC, P.O. Box 43101, Providence, RI 02940-5067, not less than 48 hours before the time appointed for holding the 2010 AGM. A shareholder of record may revoke his or her proxy at any time prior to the time it is voted. Shareholders of record who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is the registered shareholder of those shares, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

Mandatory Disclosure regarding Share Purchase Mandate Funds. Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore will be used to repurchase our ordinary shares if Proposal 5 (the “Share Purchase Mandate”) is approved. We intend to use our internal sources of funds to finance any purchase or acquisition of our ordinary shares. We do not intend to borrow money to finance any purchase or acquisition of our ordinary shares. The amount of funds required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position will depend on the number of ordinary shares we purchase or acquire and the price at which we make such purchases. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on March 31, 2010:

The proxy statement and annual report to shareholders are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

By Order of the Board,

/s/ Hock E. Tan

Hock E. Tan

Director, Chief Executive Officer and President

February 22, 2010

You should read this entire Proxy Statement carefully prior to voting.

Page
ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS	i

INTERNET AVAILABILITY OF PROXY MATERIALS	i

VOTING RIGHTS AND SOLICITATION OF PROXIES	1

PROPOSAL 1:
ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	7

DIRECTOR COMPENSATION	12

PROPOSAL 2:
APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2010 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION	14

PROPOSAL 3:
ORDINARY RESOLUTION TO APPROVE NON-EMPLOYEE DIRECTORS’ CASH COMPENSATION	16

PROPOSAL 4:
ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ALLOTMENTS AND ISSUANCES	17

PROPOSAL 5:
ORDINARY RESOLUTION TO APPROVE THE SHARE PURCHASE MANDATE	18

EXECUTIVE OFFICERS	21

COMPENSATION DISCUSSION AND ANALYSIS	22

EXECUTIVE COMPENSATION	35

COMPENSATION COMMITTEE REPORT	47

AUDIT COMMITTEE REPORT	48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	49

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	54

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	58

HOUSEHOLDING OF PROXY MATERIALS	59

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL GENERAL MEETING	59

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	60

OTHER MATTERS	60

INDEX TO SINGAPORE STATUTORY FINANCIAL STATEMENTS	S-i

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you when our annual reports and proxy statements are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.	If you are a registered holder (you hold your Avago ordinary shares in your own name through our transfer agent, Computershare Investor Services), visit: www-us.computershare.com/investor/ to enroll.

2.	If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), the voting instruction form provided by most banks or brokers will contain instructions for enrolling in electronic delivery.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (408) 435-7400.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on March 31, 2010:

The proxy statement and annual report to shareholders are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

i

PROXY STATEMENT

for the

2010 ANNUAL GENERAL MEETING

of

SHAREHOLDERS

of

AVAGO TECHNOLOGIES LIMITED

To Be Held on March 31, 2010

11:00 a.m. (Pacific Time)

at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc.,

350 West Trimble Road, San Jose, California 95131, U.S.A.

We are making this Proxy Statement available in connection with the solicitation by the board of directors of Avago (the “Board”) of proxies to be voted at the 2010 Annual General Meeting of Shareholders (the “2010 AGM”), or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the “Notice”). Unless the context otherwise requires, references in this Proxy Statement to “Avago”, “the Company”, “we”, “our”, “us” and similar terms are to Avago Technologies Limited.

Proxy Mailing. This Proxy Statement, the enclosed Proxy Card and the Notice were first made available on or about February 22, 2010 to shareholders of record as of February 10, 2010.

Costs of Solicitation. The entire cost of soliciting proxies will be borne by us. We and/or our agents may solicit proxies by mail, telephone, e-mail, fax or in person. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board’ recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to shareholders.

Our Registered Office. The mailing address of our registered office is 1 Yishun Avenue 7, Singapore 768923. Please note, however, that any shareholder communications should be directed to the attention of our General Counsel at the offices of Avago Technologies U.S. Inc., 350 W. Trimble Road, Building 90, San Jose, California 95131, U.S.A.

Financial Statements; Presentation. We have prepared, in accordance with the laws of Singapore, Singapore statutory financial statements, which are included with this Proxy Statement. Except as otherwise stated herein, all monetary amounts in this Proxy Statement have been presented in U.S. dollars.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on February 10, 2010, is the record date for shareholders entitled to notice of the 2010 AGM. All of our ordinary shares issued and outstanding on March 31, 2010, are entitled to be voted at the 2010 AGM, and shareholders of record on March 31, 2010, will have one vote for each ordinary share so held on the matters to be voted upon. As of February 10, 2010, we had 237,534,365 ordinary shares issued and outstanding.

Proxies. Ordinary shares represented by proxies in the accompanying form, which are properly executed and received by us in accordance with the instructions set forth in the Notice, will be voted at the 2010 AGM in accordance with the shareholders’ instructions set forth in the proxy. A proxy need not also be a shareholder.

Except as described above, in the absence of contrary instructions, shares represented by proxies will be voted FOR the Board nominees named in Proposal 1 and FOR Proposals 2 through 5. Management does not know of any matters to be presented at the 2010 AGM other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement, nor have we received notice of any matter by the deadline prescribed by Securities and Exchange Commission (“SEC”) Rule 14a-4(c). Without limiting our ability to apply the advance notice provisions in our Articles of Association with respect to the procedures which must be followed for a matter to be properly presented at an annual general meeting, if other matters should properly come before the 2010 AGM, the proxy holders will vote on such matters in accordance with their best judgment.

Any shareholder of record entitled to attend and vote at the 2010 AGM, has the right to revoke his or her proxy at any time prior to voting at the 2010 AGM by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us c/o Proxy Services, c/o Computershare Investor Services LLC, P.O. Box 43101, Providence, RI 02940-5067, no later than 48 hours before the appointed time of the meeting, or (ii) by attending the meeting and voting in person.

If your ordinary shares are held in street name through a broker, bank, or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is the registered shareholder of those shares, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted. If you wish to change or revoke your voting instructions, you will need to contact the registered holder of your ordinary shares and follow their instructions. If you are not the shareholder of record, you may not vote your shares in person at the 2010 AGM unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or other nominee holding your shares.

Quorum. Representation at the 2010 AGM, in person or by proxy, of at least a majority of all issued and outstanding ordinary shares is required to constitute a quorum.

Abstentions and Broker Non-Votes. If a shareholder abstains from voting, including brokers that cause abstentions to be recorded upon the instructions of their customers whose shares they hold as of record, or if a broker may not vote ordinary shares held by it because the broker (1) has not received voting instructions from its customer who beneficial owns those shares and (2) lacks discretionary voting power to vote those shares (a “broker non-vote”), these shares are considered present and entitled to be voted at the 2010 AGM, and, therefore, are considered for purposes of determining whether or not a quorum is present. Under the laws of Singapore, however, abstentions will not be counted in the tabulation of votes cast on a particular proposal, and, thus, have no effect on whether a proposal has been approved. A broker non-vote is treated as not being entitled to vote on the relevant proposal and, therefore, is not counted for purposes of determining whether a proposal has been approved.

A broker is entitled to vote shares held for a beneficial owner on routine matters, which include all of the proposals to be voted on at the 2010 AGM, other than Proposal 1, the election of directors, without instructions from the beneficial owner of those shares. Without instructions from the beneficial owner, a broker will not be entitled to vote shares held for a beneficial owner on Proposal 1, the election of directors, which is a non-routine matter.

Required Vote. With respect to Proposal 1, the election of directors, nominees receiving the highest number of affirmative votes of the ordinary shares present in person or represented by proxy at the 2010 Annual General Meeting of Shareholders and entitled to vote shall be elected, provided that such number of affirmative votes shall not be less than at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2010 AGM and entitled to vote.

The affirmative vote of shareholders holding at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2010 AGM and entitled to vote is required to approve the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm and independent Singapore auditor pursuant to Proposal 2, and to approve the ordinary resolutions contained in Proposals 3 through 5.

Voting Procedures and Tabulation. We have appointed a representative of Computershare Investor Services LLC as the inspector of elections to act at the 2010 AGM and to make a written report thereof. Prior to the 2010 AGM, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of ordinary shares outstanding and the voting power of each, determine the ordinary shares represented at the 2010 AGM and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

PROPOSAL 1:

ELECTION OF DIRECTORS

General

Our Board is currently comprised of 11 members. Pursuant to the Singapore Companies Act, Cap. 50 and our Articles of Association, our Board must have at least one director who is ordinarily resident in Singapore and may consist of no more than 13 directors, as determined from time to time by the Board. On February 2, 2010, Mr. Dick Chang, director and Chairman of the Board, resigned from the Board and Mr. James V. Diller became the Chairman of the Board.

Shareholder Agreement

In connection with our initial public offering (“IPO”), which we completed on August 11, 2009, we entered into a Second Amended and Restated Shareholder Agreement (the “Shareholder Agreement”), dated as of August 11, 2009, with investment funds affiliated with Kohlberg Kravis Roberts & Co. (“KKR”), and investment funds affiliated with Silver Lake Partners (“Silver Lake”, and together with KKR, the “Sponsors”), or their respective affiliates, and Seletar Investments Pte Ltd (“Seletar”), Geyser Investment Pte. Ltd. (“Geyser”) and certain other persons, (collectively referred to as the “Equity Investors”). The Shareholder Agreement was originally entered into in connection with our acquisition of the Semiconductor Products Group (the “SPG Acquisition”) of Agilent Technologies, Inc. (“Agilent”). As of February 10, 2010, the Equity Investors together owned approximately 67.1% of our outstanding share capital.

Under the terms of the Shareholder Agreement, our Board must consist of 11 members, unless otherwise agreed upon by the Sponsors. KKR and Silver Lake each currently have the right to designate three of the members of our Board. In addition, Seletar currently has the right to designate one member of the Board (who must qualify as our Singapore resident director), one member must be our Chief Executive Officer and the remaining three members must be mutually agreed upon by KKR and Silver Lake. Each of KKR and Silver Lake also has the right to designate one member to each committee of the Board for as long as they have the right to designate one or more director nominees to the Board and subject to compliance with federal securities laws and the requirements of the Nasdaq Stock Market. The terms of the Shareholder Agreement further require the Equity Investors to vote their ordinary shares in a manner that gives effect to the provisions of the agreement, at any annual or special meeting of shareholders. See “Certain Relationships and Related Party Transactions—Second Amended and Restated Shareholder Agreement” on page 54 for more information regarding this agreement.

Director Nominees

Directors are elected at each annual general meeting of shareholders and hold office until their successors are duly elected or qualified. The Board has nominated the 11 individuals below for election as directors. The Board expects that each of the nominees listed below will be available to serve as a director.

The following table sets forth certain information concerning the nominees for directors of the Company as of February 22, 2010.

Hock E. Tan Age 58 President, Chief Executive Officer Director since March 2006	Mr. Tan has served as our President, Chief Executive Officer and a director since March 2006. From September 2005 to January 2008, he served as chairman of the board of Integrated Device Technology, Inc. (“IDT”). Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of Integrated Circuit Systems, Inc. (“ICS”), from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988.

Adam H. Clammer Age 39 Director since September 2005	Since October 2009, Mr. Clammer has been a Member of KKR Management L.L.C., which is the general partner of KKR & Co. L.P. From January 2006 to September 2009, he was a Member of KKR & Co. L.L.C., which during that time was the general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Clammer was a Director of Kohlberg Kravis Roberts & Co. L.P. from December 2003 to December 2005. Prior to that he was a Principal of Kohlberg Kravis Roberts & Co. L.P. between 1998 and 2003, having begun his career at Kohlberg Kravis Roberts & Co. in 1995. From 1992 to 1995, Mr. Clammer was in the Mergers and Acquisitions Department at Morgan Stanley & Co. Mr. Clammer also serves as a director of Eastman Kodak Company and NXP B.V.

James A. Davidson Age 50 Director since December 2005	Mr. Davidson is a Managing Director and Co-Chief Executive of Silver Lake, a private investment firm that he co-founded in 1999. From June 1990 to November 1998, he was an investment banker with Hambrecht & Quist LLC, most recently serving as a Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was an attorney in private practice with Pillsbury, Madison & Sutro. Mr. Davidson also serves as a director of Flextronics International Ltd.

James V. Diller Age 74 Director since April 2006	Mr. Diller was a founder of PMC-Sierra, Inc., serving as PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller has been a director of PMC since its formation in 1983. Mr. Diller was Chairman of PMC’s board of directors from July 1993 until February 2000, when he became Vice Chairman. Mr. Diller also serves as a director of Intersil Corporation.

James H. Greene, Jr. Age 59 Director since December 2005	Mr. Greene joined Kohlberg Kravis Roberts & Co. L.P. in 1986 and was General Partner of Kohlberg Kravis Roberts & Co. L.P. from 1993 until 1996, when he became a Member of KKR & Co. L.L.C., which during that time was the general partner of Kohlberg Kravis Roberts & Co. L.P. Since October 2009, Mr. Greene has been a Member of KKR Management LLC, which is the general partner of KKR & Co. L.P. Mr. Greene also serves as a director of SunGard Data Systems Inc. and Zhone Technologies, Inc.

Kenneth Y. Hao Age 41 Director since September 2005	Mr. Hao is a Managing Director of Silver Lake. Prior to joining Silver Lake in 2000, Mr. Hao was an investment banker with Hambrecht & Quist for 10 years, most recently serving as a Managing Director in the Technology Investment Banking group.

John R. Joyce Age 56 Director since December 2005	Mr. Joyce is a Managing Director of Silver Lake. Prior to joining Silver Lake in 2006, he was the Senior Vice President and Group Executive of the IBM Global Services division. From 1999 to 2004, he was IBM’s Chief Financial Officer. Prior to that, he served in a variety of positions, including President of IBM Asia Pacific and Vice President and Controller of IBM’s global operations. Mr. Joyce also serves as a director of Hewlett-Packard Company.

David Kerko Age 36 Director since March 2008	Since December 2006, Mr. Kerko has been a Director of Kohlberg Kravis Roberts & Co. L.P. He was a Principal of Kohlberg Kravis Roberts & Co. L.P. between 2002 and 2006, having begun his career at Kohlberg Kravis Roberts & Co. in 1998. Prior to joining KKR, Mr. Kerko was with Gleacher NatWest Inc.

Justine F. Lien Age 47 Director since June 2008	Ms. Lien served as the Chief Financial Officer, Vice President of Finance, Treasurer, and Secretary of Integrated Circuit Systems, Inc., or ICS, after the company’s recapitalization on May 11, 1999 and served in these capacities through September 2005 when ICS merged with Integrated Device Technologies, Inc., following which Ms. Lien retired. She joined ICS in 1993 holding titles including

Director of Finance and Administration and Assistant Treasurer. Ms. Lien also serves as a director of Techwell, Inc. Ms. Lien was initially appointed to Board in November 2007 and resigned in January 2008 for personal reasons.

Donald Macleod Age 61 Director since November 2007	Mr. Macleod joined National Semiconductor Corporation in February 1978 and has served as its President and Chief Executive Officer since November 2009. Prior to that, he served as its President and Chief Operating Officer from the beginning of 2005 until November 2009, and before that he held various other executive and senior management positions at National Semiconductor Corporation including Executive Vice President and Chief Operating Officer and Executive Vice President, Finance and Chief Financial Officer.

Bock Seng Tan Age 66 Director since April 2006	Mr. Tan was the Chairman of ST Assembly and Test Services Ltd. from 1998 until his retirement in 2003. Previously, Mr. Tan was the President and Chief Executive Officer of Chartered Semiconductor Manufacturing, Ltd. from 1993 to 1997. Mr. Tan was the Managing Director for Fairchild Semiconductor International, Inc. in Singapore from 1986 to 1988, and served as the Managing Director of National Semiconductor Corporation’s Singapore operations until 1992 after Fairchild’s merger with National Semiconductor. Mr. Tan started his career at Texas Instruments in Singapore in 1969.

Pursuant to the Shareholder Agreement, KKR has designated Messrs. Clammer, Greene and Kerko to serve as members of our Board; Silver Lake has designated Messrs. Davidson, Hao and Joyce to serve as members of our Board; Seletar has designated Mr. Bock Seng Tan to serve as a member of our Board and the Sponsors previously approved the appointment of Messrs. Diller and Macleod and Ms. Lien to the Board.

In the event that a director resigns from the Board or otherwise becomes unwilling or unable to serve after the mailing of this Proxy Statement but before the 2010 AGM, our intention would be to make a public announcement of such resignation and either leave such Board seat vacant or appoint a substitute nominee. If such Board seat were left vacant, this would reduce the number of director nominees to be elected at the 2010 AGM. Votes received in respect of such director would not be counted in such circumstances. In the event that we instead propose to elect a different director nominee at the 2010 AGM to fill any such vacancy, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board.

There are no family relationships between any of our directors or executive officers.

The Board recommends a vote FOR the re-election of each of the director nominees listed above to the Board.

CORPORATE GOVERNANCE

Board of Directors and Independence of Directors

Our Articles of Association give our Board general powers to manage our business. The Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our President and Chief Executive Officer.

Our Board has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board has made the determination that transactions or relationships between the Company and an entity where a director of the Company serves as a non-management director and/or is the beneficial owner, directly or indirectly of less that 10% of such entity, or where a director of the Company serves on a non-management advisory board of, or in a non-employee advisory capacity to, such an entity are presumed immaterial for the purposes of assessing a director’s independence. As a result of its review, our Board determined that Messrs. Diller, Macleod and Bock Seng Tan and Ms. Lien, representing four of our eleven directors nominated for re-election, are “independent directors” as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. Mr. Diller is the Chairman of the Board.

Our Board held a total of 7 meetings during the fiscal year ended November 1, 2009 (“Fiscal Year 2009”). During Fiscal Year 2009, all directors attended at least 75% of the aggregate of the total number of meetings of our Board together with the total number of meetings held by all committees of our Board on which he or she served, counting only those meetings during which such person was a member of our Board and of the respective committee, except for Messrs. Clammer, Hao, Joyce, Kerko and Bock Seng Tan and Ms. Lien. All committee members attended over 75% of the total number of meetings held by the committees of our Board on which they served, counting only those meetings during which such persons were members of the respective committee. Since the date of our IPO, our non-employee directors and our independent directors have met at regularly scheduled executive sessions without management participation.

Our Board has adopted a policy that encourages each director to attend the annual general meeting of our shareholders.

Director Retirement Age

Under Sections 153(2) and (6) of the Singapore Companies Act, Cap. 50, the office of a director of a public company becomes vacant at the conclusion of the annual general meeting of shareholders first held after such director attains the age of 70 years, and any re-appointment of such director must be approved by our shareholders by ordinary resolution.

Shareholder Communications With Our Board

Shareholders may communicate with our Board at the following address:

The Board of Directors

c/o General Counsel

Avago Technologies U.S. Inc.

350 West Trimble Road, Building 90

San Jose, CA 95131

U.S.A.

Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-management director upon request.

Controlled Company

Bali Investments S.àr.l., an entity controlled by investment funds affiliated with KKR and Silver Lake, presently owns more than 50% of our outstanding voting securities and we are therefore considered a “controlled company” within the meaning of the Nasdaq Stock Market rules. Pursuant to this exception, we are presently exempt from the rules that would otherwise require that our Board be comprised of a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and the Nasdaq Stock Market rules, requiring that our Audit Committee be comprised exclusively of independent directors. If we cease to be considered a “controlled company” within the meaning of the Nasdaq Stock Market rules, we intend to transition to a Board comprised of a majority of independent directors, and to a Compensation Committee and Nominating and Corporate Governance Committee comprised entirely of independent directors during the applicable transition periods prescribed by the Nasdaq Stock Market rules.

Board Committees

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Treasury Strategy Committee. The table below provides the current membership for each of the committees and the number of meetings held by each committee during Fiscal Year 2009.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Treasury Strategy Committee
Adam H. Clammer			X	X
James A. Davidson		X
James V. Diller(I)	X		X
James H. Greene Jr.		X
Kenneth Y. Hao			X	X
Donald Macleod(I)	X	X
Justine F. Lien(I)(C)	X
Number of meetings in Fiscal year 2009	6	6	— (*)	—

(I)	Indicates an independent director.
(C)	Ms. Lien is the Chairperson of the Audit Committee. Our other committees do not currently have Chairpersons.
(*)	The Nominating and Corporate Governance Committee was established in December 2009, subsequent to the end of Fiscal Year 2009.

Pursuant to the Shareholder Agreement, for as long as KKR or Silver Lake owns at least 5% of our outstanding ordinary shares, investment funds affiliated with KKR or Silver Lake, as applicable, shall have the right to designate a director to serve on any committee, subject to compliance with federal securities laws and the requirements of the Nasdaq Stock Market. Please see “Certain Relationships and Related Party Transactions—Second Amended and Restated Shareholder Agreement” on page 54 for more information regarding this agreement.

The functions performed by these committees, which are set forth in more detail in their respective charters, are summarized below. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available in the “Investors—Governance” section of our website (http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=irol-govHighlights). Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A.

Audit Committee

The Audit Committee is currently comprised of Ms. Lien and Messrs. Diller and Macleod. The Audit Committee is responsible for assisting our Board with its oversight responsibilities regarding the following:

•	the quality and integrity of our financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements; and

•	related party transactions.

The members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. Our Board has determined that Mr. Macleod is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the Nasdaq Stock Market. Messrs. Diller and Macleod and Ms. Lien are independent directors as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Davidson, Greene and Macleod. The Compensation Committee is responsible for determining our executives’ base compensation and incentive compensation, including designing (in consultation with management or the Board) and recommending to the Board for approval and evaluating, our compensation plans, policies and programs, administering our stock option and other equity based plans and approving the terms of equity-based grants pursuant to those plans. The Compensation Committee has the full authority to determine and approve the compensation of our chief executive officer in light of relevant corporate performance goals and objectives. We currently rely on the “controlled company” exemption from the requirement of having a fully independent Compensation Committee pursuant to the Nasdaq Stock Market rules. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee was established in December 2009 and is currently comprised of Messrs. Clammer, Diller and Hao. The Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to become directors, recommending to the Board candidates for all directorships, overseeing the annual evaluation of the Board and its committees and taking a leadership role in shaping the corporate governance of the Company. We currently rely on the “controlled company” exemption from the requirement of having a fully independent Nominating and Corporate Governance Committee pursuant to the Nasdaq Stock Market rules. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by its members, by other Board members and members of our management, as well as those identified by any third-party search firms retained by it to assist in identifying and evaluating possible candidates. The Nominating and Corporate Governance Committee will also consider recommendations for director candidates submitted by our shareholders if they meet the specific criteria set forth under “Shareholder Nominations to our Board of Directors” below. The Nominating and Corporate Governance Committee will evaluate and recommend to the Board qualified candidates for election, re-election or appointment to the Board, as applicable, unless the Company is at any time legally required by contract or otherwise to provide any third party with the ability to nominate a director, in which case the committee need not evaluate or propose such candidates, unless required by contract or requested by the Board. Currently all of our Board members are selected pursuant to the terms of the Shareholder Agreement.

When evaluating director candidates, the Nominating and Corporate Governance will consider all aspects of a candidate’s qualifications in the context of the needs of the Company, including: personal and professional integrity, ethics and values; experience as an officer in corporate management; experience in the Company’s industry and international business and familiarity with the Company; experience as a board member of another publicly traded company; and practical and mature business judgment. However, the Nominating and Corporate Governance Committee does not have any minimum criteria for director candidates. Consideration of new director candidates will typically involve a series of internal discussions, review of information concerning candidates and interviews with selected candidates.

Treasury Strategy Committee

The Treasury Strategy Committee is currently comprised of Messrs. Clammer and Hao, Mr. Douglas R. Bettinger, our Senior Vice President and Chief Financial Officer, and Mr. Desmond Lim, our Vice President and Treasurer. The Treasury Strategy Committee is responsible for the oversight of treasury strategy and operations, reporting to our Board on an as-needed basis. The Treasury Strategy Committee meets on an ad hoc basis, as business needs necessitate.

Shareholder Nominations to Our Board of Directors

Under our Articles of Association, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting of shareholders, without the recommendation of the Board for election, unless (a) in the case of a member or members who in aggregate hold(s) more than 50% of the total number of our issued and paid-up shares (excluding treasury shares), not less than ten days, or (b) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office in Singapore. Such a notice must also include the consent to serve as a director of the person nominated.

Shareholders can recommend qualified candidates for our Board to the Board by submitting recommendations to our General Counsel, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A. Submissions that include the following requirements will be forwarded to the Board for review and consideration:

•	the candidate’s name and business address;

•	a resume or curriculum vitae describing the candidate’s qualifications, which clearly indicates that he or she has the necessary experiences, skills, and qualifications to serve as a director;

•

a statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (excluding minor traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past five years;

•	a statement from the candidate that he or she consents to serve on the Board if elected; and

•

a statement from the person submitting the candidate that he or she is the registered holder of ordinary shares, or if the shareholder is not the registered holder, a written statement from the record holder of the ordinary shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of ordinary shares.

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct that is applicable to all members of the Board, executive officers and employees, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Ethics and Business Conduct is available in the “Investors—Governance” section of our website (http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=irol-govHighlights) under “Code of Ethics and Business Conduct”. Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 350 West Trimble Road, Building 90, San Jose, CA 95131, U.S.A.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee, Messrs. Davidson, Greene and Macleod, are not, and have never been, officers or employees of our company. During Fiscal Year 2009, none of our executive officers served on the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. Messrs. Davidson and Greene are affiliated with the Silver Lake and KKR entities, respectively, and have been designated by Silver Lake and KKR, respectively, to serve on our Compensation Committee.

DIRECTOR COMPENSATION

Under the laws of Singapore, our shareholders must approve all cash compensation paid to our non-employee directors. We do not compensate our management directors for their service on the Board or any committee of the Board. We compensate our non-management directors (which are those directors not employed by us or any subsidiary) and independent non-management directors (directors not associated with any Equity Investor and otherwise considered independent) as follows:

	Annual Fee
	Non-Management Directors	Independent Non-Management Directors
Board membership (other than Chairman of the Board)	$50,000	$50,000
Chairman of the Board	$75,000	$75,000
Committee membership (other than Chairperson of the Audit Committee)(1)	—	$10,000
Chairperson of the Audit Committee	—	$25,000

(1)	In June 2009, the Board revised director compensation to pay independent non-management directors $10,000 per year for each committee of which they were a member. Prior to that time, independent non-management directors received $10,000 per year in the aggregate for all committee memberships.

Non-management directors also receive a grant of options to purchase 50,000 ordinary shares upon election to the Board. The exercise price per share of director options is equal to the fair market value of an ordinary share on the grant date, and director options expire five years from the date of grant, or earlier if the optionee ceases to be a director. Generally, director options become vested and exercisable with respect to 20% of the shares subject to the options nine months following the date the director commences service on the Board and on each anniversary of that date so that the options are completely vested and exercisable four years and nine months following the date the director commences service on the Board subject to continued service on the Board through each vesting date. However, options granted to our directors in April 2006 vest at a rate of 20% on each anniversary of December 1, 2005. Prior to our IPO, option grants were made to our directors under the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan”). Following our IPO, any option grants to our directors will be made under the 2009 Equity Incentive Award Plan (the “2009 Plan”). Directors are also reimbursed for travel and other out-of-pocket expenses related to their attendance at Board and committee meetings.

The following table sets forth information regarding compensation earned by our non-employee directors during Fiscal Year 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Dick M. Chang(2)	$75,000	$954,616	$1,029,616
Adam H. Clammer	$50,000	—	$50,000
James A. Davidson	$50,000	—	$50,000
James V. Diller(2)	$60,000	—	$60,000
James H. Greene, Jr.	$50,000	—	$50,000
Kenneth Y. Hao	$50,000	—	$50,000
John R. Joyce	$50,000	—	$50,000
David Kerko	$50,000	$49,818	$99,818
Justine F. Lien	$67,500	$47,621	$115,121
Donald Macleod	$65,000	$45,324	$110,324
Bock Seng Tan	$50,000	—	$50,000

(1)

No stock options or other equity awards were granted to non-employee directors in Fiscal Year 2009. The amounts shown represent expense recognized by us in Fiscal Year 2009 related to options granted in prior fiscal years, determined in accordance with the provisions of Accounting Standards Codification 718 Compensation—Stock Compensation. Please see Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for Fiscal Year 2009 filed on December 15, 2009 (the “Annual Report”), and incorporated by reference into this Proxy Statement, for the valuation assumptions used in determining such amounts. Additional information regarding the stock options held by each non-employee director is set forth in the table below:

Name	Grant Date	Number of Securities Underlying Options	Exercise Price per Share ($)	Aggregate Number of Securities Underlying Options Outstanding on November 1, 2009
Dick M. Chang(a)	1/31/2007	266,666	1.25
	1/31/2007	216,666	5.00
	1/31/2007	550,000	5.00
				1,033,332
Adam H. Clammer(b)	4/14/2006	50,000	5.00	50,000
James A. Davidson(b)	4/14/2006	50,000	5.00	50,000
James V. Diller(b)	4/14/2006	50,000	5.00	50,000
James H. Greene, Jr.(b)	4/14/2006	50,000	5.00	50,000
Kenneth Y. Hao(b)	4/14/2006	50,000	5.00	50,000
John R. Joyce(b)	4/14/2006	50,000	5.00	50,000
David Kerko(c)	7/31/2008	50,000	10.68	50,000
Justine F. Lien(c)	7/31/2008	50,000	10.68	50,000
Donald Macleod(c)	2/22/2008	50,000	10.22	50,000
Bock Seng Tan(b)	4/14/2006	50,000	5.00	20,000

(a)	Options to purchase 483,332 ordinary shares vested on January 31, 2007; options to purchase 550,000 ordinary shares, all of which have an exercise price of $5.00 per share, vest 25% annually over four years from January 31, 2007. The vested options automatically exercise upon the earliest of the termination of Mr. Chang’s service on the Board, a change in control or the fifth anniversary of the date of grant.
(b)	Each of the options granted vests with respect to 20% of the shares subject thereto on each anniversary of December 1, 2005. These options expire in April 2011. Mr. Tan exercised options to purchase 30,000 ordinary shares on August 5, 2009.
(c)	Each of the options granted vests with respect to 20% of the shares subject thereto on each anniversary of November 20, 2007 for Mr. Macleod, March 17, 2008 for Mr. Kerko and June 3, 2008 for Ms. Lien. These options expire five years after the date of grant.

(2)	Mr. Chang retired from our Board and as Chairman of the Board on February 2, 2010. Mr. Diller became Chairman of the Board with effect from the date of Mr. Chang’s retirement.

PROPOSAL 2:

APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2010 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION

PricewaterhouseCoopers LLP is our independent registered public accounting firm in the U.S. and audits our consolidated financial statements. During Fiscal Year 2009, PricewaterhouseCoopers LLP in Singapore was our independent Singapore auditor of our Singapore statutory financial statements. Pursuant to section 205(2) and 205(4) of the Singapore Companies Act, any appointment after the Board’s initial appointment of our independent Singapore auditor, or its subsequent removal, requires the approval of our shareholders. The Audit Committee has approved, subject to shareholder approval, the re-appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and the independent Singapore auditor for Fiscal Year 2010. Pursuant to Section 205(16) of the Singapore Companies Act, the remuneration of a company’s auditors shall be fixed by the shareholders in a general meeting or the shareholders may authorize directors to fix the remuneration. The Board believes that it is appropriate for the Audit Committee, as part of its oversight responsibilities, to fix the auditors’ remuneration. The Board is therefore requesting that the shareholders authorize the Audit Committee to fix the auditors’ remuneration for service rendered through the 2011 AGM. We expect a representative from PricewaterhouseCoopers LLP to be present at the 2010 AGM. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

Set forth below are the aggregate fees charged to the Company for the services performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, relating to Fiscal Year 2009 and the fiscal year ended November 2, 2008 (“Fiscal Year 2008”).

	Fiscal Year 2009	Fiscal Year 2008
	($ in thousands)
Audit Fees	$2,407	$4,083
Audit-Related Fees	21	25
Tax Fees	105	—
All Other Fees	3	3

Total	$2,536	$4,111

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The fees also include services in connection with our IPO, preparation for which began during Fiscal Year 2008, including comfort letters, consents and review of documents filed with the SEC.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements and not included in Audit Fees. In Fiscal Year 2009 and Fiscal Year 2008, these fees primarily related to implementation and compliance with the Sarbanes-Oxley Act of 2002 during Fiscal Year 2009 and Fiscal Year 2008, and related to providing a certification to the Singapore Economic Development Board in connection with our tax incentive arrangements in Singapore, in Fiscal Year 2009.

Tax Fees consist of fees incurred for a tax transfer pricing study.

All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services. In Fiscal Year 2009 and Fiscal Year 2008, these fees consisted of a license for specialized accounting research software.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and our management to determine that they are permitted under the rules and regulation concerning independent registered public accounting firms’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Except as stated above, there were no other fees billed by PricewaterhouseCoopers LLP for Fiscal Years 2008 and 2009. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for selecting the independent registered public accounting firm to be employed by us to audit our financial statements, subject to approval by our shareholders for appointment. The Audit Committee also assumes responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us. All engagements with the Company’s independent registered accounting firm, regardless of amount, must be authorized in advance by the Audit Committee. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee, provided that any matters approved in such manner are presented to the Audit Committee at its next meeting. Pursuant to the charter of the Audit Committee, committee approval of non-audit services (other than review and attest services) is not required, if such services fall within available exceptions established by the SEC. However, to date, the Audit Committee’s policy has been to approve all services provided by the Company’s independent registered accounting firm. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the committee’s pre-approval, and the fees for the services performed to date.

During Fiscal Years 2008 and 2009, all services provided to us by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X.

The Board recommends a vote FOR the approval of the re-appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2010 and authorization of the Audit Committee to fix its remuneration.

PROPOSAL 3:

ORDINARY RESOLUTION TO APPROVE NON-EMPLOYEE DIRECTORS’ CASH COMPENSATION

Under the laws of Singapore, we may provide compensation (which includes cash compensation, any contribution paid under any pension scheme and any benefit received other than in cash) to our directors for services rendered in their capacity as directors only with the approval of our shareholders at a general meeting. We are seeking shareholder approval to provide payment of the following cash compensation to our non-employee directors for service on the Board and its committees during the period of approximately 12 months from April 1, 2010, the day after our 2010 AGM, through the date on which our 2011 AGM is held, as follows:

1.	cash compensation of $50,000 to each of our non-employee directors, other than the Chairman of the Board, and cash compensation of $75,000 to the non-employee Chairman of the Board;

2.	additional cash compensation of $25,000 to the chairperson of the Audit Committee;

3.	additional cash compensation of $10,000 to each of our independent directors in respect of each committee of the Board on which they serve, other than service as chairperson of the Audit Committee; and

4.	appropriate pro rata cash compensation, based on the cash compensation set forth in (1), (2) and/or (3) above, as applicable, to any new non-employee director who is appointed by the Board, any non-employee director who is appointed to the position of Chairman of the Board or chairperson of the Audit Committee or any independent director who is appointed to serve on a committee of the Board, in each case after the date of our 2010 AGM, for their services rendered as directors and/or committee members from the date of appointment through the date of our 2011 AGM.

We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our Board and to continue to provide leadership for our company.

The Board recommends a vote FOR the resolution to approve the non-employee directors’ cash compensation to be paid for the period from April 1, 2010 through the date on which our 2011 AGM is held.

PROPOSAL 4:

ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ALLOTMENTS AND ISSUANCES

We are incorporated in the Republic of Singapore. Under the laws of Singapore, our directors may issue ordinary shares and make offers or agreements or grant options that might or would require the issuance of ordinary shares only with the prior approval of our shareholders. We are submitting this proposal because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2010 AGM and continue until the earlier of (i) the conclusion of the 2011 AGM or (ii) the expiration of the period within which the 2011 AGM is required by the laws of Singapore to be held. The 2011 AGM is required to be held no later than 15 months after the date of the 2010 AGM. The laws of Singapore allow for an application to be made with the Singapore Accounting and Corporate Regulatory Authority for an extension of the time in which to hold an annual general meeting of shareholders, which may granted in the discretion of that Authority.

The Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the future, the directors may need to issue shares or make agreements that would require the allotment and issuance of new ordinary shares. For example:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares; or

•	in connection with our equity compensation plans and arrangements.

Notwithstanding this general authorization to allot and issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required, under the Nasdaq Stock Market rules, such as where we propose to issue ordinary shares that will result in a change in control of Avago or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

The Board expects that we will continue to issue ordinary shares and grant options and other equity-based awards in the future under circumstances similar to those in the past. As of the date of this Proxy Statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, the Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to allot and issue, during the period described above, ordinary shares subject to applicable Singapore laws and the Nasdaq Stock Market rules. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the Nasdaq Global Select Market. If this proposal is not approved, we would not be permitted to issue ordinary shares (other than shares issuable on exercise or settlement of outstanding options, restricted share units and other instruments convertible into or exercisable for ordinary shares or the like, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

The Board recommends a vote FOR the resolution to authorize ordinary share allotments and issuances.

PROPOSAL 5:

ORDINARY RESOLUTION TO APPROVE THE SHARE PURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, the Nasdaq Stock Market rules and such other laws and regulations as may from time to time be applicable.

Singapore law requires us to obtain shareholder approval if we wish to purchase or otherwise acquire our ordinary shares. We refer to this as the “Share Purchase Mandate”. Accordingly, we are submitting this proposal to seek approval for the Share Purchase Mandate from our shareholders at the 2010 AGM. The Share Purchase Mandate will, if approved, authorize our directors to exercise all powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.

If approved by our shareholders at the 2010 AGM, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2011 AGM or the date by which the 2011 AGM is required by law to be held.

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if approved at the 2010 AGM, are summarized below:

Limit on Number of Ordinary Shares Allowed to be Purchased

We may purchase or acquire that aggregate number of our ordinary shares that is equal to 10% of the total number of issued ordinary shares outstanding as of the date of the passing of this resolution (expected to be March 31, 2010). There were 237,534,365 of our ordinary shares outstanding as of February 10, 2010.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

•	the date on which our next annual general meeting is held or required by law to be held; or

•	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of market purchases on the Nasdaq Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose.

Purchase Price

The purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for an ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares, as determined by our directors must not exceed, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the Nasdaq Global Select Market or as the case may be, any other stock exchange on which our ordinary shares for the time being are listed or quoted, at the time the purchase is effected.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore shall be used. We intend to use our internal sources of funds to finance any purchase or acquisition of our ordinary shares. We do not intend to borrow money to finance any purchase or acquisition of our ordinary shares. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

Under the Singapore Companies Act, any payment made in consideration of the purchase or acquisition of ordinary shares may be made out of our capital or profits. Acquisitions or purchases made out of capital are permissible only so long as Avago is solvent for the purposes of section 76F(4) of the Singapore Companies Act. A company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the purchase or acquisition (or the acquisition of any right with respect to the purchase or acquisition) of ordinary shares and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of such payment; and (b) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

The ordinary shares that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to those ordinary shares will expire on cancellation. The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us.

We will cancel and destroy certificates, if applicable, in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of ordinary shares.

Financial Effects

Our net tangible assets will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated results of operations, financial condition and cash flows.

The financial effects on us arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, and the price paid for the ordinary shares.

Under the Singapore Companies Act, purchases or acquisitions of ordinary shares by us may be made out of our profits and/or our capital. Where the consideration paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (excluding brokerage, commission, goods and services tax and other related expenses) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced. To date, we have not declared any cash dividends on our ordinary shares and have no current plans to pay cash dividends in the foreseeable future.

Rationale for the Share Purchase Mandate

We believe that an approval of the Share Purchase Mandate at the 2010 AGM will benefit our shareholders by providing our directors with appropriate flexibility to cause the repurchase of our ordinary shares if our directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance our operations, acquisitions and other strategic transactions, the level of our debt, and the terms and availability of financing.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in our voting capital increases, such increase will be treated as an acquisition under The Singapore Code on Take-overs and Mergers, Appendix 2. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of our company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for our company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors or a group of shareholders acting together) will incur an obligation to make a take-over offer can be found under Rule 14 and Appendix 2 of the Singapore Code on Take-overs and Mergers. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders (and parties acting in concert with them) would increase to 30% or more, or if such shareholders (and parties acting in concert with them) hold between 30% and 50% of our voting rights, the voting rights of such shareholders (and parties acting in concert with them) would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity. Based on our shareholdings as of February 10, 2009, we do not believe that the purchase of shares pursuant to the Share Purchase Mandate would cause any shareholder to become the holder of 30% or more of our outstanding ordinary shares. We therefore do not believe that the Share Purchase Mandate nor share purchases thereunder will have any material take-over implications.

The Board recommends a vote FOR the resolution to approve the Share Purchase Mandate.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information about our executive officers as of February 22, 2010.

Name	Age	Position
Hock E. Tan	58	President, Chief Executive Officer and Director
Douglas R. Bettinger	42	Senior Vice President and Chief Financial Officer
Bryan T. Ingram	45	Senior Vice President and General Manager, Wireless Semiconductor Division
Boon Chye Ooi	56	Senior Vice President, Global Operations
Patricia H. McCall	55	Vice President, General Counsel

Hock E. Tan has served as our President, Chief Executive Officer and a director since March 2006. From September 2005 to January 2008, he served as chairman of the board of Integrated Device Technology, Inc., or IDT. Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of Integrated Circuit Systems, Inc., or ICS, from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988.

Douglas R. Bettinger has served as our Senior Vice President and Chief Financial Officer since August 2008. From 2007 to 2008, Mr. Bettinger served as Vice President of Finance and Corporate Controller at Xilinx, Inc. From 2004 to 2007, he was Chief Financial Officer at 24/7 Customer, a privately-held company. Mr. Bettinger was at Intel Corporation from 1993 to 2004, where he served in several senior-level finance and manufacturing operations positions, including Corporate Planning and Reporting Controller, and Malaysia Site Operations Controller.

Bryan T. Ingram has served as our Senior Vice President and General Manager, Wireless Semiconductor Division since November 2007 and prior to that as Vice President of that division since December 2005. Prior to the closing of the SPG Acquisition, Mr. Ingram was the Vice President and General Manager, Wireless Semiconductor Division of SPG. He has held various other positions with Hewlett-Packard Company and Agilent. Mr. Ingram joined Hewlett-Packard Company in 1990.

Boon Chye Ooi has served as our Senior Vice President, Global Operations since January 2009. From November 2003 until 2008, Mr. Ooi was at Xilinx, Inc., where he was responsible for all worldwide manufacturing operations, most recently as Senior Vice President of Worldwide Operations. Prior to Xilinx, Mr. Ooi spent 25 years at Intel Corporation, where he served in a variety of positions.

Patricia H. McCall has served as our Vice President, General Counsel since March 2007. She served as Director of Litigation at Adobe Systems from 2006 to 2007. Prior to this, Ms. McCall served as Senior Vice President, General Counsel and Secretary of ChipPAC Inc. from January 2003 to August 2004, when ChipPAC Inc. merged with ST Assembly Test Services Ltd. in August 2004. Ms. McCall served as the Senior Vice President Administration, General Counsel and Secretary of ChipPAC Inc. from November 2000 to January 2003. From November 1995 to November 2000, Ms. McCall was at National Semiconductor Corporation, most recently as Associate General Counsel, and prior to that was a partner at the law firm of Pillsbury, Madison & Sutro, and is a Barrister in England.

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships between our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Committee reviews and approves compensation for all our executives.

We have in place a compensation strategy for our executives which focuses on both individual and Company performance. Compensation of our executives is structured around the achievement of near-term corporate targets (fiscal year metrics) as well as long-term business objectives and strategies. The Compensation Committee is responsible for evaluating and administering all of our compensation programs and practices to ensure that they properly compensate and reward, and that they appropriately drive, corporate performance while remaining competitive with comparable semiconductor companies competing in the same or similar markets. The Compensation Committee reviews and approves all compensation policies, including executive base salaries, bonuses and equity incentive compensation.

Our named executive officers (“NEOs”) for Fiscal Year 2009 were Hock E. Tan, President and Chief Executive Officer, Douglas R. Bettinger, Senior Vice President and Chief Financial Officer, Bryan T. Ingram, Senior Vice President and General Manager, Wireless Semiconductor Division, Boon Chye Ooi, Senior Vice President, Global Operations, Patricia H. McCall, Vice President and General Counsel, Bian-Ee Tan, former Chief Operating Officer and Fariba Danesh, former Senior Vice President and General Manager, Fiber Optics Product Division. Effective December 31, 2008, Mr. Bian-Ee Tan resigned from our Company for personal reasons. Effective September 18, 2009, Ms. Danesh resigned from our Company for personal reasons. Mr. Ooi joined our Company on January 15, 2009 as Senior Vice President, Global Operations.

Objectives and Philosophy of Our Executive Compensation Program

Our Compensation Committee has adopted a compensation philosophy which is intended to keep total cash compensation (base salary plus cash incentive reward) of our executives competitive with compensation at companies within our peer group, with total cash compensation (including incentive cash compensation) at the 75th percentile generally viewed as the upper end of the desired compensation for our executives. The Compensation Committee believes that setting cash compensation within this percentile of the market provides us a competitive position for attracting and retaining executives; provided, however, that our Compensation Committee will make exceptions to this philosophy when it determines it is necessary to attract or retain an executive with the experience and skills the Compensation Committee determines is desirable for a particular position, to provide additional incentive to an executive to achieve the Company’s goals or to maintain internal parity among executives with similar levels of responsibilities. When reviewing and setting compensation against market practices, the Compensation Committee uses industry based market compensation survey data, to which we refer in this Form 10-K/A as “Market Salary Surveys,” from the following data sources:

•	Radford Executive Survey (U.S.);

•	Radford Benchmark Survey (U.S.);

•	Radford International Survey; and

•	Mercer High Tech Salary Survey (Asia).

The companies the Compensation Committee used as a benchmark for reviewing and setting executive compensation, to which we refer in this Form 10-K/A as our “Peer Group Companies,” and those that participate in the Market Salary Surveys, are:

•	Altera Corporation;

•	Atmel Corporation;

•	Cypress Semiconductor Corporation;

•	Fairchild Semiconductor, Inc.;

•	International Rectifier Corporation;

•	Intersil Corporation;

•	LSI Logic Corporation;

•	Marvell Semiconductor, Inc.;

•	Maxim Integrated Products Inc.;

•	Microchip Technology Inc.;

•	National Semiconductor Corporation;

•	ON Semiconductor Corporation;

•	Qimonda North America;

•	Sharp Microelectronics of the Americas;

•	Spansion Inc.;

•	STMicroelectronics; and

•	Xilinx Inc.

In December 2009, our Compensation Committee, through management, retained Compensia, Inc. (“Compensia”) to act as compensation consultant and advise on the compensation of our executive officers for Fiscal Year 2010. Compensia does not provide any other services to us. In December 2009, our Compensation Committee revised our Peer Group Companies for the purposes of setting 2010 compensation for our executives using industry-based market surveys (the “2009 Market Salary Surveys”) prepared by Compensia to include the following:

•	Altera Corporation;

•	Atmel Corporation;

•	Cypress Semiconductor Corporation;

•	Fairchild Semiconductor, Inc.;

•	Finisar Corporation;

•	Intersil Corporation;

•	Linear Technology Corporation;

•	LSI Logic Corporation;

•	Marvell Semiconductor, Inc.;

•	Maxim Integrated Products Inc.;

•	Microchip Technology Inc.;

•	National Semiconductor Corporation;

•	ON Semiconductor Corporation; and

•	Xilinx Inc.

Allocation of equity to executives in the form of the opportunity to purchase ordinary shares is not currently based strictly on the practice at Peer Group Companies. At the time of the SPG Acquisition, we granted significant equity awards to executives in order to attract and retain them. We have from time to time made additional grants of options to our executive officers, typically in connection with their commencement of employment with us, in connection with a promotion or in connection with the assignment of increased responsibilities. When allocating equity, the Compensation Committee looks at each executive’s level of experience and expertise and overall value to our Company. Equity is a long term retention plan for key executives and is intended to reflect the value we place on their contribution to our Company. The Compensation Committee approves all equity grants made to executives.

Our compensation program for executives is designed to achieve the following:

•	attract and retain qualified, experienced and talented executives, understanding competitive pressures from our Peer Group Companies;

•	motivate and reward executives whose skills, knowledge and performance are critical to the on-going success of our Company;

•

encourage executives to focus on the achievement of corporate and financial performance goals and metrics by aligning the incentive reward program to the achievement of both functional/divisional goals and corporate goals; and

•

aligning the interests of our executives with those of our shareholders. A significant portion of total compensation paid to our executives is in the form of equity. As such, this serves both as a long term retention strategy and aims to align the interests of our executives with shareholders by tying a significant portion of each executive’s compensation to returns realizable by our shareholders.

Components of Our Executive Compensation Program

The components of our executive compensation program are:

•	annual base salary;

•	annual (fiscal year) cash incentive program;

•	equity incentive (opportunities to purchase ordinary shares); and

•	perquisites.

Annual Cash Compensation

Base Salary

Our Compensation Committee believes that a competitive base salary is a necessary element of any compensation program designed to attract, engage and retain key executives. Base salaries provide fixed, baseline compensation and are set at levels which are intended to be within a competitive range with similar positions at our Peer Group Companies. The base salaries of all our executives are reviewed annually by the Compensation Committee against positions of similar size and scope in our Peer Group Companies. Annual adjustments to an executive’s base salary take into account:

(i)	individual performance throughout the prior fiscal year (based on the achievement of divisional goals used in the annual cash incentive bonus plan, fiscal responsibility and senior leadership ability);

(ii)	the actual pay rate of our executives divided by market pay rates from the Market Salary Surveys (the “compa-ratio”);

(iii)	our ability to pay salary increases; and

(iv)	internal parity, where applicable.

Our Compensation Committee reviews and considers many factors in determining individual performance for the purposes of adjusting base salaries including such measures as unit or division performance against budget, achievement of unit or division sales goals, new product introductions and corporate strategy implementation. The process for internal parity involves comparing executives in peer roles to ensure that base salaries are comparable based on function, scope and responsibilities of the role and taking into account the executive’s experience, technical knowledge and expertise.

Taking into consideration business performance and the state of the broader economic environment at the time, the Compensation Committee decided that no merit increases would be awarded for Fiscal Year 2009. As such, no adjustments were made to the base salaries of our NEO’s during Fiscal Year 2009, except in the case of Ms. McCall, who received a market-based 7% base salary increase which took effect on February 1, 2009. In making this decision the Compensation Committee took into consideration that Ms. McCall’s base salary prior to the increase was at the 40th percentile of similar positions in our Peer Group Companies.

In connection with the commencement of Mr. Ooi’s employment in January 2009, our Compensation Committee set Mr. Ooi’s base salary at $450,000 following its review of base salaries paid to similarly situated executives at our Peer Group Companies and arms length negotiations.

In December 2009, the Compensation Committee undertook a market review of executive compensation, using the 2009 Market Salary Surveys prepared by Compensia, acting as an external consultant to management. Based on individual performance throughout Fiscal Year 2009, Market Salary Surveys and the 2009 Market Salary Surveys, the Compensation Committee approved the following market-based base salary increases:

Name	Percentage Increases	Base Salary (USD) Effective February 1, 2010
Hock E. Tan	12.0%	$700,000
Douglas R. Bettinger	10.0%	$385,000
Bryan T. Ingram	15.1%	$385,000
Patricia H. McCall	10.7%	$340,000

Mr. Ooi did not receive a market-based base salary increase since he currently receives a base salary that is at the 78th percentile for similar positions at our Peer Group Companies, which is above the 75th percentile the Compensation Committee generally views as the upper end of desired compensation for our senior executives.

Our Chief Executive Officer may recommend increasing the base salary of an executive at any time throughout the course of the year if a change in the scope of the executive’s role and responsibilities warrants an increase. In limited circumstances, our Chief Executive Officer may propose that an executive’s base salary be adjusted in response to a competitive threat or competitive labor market practice. The Compensation Committee approves any salary adjustments that are made during the fiscal year for executive officers.

Annual Cash Incentive Program

We have in place a performance based annual cash incentive bonus plan for all of our executive management. The plan is reviewed and approved on a year-to-year basis by our Compensation Committee. Company goals and business metrics are also reviewed and approved by the Compensation Committee prior to allocation. Our performance based annual cash incentive plan is designed to encourage and motivate the Chief Executive Officer to achieve corporate level goals and other executives to achieve both corporate level and functional/divisional level goals, thereby positively contributing to the growth and performance of the Company. In Fiscal Year 2009, the plan was structured to include a target bonus amount expressed as a percentage of base salary which could be achieved by meeting corporate and divisional goals and could be increased or decreased based on individual performance. The formula used to calculate an executive’s performance based bonus is as follows:

Bonus Amount = Target Bonus Amount x Group Performance Factor x Individual Performance Factor x Annual Base Salary

Target Bonus Amounts

Each of our executive officers participates in our performance based annual cash incentive bonus plan. Rates at which our executive officers participate in the performance based annual cash incentive bonus plan are expressed as a percent of base salary. Employees at the level of Vice President and below participate at rates set by a formula adopted by the Compensation Committee based on Market Salary Survey data for our Peer Group Companies, the levels and rates of participation used by Agilent prior to the SPG Acquisition and the Compensation Committee’s experience with similar programs. Our Compensation Committee did not follow a formula or otherwise weigh any of these factors, but rather used the factors as general background information prior to determining the participation rates of our NEOs. For executives at the level of Senior Vice President and above, the Compensation Committee sets the rate of participation based on its assessment of the executive’s experience, ability to influence corporate results and the competitive market data from the Market Salary Surveys for our Peer Group Companies. In particular, the Compensation Committee set the participation rates based on each executive’s experience in her or his role with our Company, the level of responsibility held by each executive, which the Compensation Committee believes directly correlates to her or his ability to influence corporate results, and the target bonuses utilized by our Peer Group Companies for senior executive officers. Each NEO’s target bonus amount can be calculated by multiplying his or her participation rate times his or her base salary and is included in the table set forth in the section below entitled “Annual Cash Incentive Program—Summary Bonus Table.”

Group Performance

Group performance for each executive, other than our Chief Executive Officer, consists of corporate performance and division/function performance, with each component equally weighted at 50%. Our Chief Executive Officer’s group performance is measured solely using corporate performance since our Chief Executive Officer has overall responsibility for our Company. A component of performance must be achieved at 50% before it is taken into account in calculating an executive’s bonus amount and cannot exceed 150% of the target for such component, except for Direct Expenses, which cannot exceed 120% of the target for such component.

The Compensation Committee determines corporate performance based on our achievement of corporate goals. The corporate goals for Fiscal Year 2009 were revenue growth as compared to the fiscal year ended November 2, 2008 (“Fiscal Year 2008”) and non-GAAP operating income, and each carried an equal weighting of 50% of group performance. The target for revenue growth for Fiscal Year 2009 was 6.7% as compared to Fiscal Year 2008 and the target for non-GAAP operating income was $309 million. In December 2009, the Compensation Committee determined that our Fiscal Year 2009 achievement of revenue growth was (12.6%). Given this represented an actual decline in revenue as compared to Fiscal Year 2008, attainment of this goal was at 0% of target. Preliminary non-GAAP operating income, used by the Compensation Committee to determine whether the target had been met, was $232.7 million, which corresponds to 55.6% of target. The weighted attainment for both corporate goals for Fiscal Year 2009 was 27.8%, which is calculated by dividing the sum of 0% revenue growth attainment and 55.6% non-GAAP operating income attainment by 2.

Actual Non-GAAP operating income for Fiscal Year 2009 was $231 million. Attainment levels were not subsequently adjusted as the actual non-GAAP operating income amount was not available until after bonuses had been approved and because the difference between the preliminary and actual amount was immaterial. Non-GAAP operating income of $231 million is calculated from our consolidated audited financial statements in our Annual Report by adding $79 million related to the amortization of acquisition-related intangibles ($58 million reported as amortization of intangible assets as part of cost of products sold and $21 million reported in amortization of intangible assets as part of operating expenses), $12 million related to share-based compensation expense, $34 million related to restructuring charges ($11 million related to cost of products sold and $23 million related to operating expenses), $54 million related to the termination of our advisory agreement with Kohlberg Kravis Roberts & Co. L.P. and Silver Lake Management Company, L.L.C., entered into in December 2005 (the “Advisory Agreement”), and $4 million related to selling shareholder expenses associated with our IPO to the $48 million reported as income from operations for Fiscal Year 2009.

The Compensation Committee determines an executive’s division/functional performance based on the achievement of goals by the division which the executive oversees. The Compensation Committee sets divisional/functional goals and their weightings based on its assessment of the business requirements of the particular division/function to which the goals relate and the relative importance of the goals to the division/function. Each of the divisional goals, and its respective weighting, for our NEOs is described in the table set forth in the section below entitled “Annual Cash Incentive Program—Summary Bonus Table”. Each divisional goal is set by the Compensation Committee to be difficult to attain and to require substantial effort on behalf of the division and the executive in charge of the division. Divisional/functional goals are not expected to be attained based on average or below average performance. In December 2009, the Compensation Committee determined that divisional/functional goals had been achieved at the levels set forth in the section below entitled “Annual Cash Incentive Program—Summary Bonus Table”.

Individual Performance

Individual performance is applied as a multiplier to the bonus amount calculated based on group performance. Individual performance is determined by the Compensation Committee with input from the Chief Executive Officer for each executive other than the Chief Executive Officer. In determining individual performance the Compensation Committee considers the requirements of the executive’s position including the achievement of the divisional goals set forth in the section below entitled “Annual Cash Incentive Program—Summary Bonus Table”, fiscal responsibility as determined by the Compensation Committee with input from the Chief Executive Officer, other than with respect to himself, such executive’s senior leadership capability and how each of these factors impacts the overall performance of the executive’s division and/or function. Executives who consistently meet or exceed the requirements of the position, as determined by the Compensation Committee, will receive a bonus multiplier of 150% of the bonus amount calculated using group performance. Executives who meet, and sometimes exceed, the key requirements of their position, as determined by the Compensation Committee, receive the bonus amount calculated at 100% using group performance. Executives who meet some, but not all, of the requirements of the position or for whom the Compensation Committee believes that improvement is needed will receive a bonus that is 50% of the bonus amount calculated using group performance. The Compensation Committee may adjust our Chief Executive Officer’s individual performance factor upwards or downwards in its sole discretion based on any additional criteria it determines appropriate.

For Fiscal Year 2009, the Compensation Committee determined that each of our NEOs, other than Mr. Bettinger and Mr. Ingram, met the key requirements of his or her position so that each NEO, other than Mr. Bettinger and Mr. Ingram, received an individual performance factor of 100%. The Compensation Committee has determined that both Mr. Bettinger and Mr. Ingram exceeded each of the requirements of their positions based on the overall performance of their respective division and function, the overachievement of the divisional and functional goals set forth in the section below entitled “Annual Cash Incentive Program—Summary Bonus Table”, their overall leadership capability, including, with respect to Mr. Bettinger, leadership during our IPO, and the Compensation Committee’s assessment of their ongoing value to us so that their individual performance factor was each set at 150%.

Discretionary Bonuses

Each year, our Compensation Committee may supplement the performance based cash incentive plan awards earned by our NEOs with discretionary bonuses which are awarded based on our Chief Executive Officer’s recommendations, other than with respect to himself, and the Compensation Committee’s assessment of individual contributions.

In 2009, Mr. Ingram was paid a discretionary bonus of $15,750 in lieu of a mortgage subsidy to which he was entitled under an Agilent bonus program. The amount of Mr. Ingram’s mortgage subsidy substitute for Fiscal Year 2009 was determined based on the mortgage subsidy Mr. Ingram would have been entitled to had he remained employed by Agilent. Agilent’s obligation with respect to Mr. Ingram’s mortgage subsidy would have run through July 31, 2010, with decreasing amounts becoming payable each year. We are under no obligation to make the payment to Mr. Ingram and may increase or decrease it at any time, at our discretion.

In December 2009, our Compensation Committee awarded Mr. Hock E. Tan a discretionary bonus of $1 million based on his extraordinary leadership of our Company during Fiscal Year 2009, including the pivotal role Mr. Tan played in our IPO. Also in December 2009, our Compensation Committee awarded Mr. Ingram a discretionary bonus of $150,000 based on the performance during Fiscal Year 2009 of the Wireless Semiconductor Division, which is overseen by Mr. Ingram.

Summary Bonus Table

With respect to each NEO, divisional/functional and corporate goals were set and achieved, and bonuses were paid, as follows:

Name	Participation Rate as a Percentage of Base Salary	Bonus Metric	2009 Weighting as a Percentage of Bonus Target	2009 Achievement	2009 Payout (US$)
Hock E. Tan	120%	Corporate Performance	100%	28%
President and Chief Executive Officer		Total Performance-Based Bonus	100%	28%
					$208,503	(1)

Douglas R. Bettinger	75%	Direct Expenses	20%	120%
Senior Vice President and Chief Financial Officer		Service Level Agreements	20%	100%
		Asset Management	10%	143%
		Corporate Performance	50%	28%
		Total Performance-Based Bonus	100%	72.2%
					$284,288	(2)

Bryan T. Ingram	75%	Design Wins	25%	150%
Senior Vice President and General Manager, Wireless Semiconductor Division		Contribution Profit	25%	150%
		Corporate Performance	50%	28%
		Total Performance-Based Bonus	100%	88.9%
					$334,650	(2)(3)

Boon Chye Ooi Senior Vice President, Global Operations	75%	Bill of Materials, Official Selling Price and Yield Cost Reduction	30%	91%
		Direct Expenses	10%	120%
		Days of Inventory on Hand (DOH)	10%	51%
		Corporate Performance	50%	28%
		Total Performance-Based Bonus	100%	58.2%
					$151,589

Patricia H. McCall	40%	Direct Expenses	25%	119%
Vice President, General Counsel		Service Level Agreements	25%	100%
		Corporate Performance	50%	28%
		Total Performance-Based Bonus	100%	68.8%
					$84,485

(1)	The Compensation Committee approved an additional discretionary bonus of $1 million based on Mr. Tan’s performance in the capacity of Chief Executive Officer during Fiscal Year 2009. Performance factors specifically taken into account included our overall performance in Fiscal Year 2009 as compared to our Peer Group Companies and the completion of our IPO on August 6, 2009.

(2)	Bonus paid reflects an individual performance factor of 150%.
(3)	The Compensation Committee approved an additional discretionary bonus of $150,000 based on the performance of the Wireless Semi-conductor Division, overseen by Mr. Ingram, during Fiscal Year 2009.

In December 2009, the Compensation Committee increased Mr. Hock E. Tan’s participation rate in the annual cash incentive bonus plan from 120% to 150% effective in Fiscal Year 2010 based on its assessment of Market Salary Surveys, Mr. Hock E. Tan’s experience and overall leadership and management of us and our subsidiaries.

In connection with a separation agreement entered into with Ms. Danesh, and as the result of arms’ length negotiations, we agreed to pay Ms. Danesh $200,000 in lieu of any bonus that she could have earned pursuant to our annual cash incentive bonus plan through her resignation date of September 18, 2009, as part of her separation payment.

Equity Incentive Compensation

Our Compensation Committee believes that long term, sustainable growth and performance will be best facilitated through a culture of executive ownership that encourages long term investment and engagement by our executive management. The aim is also to align executive performance and behaviors to create a culture conducive to shareholder investment.

Our Compensation Committee approves options to purchase ordinary shares granted to executive officers. The size of initial (and any subsequent) grants for executives takes into account past equity grants, the executive’s position (level), compensation and the value the executive brings to the Company based on their technical experience, expertise and leadership capabilities. The philosophy behind option grants is to provide the executive with a strong incentive to build value in the Company over an extended period of time. While subsequent options may be proposed by our Chief Executive Officer and granted by the Compensation Committee, we do not have a set annual option grant program for executives.

Options to purchase ordinary shares that were granted to executives prior to our IPO are governed by the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”), which is administered by the Compensation Committee. Generally, options granted under the Executive Plan vest in equal annual installments over five years based 50% upon the passage of time and 50% on our financial performance, as measured using non-GAAP operating income, subject in each case to continued employment with Avago. The operating income target used for performance-vested options is income (loss) from operations calculated in accordance with GAAP, but adjusted to exclude amortization of acquisition-related intangibles, share-based compensation, restructuring and asset impairment charges, acquired in-process research and development, (gain)/loss on extinguishment of debt, management and transaction fees payable to the Sponsors or their affiliates, and (income) loss from and (gain) loss on discontinued operations and other items eligible for exclusion. The Compensation Committee determined that non-GAAP operating income provides a better overall measure of our financial performance among periods than operating income calculated in accordance with GAAP would otherwise provide because the amounts not included in the non-GAAP operating income target are either non-recurring, in which case such amounts do not reflect the results of continuing operations for which our Compensation Committee wants our executives to be accountable, or, if recurring, are not related to our operating performance or are amounts over which our Compensation Committee believes our executives do not have control. For example, the Compensation Committee excludes share-based compensation from the operating income target because these expenses are not reflective of our operating performance, our share options typically do not require cash settlement by us and the share-based compensation expenses are often the result of complex calculations using an option pricing model that estimates share-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond the control of our executives. The operating income targets have been set at levels our Compensation Committee has determined are challenging and will require substantial effort on the part of our executives and the Company in order to be attained. Our

Compensation Committee does not believe that future operating income targets will be achieved if our executives perform at an average or below average level. Pursuant to their initial terms, performance-vested options that do not become exercisable in a given year may be earned in future years, up to the fifth year following the date of grant, if performance in any future year exceeds the target for such year (“Catch-up Vesting”). As discussed below, in connection with our IPO, outstanding performance-based options were amended to eliminate performance targets or to provide for subsequent time-based vesting of options that do not vest in a particular year if performance targets are not met. Generally, the exercise price of options granted under the Executive Plan was equal to the fair market value of our ordinary shares on the date of grant as determined by our Compensation Committee or the Board.

The minimum non-GAAP operating income target for Fiscal Year 2009 for the vesting of our performance-vesting options was $256 million. In January 2010, our Compensation Committee determined none of our performance-vesting options vested based on Fiscal Year 2009 performance, since we did not achieve our performance-vesting target for Fiscal Year 2009 of non-GAAP operating income of $231 million. Non-GAAP operating income can be calculated from our consolidated audited financial statements in our Annual Report by adding $79 million related to the amortization of acquisition-related intangibles ($58 million reported as amortization of intangible assets as part of cost of products sold and $21 million reported in amortization of intangible assets as part of operating expenses), $12 million related to share-based compensation expense, $34 million related to restructuring charges ($11 million related to cost of products sold and $23 million related to operating expenses), $54 million Advisory Agreement termination fee and $4 million related to selling shareholder expenses associated with our IPO to the $48 million reported as income from operations for Fiscal Year 2009. The performance-vesting options that failed to vest based upon performance in Fiscal Year 2009 are subject to Catch-up Vesting whereby such options will vest to the extent we exceed our operating income targets in Fiscal Year 2010 and the executive remains employed through the vesting date. The operating income target for Fiscal Year 2010 is $392.1 million, with each increment of approximately $1.2 million in operating income above such amount resulting in Catch-Up Vesting of 1% for the performance-vesting options initially scheduled to vest in Fiscal Year 2009. Operating income targets for Fiscal Years 2011 and 2012 are $500 million and $650 million, respectively. Minimum operating income thresholds for Fiscal Years 2010, 2011 and 2012 are $272.7 million, $480 million and $620 million, respectively. Any performance-vesting options initially scheduled to vest based on our Fiscal Year 2009 performance that do not subsequently vest based on Fiscal Year 2010 performance will vest on the second anniversary of the initially scheduled vesting date, based solely on continued service through such date.

In January 2009, in connection with the commencement of his employment with us, our Compensation Committee granted Mr. Ooi an option to purchase 350,000 of our ordinary shares, with 175,000 of the shares subject to the option vesting at a rate of 20% per year subject to Mr. Ooi’s continued employment through the vesting date and 175,000 of the shares subject to the option vesting at a rate of 20% per year based on our financial performance as described above and Mr. Ooi’s continued employment through the vesting date. The per share exercise price for Mr. Ooi’s option is $8.12, which our Compensation Committee determined equaled the per share fair market value of our ordinary shares on the date of grant.

In March 2009, our Compensation Committee made a special broad-based option grant in order to provide incentive to our employees, including certain of our NEOs, in light of then current economic conditions, our Compensation Committee’s decision generally not to provide merit-based salary increases for Fiscal Year 2009 and the delay of our IPO. The per share exercise price of the options was set at $10.00, which was higher than the fair market value of our ordinary shares, as determined by our Board. Because of the higher exercise price and in light of the factors discussed above, our Compensation Committee established a vesting schedule of 20% per year based on each optionee’s continued employment through the vesting date, and no portion of the special grant vests based upon the performance of our Company. The number of our ordinary shares subject to each option grant generally correlated with the level of responsibility of the employees within our Company. As part of this broad-based grant, Mr. Hock E. Tan, Mr. Ingram, Ms. McCall and Ms. Danesh were granted options to purchase 300,000, 60,000, 50,000 and 50,000 of our ordinary shares, respectively. Mr. Bettinger and Mr. Ooi did not receive option grants in March 2009 since they had each received options in connection with the commencement of their employment with us in August 2008 and January 2009, respectively.

On July 20, 2009, the Compensation Committee approved the amendment of the performance-based options held by Mr. Hock E. Tan, Mr. Bettinger, Mr. Ingram and Ms. Danesh to remove the operating income targets and extend the vesting period. The amended options will vest two years after the date such options could first have vested had the performance targets for such options been achieved, provided that these individuals remain employed by us through the applicable vesting date. The Compensation Committee determined that the removal of performance targets was appropriate in light of our current financial projections, which are lower than when the revised performance targets were set, and the uncertainty then present in the global economy. In making its determination, the Compensation Committee heavily weighted the importance of providing these individuals significant incentives to continue with us for a substantial period following our IPO. In addition, the Compensation Committee amended all other outstanding performance-based options to provide that if performance targets for a particular year were not met the options will vest two years after the date the options could first have vested had the performance targets for such options been achieved, subject to any earlier Catch-Up Vesting, provided that the employee remains employed by us through the applicable vesting date.

The Compensation Committee granted options to purchase our ordinary shares effective prior to the pricing of our IPO under our 2009 Plan to certain of our employees, including Mr. Hock E. Tan, Mr. Bettinger, Mr. Ingram, Ms. McCall and Ms. Danesh, who were granted options to purchase 300,000, 50,000, 150,000, 50,000 and 50,000 ordinary shares, respectively. Mr. Ooi did not receive an option grant since he received options in connection with the commencement of employment with us in January 2009. In determining the number of ordinary shares subject to the options granted to each NEO, the Compensation Committee considered the level of responsibility of the NEO, the length of service of the NEO, the delay of our IPO and the previous option grants made to the NEO, while recognizing that these were a one-time special award in connection with our IPO. The options have an exercise price equal to the IPO price of $15.00 per share and expire ten years from August 5, 2009. The options granted to our NEOs will vest in two equal installments on each of the third and fourth anniversaries of the date of grant, subject to the executive’s continued employment with us through the vesting date. The Compensation Committee set the vesting schedule in a manner it believed would align our NEOs’ interests with the long-term interests of our shareholders. Ms. Danesh forfeited her option grant in connection with her termination of employment in September 2009.

Termination-Based Compensation

Separation compensation is determined by Company policy and any specific arrangements detailed in the executive’s employment agreement. Severance payments are typically comprised of a cash payment in lieu of salary, bonuses and/or coverage of health benefits for a limited period of time and, in some cases, option vesting acceleration. In addition to employment agreement provisions, the vesting of options granted under the Executive Plan accelerate with respect to 10% of the shares subject to the options if an executive is terminated in connection with the sale of his or her division. Our Compensation Committee must approve any exceptions to severance payments including any additional cash payments and any variance from the Executive Plan regarding the treatment of options. Executives who are terminated from Avago are required to sign a general release of all claims against Avago to receive any severance benefits.

Each of our NEOs, other than Mr. Bian-Ee Tan, is, or was during Fiscal Year 2009, eligible for severance benefits under his or her respective employment agreement with Avago. Mr. Ingram’s severance benefits upon termination of employment other than in connection with a change of control expired on November 1, 2009, pursuant to the terms of his employment agreement. The Compensation Committee provides termination benefits to our NEOs, other than Mr. Bian-Ee Tan, based on its review of severance practices at our Peer Group Companies and as the result of arms’ length negotiations at the time our executives enter into employment with us, at the time they are requested to take on additional responsibilities or to achieve parity with other NEOs. The level of benefits varies from executive to executive based on the level of responsibility of the executive and accommodations made through arms’ length negotiations.

On September 23, 2009, we entered into a Separation Agreement with Ms. Danesh. Pursuant to the Separation Agreement, we paid Ms. Danesh a separation payment of $567,271. In addition, we accelerated the vesting with respect to options to purchase 35,000 ordinary shares granted to Ms. Danesh in November 2007, as provided in Ms. Danesh’s employment agreement with us. The Separation Agreement also terminated Ms. Danesh’s Management Shareholders Agreement, permitted her to sell 10,451 co-investment shares, permits her to sell the minimum number of ordinary shares necessary to pay for the exercise price and withholding obligations associated with the exercise of her share options and requires her to hold all other shares owned or received upon exercise of her options until at least February 2, 2010. The Separation Agreement included a full release of claims against us. Our obligations under the Separation Agreement are conditioned upon Ms. Danesh abiding by the non-solicitation provisions of the Separation Agreement and her Employment Agreement for the twelve months period commencing September 18, 2009.

On April 7, 2009, we entered into an Employment Separation Agreement with Mr. Bian-Ee Tan. Pursuant to the agreement, we paid Mr. Tan an aggregate separation payment of $1,229,421 in exchange for his general release of all claims against us and our affiliates and his agreement to abide by the non-competition and non-solicitation provisions of his Employment Separation Agreement for the eighteen month period commencing on December 31, 2008. In connection with his termination of employment, Mr. Tan exercised all of his vested options to purchase 1,080,000 ordinary shares for an aggregate purchase price of $5,400,000, in a cashless exercise pursuant to which 574,382 ordinary shares were issued to Mr. Tan and 505,618 ordinary shares were withheld by us in satisfaction of the exercise price for such options. In addition, we exercised our call right to purchase ordinary shares held by Mr. Tan for $3,248,000, which represented the then fair market value of such shares, as determined by our Board.

The table below sets forth the severance benefits payable to each NEO under his or her respective employment agreement, offer letter or severance agreement, other than Mr. Bian-Ee Tan and Ms. Danesh, whose benefits are described in the preceding paragraphs, upon a termination of employment without cause, for good reason, because of death or because of disability occurring, in each case, apart from a change in control:

	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage
Hock E. Tan	12 months	100%	—
Douglas R. Bettinger	9 months	50%	6 months
Bryan T. Ingram(2)	12 months	—	—
Boon Chye Ooi	6 months	50%	6 months
Patricia H. McCall	9 months	50%	6 months

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s bonus or prior year’s target bonus.
(2)	The severance provisions of Mr. Ingram’s employment agreement relating to termination of employment other than in connection with a change in control expired on November 1, 2009.

The table below sets forth the severance benefits payable to each NEO under his or her respective employment agreement, offer letter or severance agreement, other than Mr. Bian-Ee Tan and Ms. Danesh, whose termination benefits are described above, upon a termination of employment without cause, for good reason, because of death or because of disability occurring, in each case, in connection with a change in control. Each executive must provide a full release of claims in order to be eligible for his or her full severance payment.

	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage	Option Vesting Acceleration(2)
Hock E. Tan	24 months	200%	—	12 months
Douglas R. Bettinger	12 months	100%	12 months	12 months
Bryan T. Ingram	12 months	100%	—	12 months
Boon Chye Ooi	12 months	100%	12 months	12 months
Patricia H. McCall	12 months	100%	12 months	12 months

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s bonus or prior year’s target bonus, except for Mr. Ingram, whose bonus payment is calculated using the lesser of his prior year’s bonus or target bonus for the fiscal year in which the termination occurs.
(2)	Accelerated vesting is limited to time-based options which would otherwise vest solely upon the executive’s continued employment.

For more detailed descriptions of the benefits provided to our NEOs upon a termination of employment, please see “Employment, Severance and Change of Control Agreements with Named Executive Officers” below.

Other Compensation

All of our executive officers are eligible to participate in certain benefits plans and arrangements offered to employees generally. Such benefits include health, dental, life and disability insurance and in the case of U.S. based executives, the 401(k) plan. We pay the full monthly premium for each U.S. based employee, including each executive, for basic medical coverage. For other medical, dental and vision coverage, we pay a portion of the cost and the employees, including executives, pay a portion of the cost. We pay 100% of the premium for all employees, including executives, for Basic Life Insurance, Accidental Death and Dismemberment, Business Travel Accident Insurance and the Employee and Family Assistance Plan. We pay 100% of the premiums for all Colorado employees, including executives, for Short Term and Long Term Disability. Employees in California, including executives, contribute .08% of the first $86,698 in annual earnings to the California Voluntary Disability Plan for Short Term Disability and we pay 100% of the premium for Long Term Disability. We provide access to a Group Universal Life and Long-Term Care coverage but the entire cost is paid by the employee, including executives.

Consistent with our overall compensation philosophy, we intend to continue to maintain our current benefits plan for executives as well as other employees. Our Compensation Committee in its discretion may revise, amend or add to any executive’s benefits and perquisites if it deems necessary.

U.S. based executives may also participate in the Avago Technologies U.S. Inc. Deferred Compensation Plan. For a description of the Deferred Compensation Plan, see footnote 1 of the 2009 Non-Qualified Deferred Compensation Table.

We determine perquisites on a case by case basis and will provide a perquisite to an NEO when we believe it is necessary to attract or retain the executive officer. In Fiscal Year 2009, the following executives received the following perquisites:

Name	Perquisites
Hock E. Tan, President and Chief Executive Officer	Reimbursement for travel to a residence in Pennsylvania.

Boon Chye Ooi, Senior Vice President, Global Operations	Housing subsidy, relocation allowance and de minimis flexible spending amount reimbursement.

Bian-Ee Tan, Former Chief Operating Officer	Housing allowance, club memberships, private health insurance, medical reimbursement, tax preparation service reimbursement and reimbursement of taxes in Malaysia as a result of services performed there.

Tax and Accounting Considerations

While the Compensation Committee and our Board generally consider the financial accounting and tax implications of its executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. In addition, the Compensation Committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our Chief Executive Officer and each of the other NEOs (other than our Chief Financial Officer), unless compensation is performance-based. Our Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our Compensation Committee, however, intends to consider adopting a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

EXECUTIVE COMPENSATION

Fiscal Year 2009 Summary Compensation Table.

The following table sets forth information about compensation earned by our NEOs during Fiscal Year 2009, Fiscal Year 2008 and the fiscal year ended October 31, 2007 (“Fiscal Year 2007”). Our NEOs consist of our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers serving at the end of Fiscal Year 2009 and two former executive officers who left during Fiscal Year 2009 who would have been among the three other most highly compensated executive officers had they been serving as executive officers at the end of Fiscal Year 2009.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Option Awards ($) (1)(f)	Non-Equity Incentive Plan Compensation ($) (2)(j)	All Other Compensation ($) (k)		Total ($) (l)
Hock E. Tan President and Chief Executive Officer	2009	625,008		1,000,000	(3)	324,172	208,503	42,882	(4)	2,200,565
	2008	623,468		0		2,276,807	915,000	34,269		3,849,544
	2007	600,000		600,000		2,039,654		47,642		3,287,296

Douglas R. Bettinger Senior Vice President and Chief Financial Officer	2009	350,000		0		326,620	284,288	9,000	(5)	969,908
	2008	87,500		165,593		67,529	86,121	0		406,743

Bryan T. Ingram Senior Vice President and General Manager, Wireless Semiconductor Division	2009	334,608		165,750	(6)	262,700	334,650	9,000	(5)	1,106,708
	2008	333,913		24,730		408,908	340,654	9,000		1,117,205
	2007	320,154		158,267		229,611	127,662	36,400		872,094

Boon Chye Ooi Senior Vice President, Global Operations	2009	336,372	(7)	0		158,745	151,589	247,521	(8)	894,227

Patricia H. McCall Vice President and General Counsel	2009	304,305		0		123,329	84,485	9,600	(9)	521,719

Bian-Ee Tan(10) Former Chief Operating Officer	2009	79,077		0		1,240,462	0	1,265,921	(11)	2,585,460
	2008	494,712		0		1,437,983	0	544,147		2,476,842
	2007	488,899		220,221		1,288,203	291,500	341,008		2,629,831

Fariba Danesh Former Senior Vice President and General Manager, Fiber Optics Product Division	2009	329,148		0		365,005	0	576,271	(12)	1,270,424
	2008	365,150		0		390,501	343,040	9,000		1,107,691

(1)	Represents expense recognized by us in Fiscal Years 2007, 2008 and 2009 related to options determined in accordance with ASC Topic 718, but excluding the impact of estimated forfeitures related to service-based vesting conditions. Please see Note 10 in the Consolidated Financial Statements included in our Annual Report for the valuation assumptions used in determining such amounts. The performance-based options granted prior to our adoption of ASC Topic 718 on November 1, 2006 were subject to variable accounting under Accounting Principles Board Opinion No. 25. For all options granted on or subsequent to our adoption of ASC Topic 718, we recorded expense under the fair value method for both time and performance vesting portions.
(2)	Represents amounts paid for Fiscal Year 2009 under our annual cash incentive program. Please see plan description in “—Compensation Discussion and Analysis—Annual Cash Compensation—Annual Cash Incentive Program” above.
(3)	Represents a discretionary bonus paid to Mr. Tan based on his performance in the capacity of Chief Executive Officer during Fiscal Year 2009.
(4)	Represents $9,000 401(k) employer match; and $33,882 reimbursement for travel to a residence in Pennsylvania.
(5)	Represents 401(k) employer match.
(6)	Represents $150,000 discretionary bonus paid to Mr. Ingram for his performance during Fiscal Year 2009 and $15,750 paid to Mr. Ingram as a cash bonus in lieu of a mortgage subsidy that Mr. Ingram was entitled to under an Agilent benefit program.
(7)	Mr. Ooi’s salary is set in U.S. Dollars but paid in Singapore Dollars. Mr. Ooi’s salary was converted into Singapore Dollars using the Accounting Rate for January 2009 (the month he commenced his employment with us) of 1.4416 Singapore Dollars per U.S. Dollar. At the end of each fiscal year, for financial reporting purposes and for the table above, salary amounts paid to Mr. Ooi in Singapore Dollars are converted back to U.S. Dollars using the Accounting Rate for October, the last month of our fiscal year. The Accounting Rate for October 2009 was 1.4161 Singapore Dollars to the U.S. Dollar as reported by Bloomberg L.P. The “Accounting Rate” for any month is the exchange ratio of the number of Singapore Dollars to one U.S. Dollar for the last business day of the preceding month, as reported by Bloomberg L.P.
(8)	Represents $47,199 aggregate monthly temporary housing allowance (converted from Singapore Dollars using the Accounting Rate for October 2009 of 1.4161 Singapore Dollars per U.S. Dollar), $200,000 relocation allowance and $322 healthcare flexible spending amount reimbursement (converted from Singapore Dollars using the Accounting Rate for October 2009 of 1.4161 Singapore Dollars per U.S. Dollar).
(9)	Represents $600 credit for not enrolling in medical plan and $9,000 401(k) employer match.

(10)	All sums presented for Mr. Bian-Ee Tan for 2009 are converted from Malaysian Ringgits using the October 30, 2009 exchange ratio of 3.4125 Malaysian Ringgits per U.S. Dollar as reported by x-rates.com. All sums presented for Mr. Bian-Ee Tan for 2008 are converted from Malaysian Ringgits using the November 2, 2008 exchange ratio of 3.5295 Malaysian Ringgits per U.S. Dollar as reported by x-rates.com, except $5,476 of all other income is converted from Singapore Dollars using the November 2, 2008 exchange ratio of 1.4732 Singapore Dollars per U.S. Dollar as reported by x-rates.com. All sums presented for Mr. Bian-Ee Tan for 2007 are converted from Malaysian Ringgits using the January 2008 exchange ratio of 3.3402 Malaysian Ringgits per U.S. Dollar as reported by Bloomberg L.P., except $838 of all other income which was converted from Singapore dollars using the Accounting Rate for January 2008 of 1.4541 Singapore Dollars per U.S. Dollar.
(11)	Mr. Bian-Ee Tan terminated employment with us on December 31, 2008. Represents $1,229,421 paid to Mr. Bian-Ee Tan as severance, $766,475 of which was related to his base salary and $462,946 of which was related to the target bonus that he would have earned based on performance had he remained employed with us through the date of payment, $21,805 estimated Malaysian tax reimbursement, $2,568 housing allowance and $12,127 Malaysian Provident Fund contributions.
(12)	Ms. Danesh’s employment with us terminated on September 18, 2009. Represents $567,271 paid to Ms. Danesh as severance, $367,271 of which was related to base salary and $200,000 of which related to the target bonus Ms. Danesh could have earned based on performance through the date of her termination, and $9,000 401(k) employer match.

Grant of Plan-Based Awards in Fiscal Year 2009

The following table sets forth information regarding grants of incentive awards during Fiscal Year 2009 to each of our NEOs.

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(3) (l)
			Threshold ($) (c)	Target ($)(2) (d)	Maximum ($) (e)	Target (#) (f)	Options (#) (j)
Hock E. Tan			93,750	750,000	1,687,500
	3/3/2009	(4)					300,000	10.00	965,310
	7/20/2009	(5)					570,000	5.00	5,864,050	(6)
	8/5/2009	(7)					300,000	15.00	1,994,040

Douglas R. Bettinger			6,563	262,500	590,625
	7/20/2009	(5)					120,000	10.68	1,340,693	(6)
	8/5/2009	(7)					50,000	15.00	332,340

Bryan T. Ingram			15,685	250,950	564,638
	3/3/2009	(4)					60,000	10.00	193,062
	7/20/2009	(5)					64,168	5.00	660,148	(6)
	7/20/2009	(5)					71,667	10.22	612,029	(6)
	8/5/2009	(7)					150,000	15.00	997,020

Boon Chye Ooi			8,438	343,575	773,044
	1/15/2009	(4)					175,000	8.12	795,008
	1/15/2009	(8)				175,000		8.12	795,008
	7/20/2009	(9)					175,000	8.12	1,850,672	(6)

Patricia H. McCall			7,608	122,800	276,300
	3/3/2009	(4)					50,000	10.00	160,885
	7/20/2009	(9)					32,000	10.22	271,896	(6)
	8/5/2009	(7)					50,000	15.00	332,340

Bian-Ee Tan			9,562	382,474	860,566

Fariba Danesh			10,306	273,863	616,191
	3/3/2009	(4)					50,000	10.00	160,885
	7/20/2009	(5)					80,000	6.48	731,013	(6)
	7/20/2009	(5)					52,500	10.22	597,793	(6)
	8/5/2009	(7)					50,000	15.00	332,340
	9/18/09	(10)					35,000	10.22	209,941

(1)

Threshold amount for Mr. Hock E. Tan is 12.5% of his target bonus amount, calculated based on the achievement of a single corporate goal at 50% of the target for such goal and using the minimum individual performance factor. Threshold amount for each of Messrs. Bettinger and Ooi is 2.50% of his target bonus amount, for Mr. Ingram and Ms. McCall is 6.25% of his and her target bonus amounts, and for Ms. Danesh was 4.18% of her target bonus amount, in each case, calculated based on the achievement of a single divisional goal at 50% of the target for such goal and using the minimum individual performance factor. Maximum bonus payable is 225% of the target bonus amount, which assumes maximum (150%) performance for each corporate and divisional goal and uses the maximum individual performance factor (150%). The target bonus amount can also be calculated by multiplying the base salary of each named executive officer times the participation rate of such executive as set forth in the “Annual Cash Incentive Program—Summary Bonus Table” above. For example, Mr. Ingram’s target amount of $250,950 can be calculated by multiplying 75% times his base salary of $334,600, and his minimum amount can be calculated by multiplying 6.25% times his target amount.

(2)	Mr. Hock E. Tan’s target bonus participation rate for Fiscal Year 2009 was 120%. Messrs. Bettinger, Ingram, Ooi, Bian-Ee Tan and Ms. Danesh’s target bonus participation rate is 75% of base salary and Ms. McCall’s target bonus participation rate is 40% of base salary.
(3)	The grant date fair value of these options was determined in accordance with ASC Topic 718. Please see Note 10 to the Consolidated Financial Statements included in our Annual Report for the valuation assumptions used in determining such amounts.
(4)	Options vest at the rate of 20% of the shares subject thereto on each anniversary of the date of grant subject to the executive’s continued employment with Avago.
(5)	Represents the date the vesting schedule of this option award was materially modified to remove the operating income targets and extend the vesting period. The amended options will vest two years after the date such options could first have vested had the performance targets for such options been achieved, provided that the individual remains employed by us through the applicable vesting date.
(6)	Represents incremental fair value of the amendment on July 20, 2009 of performance-based options held by the executive, calculated in accordance with ASC Topic 718. Please see Note 10 to the Consolidated Financial Statements included in our Annual Report for the valuation assumptions used in determining the incremental fair value.
(7)	Options vest at the rate of 50% of the shares subject thereto on each of the third and fourth anniversaries of the date of grant subject to the executive’s continued employment with Avago.
(8)	Options vest at a rate of 20% per year on each anniversary of the date of grant subject to the executive’s continued employment with Avago and the attainment of specified financial targets. If the specified financial targets are not met, the options will vest two years after the date such options could first have vested had the specified financial targets for such options been achieved, subject to earlier Catch-Up Vesting.
(9)	Represents the date the vesting schedule of this option award was materially modified to provide that if performance targets for a particular year are not met the options will vest two years after the date the options could first have vested had the performance targets for such options been achieved, subject to any earlier Catch-Up Vesting, provided that the individual remains employed by us through the applicable vesting date.
(10)	Ms. Danesh’s employment with us terminated effective September 18, 2009. Represents the incremental fair value of the acceleration on September 18, 2009 of options held by Ms. Danesh, in accordance with the terms of her employment agreement, calculated in accordance with ASC Topic 718. Please see Note 10 to the Consolidated Financial Statements included in our Annual Report for the valuation assumptions used in determining the incremental fair value.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth grants of stock options outstanding on November 1, 2009, the last day of Fiscal Year 2009, to each of our NEOs.

	Option Awards
Name (a)	Vesting Reference Date		Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Hock E. Tan	12/1/2005	(1)	1,214,102	940,000		5.00	4/12/2016
	3/3/2009	(2)		300,000		10.00	3/2/2019
	8/5/2009	(3)		300,000		15.00	8/4/2019

Douglas R. Bettinger	8/4/2008	(4)	60,000	240,000		10.68	8/3/2018
	8/5/2009	(3)		50,000		15.00	8/4/2019

Bryan T. Ingram	12/1/2005		50,151			1.25	1/23/2015
	12/1/2005	(5)	154,998	103,336		5.00	11/30/2015
	12/1/2005	(6)	37,500	25,000		5.00	4/23/2016
	11/1/2007	(7)	53,748	125,418		10.22	10/31/2017
	3/3/2009	(2)		60,000		10.00	3/2/2019
	8/5/2009	(3)		150,000		15.00	8/4/2019

Boon Chye Ooi	1/15/2009	(8)		175,000	175,000	8.12	1/14/2019

Patricia H. McCall	3/23/2007	(8)	32,000	24,000	24,000	10.22	6/4/2017
	2/22/2008	(8)	4,000	8,000	8,000	10.22	2/21/2018
	3/3/2009	(2)		50,000		10.00	3/2/2019
	8/5/2009	(3)		50,000		15.00	8/4/2019

Fariba Danesh(9)	6/16/2006		195,000			6.48	12/19/2009
	11/1/2007		70,000			10.22	12/19/2009

(1)	Options to purchase 185,000 shares will vest on each of the fourth and fifth anniversaries of the Vesting Reference Date and options to purchase 285,000 shares will vest on each of the sixth and seventh anniversaries of the Vesting Reference Date, in each case, subject to Mr. Tan’s continued employment with Avago.
(2)	Options vest at the rate of 20% of the shares subject thereto on each anniversary of the Vesting Reference Date subject to the executive’s continued employment with Avago.
(3)	Options vest at the rate of 50% of the shares subject thereto on each of the third and fourth anniversaries of the Vesting Reference Date subject to the executive’s continued employment with Avago.
(4)	Options to purchase 30,000 shares vest on the second, third, sixth and seventh anniversaries of the Vesting Reference Date and options to purchase 60,000 shares vest on the fourth and fifth anniversaries of the Vesting Reference Date subject to Mr. Bettinger’s continued employment with Avago.
(5)	Options to purchase 25,834 shares vest on the fourth, fifth, sixth and seventh anniversaries of the Vesting Reference Date subject to Mr. Ingram’s continued employment.
(6)	Options to purchase 6,250 shares vest on the fourth, fifth, sixth and seventh anniversaries of the Vesting Reference Date subject to Mr. Ingram’s continued employment.
(7)	Options to purchase 17,916 shares vest on the third, sixth and seventh anniversaries of the Vesting Reference Date and options to purchase 35,832 shares vest on the fourth and fifth anniversaries of the Vesting Reference Date, in each case, subject to Mr. Ingram’s continued employment.
(8)	Options vest 50% based upon the passage of time and the optionee’s continued employment with Avago and 50% based upon achieving specified financial targets, in each case, at a rate of 20% per year over five years on each anniversary of the Vesting Reference Date. Performance-based options that do not vest if performance targets for a particular year are not met will vest two years after the date such options could first have vested had the performance targets for such options been achieved, subject to any earlier Catch-Up Vesting.
(9)	Ms. Danesh’s employment with us terminated effective September 18, 2009. Under Ms. Danesh’s separation agreement, December 19, 2009 was the last day of her 90-day post-termination exercise period.

On July 20, 2009, the Compensation Committee approved the amendment of the performance-based options held by Mr. Hock Tan, Mr. Bettinger, Mr. Ingram and Ms. Danesh to remove the performance targets and extend the vesting schedule. See “Compensation Discussion and Analysis—Equity Incentive Compensation” above for more information.

Option Exercises in Fiscal Year 2009

The following table shows information regarding the exercise of options to purchase our ordinary shares during the year ending November 1, 2009. Our NEOs do not hold unvested stock awards.

	Option Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)
Name (a)
Hock E. Tan(1)	195,898	1,958,980
Bryan T. Ingram(2)	16,515	227,081
Bian-Ee Tan(3)	1,080,000	1,900,800

(1)	Represents options exercised in connection with our IPO. Value realized on exercise is calculated based on an exercise price per share of $5.00 and a market price per share at exercise of $15.00, the IPO price at which the shares were sold.
(2)	Represents options exercised in connection with our IPO. Value realized on exercise is calculated based on an exercise price per share of $1.25 and a market price per share at exercise of $15.00, the IPO price at which the shares were sold.
(3)	Represents options exercised in connection with Mr. Bian-Ee Tan’s termination of employment, in a cashless exercise. Value realized on exercise is calculated based on an exercise price of $5.00 per share and a market price per share at exercise of $6.76, which was the then fair market value of the shares as determined by the Board. 505,618 ordinary shares were withheld by us in satisfaction of the aggregate exercise price of the options.

2009 Non-Qualified Deferred Compensation

The following table sets forth information regarding contributions and earnings under the Avago Technologies U.S. Inc. Deferred Compensation Plan during Fiscal Year 2009.

Name(a)	Registrant Contributions in Fiscal Year 2009 ($)(1) (c)	Aggregate Earnings in Fiscal Year 2009 ($)(2) (d)	Aggregate Withdrawals / Distribution ($) (e)	Aggregate Balance at November 1, 2009 ($) (f)
Douglas R. Bettinger	12,918	3,137	0	16,055
Bryan T. Ingram	0	2,037	0	13,801
Patricia H. McCall	5,712	3,742	0	27,460

(1)	The Avago Technologies U.S. Inc. Deferred Compensation Plan is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary, commissions and/or bonuses in a manner similar to the way in which the Avago Technologies U.S. Inc. 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. In addition, we may make discretionary contributions to participant accounts. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of our management employees who have an annual base salary plus targeted commissions of at least $175,000, which group includes each of our U.S. based NEOs.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds elected by a participant. Currently, the measurement funds consist of the following: Fidelity Retirement Government Money Market Portfolio, PIMCO Total Return Fund Institutional Class, Mainstay ICAP Equity Fund—Class I, Goldman Sachs Small Cap Value Fund Institutional Class, MainStay Large Cap Growth Fund—Class I, Spartan® U.S. Equity Index Fund Investor Class, Fidelity Contrafund®, Wells Fargo Advantage Discovery Fund—Institutional, Templeton Foreign Fund Class A, Fidelity Freedom Funds®, Fidelity Freedom Income Fund®, Fidelity Freedom 2000 Fund®, Fidelity Freedom 2005 Fund®, Fidelity Freedom 2010 Fund®, Fidelity Freedom 2015 Fund®, Fidelity Freedom 2020 Fund®, Fidelity Freedom 2025 Fund®, Fidelity Freedom 2030 Fund®, Fidelity Freedom 2035 Fund®, Fidelity Freedom 2040 Fund®, Fidelity Freedom 2045 Fund® and Fidelity Freedom 2050 Fund®.

Distributions are made in accordance with elections filed by participants at the time of their initial deferrals and distributions occur in a lump sum upon death or total disability and in a lump sum or installments upon a participant’s separation of service. Distributions are also made in the event of a change in control of our Company.

(2)	Amounts reflected are not included in the “Fiscal Year 2009 Summary Compensation Table” because the earnings and losses are not “above-market.” These amounts include dividends, interest and change in market value.

Employment, Severance and Change of Control Agreements with Named Executive Officers

Hock E. Tan

We entered into an offer letter with Hock E. Tan on March 28, 2006 which was amended and restated in on July 17, 2009. Mr. Tan’s offer letter provides that Mr. Tan will be our President and Chief Executive Officer commencing March 31, 2006 and that he will be a member of our Board. Mr. Tan’s offer letter entitles him to a base salary of $625,000 per year with a target bonus opportunity of 120% of his base salary. Mr. Tan’s offer letter also provides for the grant of an option to purchase 950,000 ordinary shares with 225,000 shares subject to the option vesting 20% per year based upon Mr. Tan’s continued employment and 725,000 shares subject to the option vesting 20% per year based upon us attaining specified performance targets. In accordance with his offer letter, Mr. Tan purchased $2 million in ordinary shares and was granted additional non-qualified options to purchase 1,400,000 ordinary shares. Mr. Tan’s offer letter agreement provides that he will be eligible to participate in all employee benefit plans made available to executive officers, is entitled to enter into an indemnification agreement and must enter into our standard agreement regarding confidential information and proprietary developments. Mr. Tan’s offer letter agreement entitled him to the payment of a relocation bonus in the amount of one month’s base salary which was paid in a single lump sum following his commencement of employment.

Mr. Tan’s offer letter provides Mr. Tan with severance in the event of the termination of his employment without cause, because of death or disability or a resignation by him for good reason, provided that, in each case, Mr. Tan executes and does not revoke a general release of all claims against us and our affiliates within 60 days following his termination of employment. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within the three months prior to or the 12 months following a change in control, we must provide Mr. Tan with (a) continued salary payments for 24 months following his termination or resignation, (b) an amount equal to 200% of the lesser of Mr. Tan’s prior year’s bonus or target bonus, in both (a) and (b), payable in 24 monthly installments, and (c) 12 months accelerated vesting for those options held by Mr. Tan which would otherwise vest based upon the passage of time and his continued employment. If the termination of employment without cause or resignation for good reason takes place more than three months prior to or more than 12 months following a change in control, Mr. Tan is entitled to (a) continued salary payments for 12 months following his termination or resignation and (b) an amount equal to the lesser of his prior year’s bonus or target bonus, in both (a) and (b), payable in 12 monthly installments.

Douglas R. Bettinger

We entered into an offer letter with Douglas R. Bettinger on July 4, 2008. Mr. Bettinger’s offer letter provides that Mr. Bettinger will be our Senior Vice President and Chief Financial Officer. Mr. Bettinger’s offer letter entitles him to a base salary of $350,000 per year and a target bonus opportunity of 75% of his base salary. Mr. Bettinger’s offer letter also provides for the grant of an option to purchase 300,000 of our ordinary shares with 150,000 of the shares subject to the option vesting at a rate of 20% per year based upon Mr. Bettinger’s continued employment and 150,000 of the shares subject to the option vesting at a rate of 20% per year based upon us attaining specified performance targets and Mr. Bettinger’s continued employment. Mr. Bettinger’s offer letter agreement provides that he will be eligible to participate in all employee benefit plans made available to executive officers, is entitled to enter into an indemnification agreement and must enter into the standard agreement regarding confidential information and proprietary developments.

Mr. Bettinger’s offer letter provides him with severance in the event of the termination of his employment without cause, because of death or disability or a resignation by him for good reason, provided that, in each case, Mr. Bettinger executes and does not revoke a general release of all claims against us and our affiliates within 60 days of any such termination. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within 12 months following a change in control, we must provide Mr. Bettinger with (a) 12 months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to 100% of the lesser of Mr. Bettinger’s prior year’s bonus or target bonus payable in 12 monthly installments commencing on the sixtieth day following his separation from us, (c) 12 months accelerated vesting for those options held by Mr. Bettinger which would otherwise vest based upon the passage of time and his continued employment, and (d) the payment of continued health, dental and vision insurance premiums for Mr. Bettinger and any covered dependents for 12 months, or, if earlier, until Mr. Bettinger is covered under similar plans of a new employer. If Mr. Bettinger’s termination of employment without cause, because of death or disability or a resignation for good reason takes place prior to or more than 12 months following a change in control, Mr. Bettinger is entitled to (a) nine months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to the lesser of 50% of his prior year’s bonus or target bonus payable in nine monthly installments commencing on the sixtieth day following his separation from us, and (c) the payment of continued health, dental and vision insurance premiums for Mr. Bettinger and any covered dependents for six months, or, if earlier, until Mr. Bettinger is covered under similar plans of a new employer.

Bryan T. Ingram

Avago Technologies U.S. Inc., our wholly owned subsidiary, entered into an employment agreement with Bryan T. Ingram on October 30, 2007, effective as of November 1, 2007, which was amended and restated on July 17, 2009. Mr. Ingram’s employment agreement provides that Mr. Ingram will be our Senior Vice President and General Manager, Wireless Semiconductor Division. Mr. Ingram’s employment agreement entitles him to a base salary of $334,608 per year (as adjusted from time to time) with a target bonus opportunity of 75% of his base salary. Mr. Ingram’s employment agreement provides that he will be eligible for equity incentive awards and to participate in all employee benefit plans made available to similarly situated employees.

Mr. Ingram’s employment agreement provides that in the event of the termination of his employment with us by us without cause, his death or disability, or a resignation by him for good reason prior to November 1, 2009, we must provide him with 12 months continued salary payments following such termination or resignation, and the accelerated vesting of options to purchase ordinary shares held by Mr. Ingram which would otherwise have vested had he continued his employment with us through November 1, 2009. These severance benefits under Mr. Ingram’s employment agreement expired on November 1, 2009. If Mr. Ingram’s employment is terminated by us without cause, because of his death or disability, or he resigns for good reason after November 1, 2009 and within the three months prior to or 12 months following a change in control, Mr. Ingram is entitled to (a) 12 months continued salary payments, (b) an amount equal to the lesser of his prior year’s bonus or target bonus for the fiscal year in which the termination occurs, and (c) 12 months of accelerated vesting for those options to purchase ordinary shares held by Mr. Ingram which would otherwise vest based solely upon the passage of time and his continued employment. Under the employment agreement, Mr. Ingram must execute, and not revoke, a general release of all claims against us and our affiliates within 60 days of his termination of employment, and any continued salary payments are subject to Mr. Ingram continuing to abide by the noncompetition and nonsolicitation provisions of his employment agreement.

Boon Chye Ooi

We entered into an offer letter with Boon Chye Ooi on December 10, 2008, effective as of January 5, 2009. Mr. Ooi’s offer letter provides that Mr. Ooi will be our Senior Vice President of Operations. Mr. Ooi’s employment agreement entitles him to a base salary of $450,000 per year and a target bonus opportunity of 75% of his base salary. Mr. Ooi’s employment agreement also provides for the grant of an option to purchase 350,000 of our ordinary shares, with 175,000 of the shares subject to the option vesting at a rate of 20% per year based upon Mr. Ooi’s continued employment and 175,000 of the shares subject to the option vesting at a rate of 20% per year based upon us attaining specified performance targets and Mr. Ooi’s continued employment. In addition, Mr. Ooi’s employment agreement provides him with a one-time relocation payment of $200,000 to assist with his relocation to Singapore; a temporary housing allowance of $7,000 Singapore dollars (approximately US$4,943, converted from Singapore Dollars using the Accounting Rate for October 2009 of 1.4161 Singapore Dollars per U.S. Dollar) per month for 12 months; two, one-way business class airfares, once per calendar year, for home leave; assistance with preparation of taxation returns and tax-equalization payment. Mr. Ooi’s employment agreement provides that he will be eligible to participate in all employee benefit plans made available to executive officers in Singapore, is entitled to enter into an indemnification agreement and he must enter into the standard agreement regarding confidential information and proprietary developments.

Mr. Ooi’s offer letter provides him with severance in the event of the termination of his employment without cause, because of death or disability or a resignation by his for good reason, provided that, in each case, Mr. Ooi executes and does not revoke a general release of all claims against us and our affiliates within 60 days of any such termination. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within 12 months following a change in control, we must provide Mr. Ooi with (a) 12 months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to 100% of the lesser of Mr. Ooi’s prior year’s bonus or target bonus payable in 12 monthly installments commencing on the sixtieth day following his separation from us, (c) 12 months accelerated vesting for those options held by Mr. Ooi which would otherwise vest based upon the passage of time and his continued employment, and (d) the payment of continued health, dental and vision insurance premiums for Mr. Ooi and any covered dependents for 12 months, or, if earlier, until Mr. Ooi is covered under similar plans of a new employer. If Mr. Ooi’s termination of employment without cause or resignation for good reason takes place prior to or more than 12 months following a change in control, Mr. Ooi is entitled to (a) six months of continued salary payments commencing on the sixtieth day following his separation from us, (b) an amount equal to the lesser of 50% of his prior year’s bonus or target bonus payable in six monthly installments commencing on the sixtieth day following his separation from us, and (c) the payment of continued health, dental and vision insurance premiums for Mr. Ooi and any covered dependents for six months, or, if earlier, until Mr. Ooi is covered under similar plans of a new employer.

Patricia H. McCall

We entered into an offer letter with Patricia H. McCall on March 20, 2007. Ms. McCall’s offer letter provides that Ms. McCall will be our Vice President and General Counsel. Ms. McCall’s offer letter entitles her to a base salary of $275,000 per year and a target bonus opportunity of 40% of her base salary. Ms. McCall’s offer letter also provides for the grant of an option to purchase 80,000 of our ordinary shares, with 40,000 of the shares subject to the option vesting at a rate of 20% per year based upon Ms. McCall’s continued employment and 40,000 of the shares subject to the option vesting at a rate of 20% per year based on us attaining specified performance targets and Ms. McCall’s continued employment. Ms. McCall’s offer letter agreement provides that she will be eligible to participate in all employee benefit plans made available to executive officers, is entitled to enter into an indemnification agreement and she must enter into the standard agreement regarding confidential information and proprietary developments.

We also entered into a Severance Benefit Agreement with Ms. McCall effective December 18, 2008. Ms. McCall’s Severance Benefit Agreement provides her with severance in the event of the termination of her employment without cause, because of death or disability or a resignation by her for good reason, provided that, in each case, Ms. McCall executes and does not revoke a general release of all claims against us and our affiliates within 60 days of any such termination. If the termination of employment without cause, because of death or disability or resignation for good reason takes place within 12 months following a change in control, we must provide Ms. McCall with (a) 12 months of continued salary payments commencing on the sixtieth day following her separation from us, (b) an amount equal to 100% of the lesser of Ms. McCall’s prior year’s bonus or target bonus payable in 12 monthly installments commencing on the sixtieth day following her separation from us, (c) 12 months accelerated vesting for those options held by Ms. McCall which would otherwise vest based upon the passage of time and her continued employment, and (d) the payment of continued health, dental and vision insurance premiums for Ms. McCall and any covered dependents for 12 months, or, if earlier, until Ms. McCall is covered under similar plans of a new employer. If Ms. McCall’s termination of employment without cause, because of death or disability or a resignation for good reason takes place prior to or more than 12 months following a change in control, Ms. McCall is entitled to (a) nine months of continued salary payments commencing on the sixtieth day following her separation from us, (b) an amount equal to the lesser of 50% of her prior year’s bonus or target bonus payable in nine monthly installments commencing on the sixtieth day following her separation from us, and (c) the payment of continued health, dental and vision insurance premiums for Ms. McCall and any covered dependents for six months, or, if earlier, until Ms. McCall is covered under similar plans of a new employer.

Bian-Ee Tan

In November 2005, in anticipation of the SPG Acquisition, Avago Technologies (Malaysia) Sdn. Bhd. entered into an employment agreement with Mr. Bian-Ee Tan typical of those entered into with other management employees who would be joining Avago. Mr. Tan’s annual base salary was set at approximately $371,597 (using the November 2, 2008 exchange ratio of 3.5295 Malaysian Ringgits per U.S. Dollar as reported by x-rates.com). The agreement gave either party the right to terminate employment on one month’s written notice or payment in lieu of notice. Benefits, tax and payroll conditions were determined at the close of the SPG

Acquisition. In October 2006, because he would otherwise have had to retire pursuant to Company practice, Mr. Tan’s employment was extended through December 2011 on the same terms and conditions.

On April 7, 2009, we entered into an Employment Separation Agreement with Mr. Tan. Pursuant to the agreement, we paid Mr. Tan an aggregate separation payment of $1,229,421 in exchange for a general release of all claims against us and our affiliates and his agreement to abide by the non-competition and non-solicitation provisions of the Employment Separation Agreement for the eighteen-month period commencing on December 31, 2008. In connection with his termination of employment, Mr. Tan exercised vested options to purchase 1,080,000 ordinary shares for an aggregate purchase price of $5,400,000 in a cashless exercise pursuant to which 574,382 ordinary shares were issued to Mr. Tan and 505,618 ordinary shares were withheld by us in satisfaction of the exercise price for such options. In addition, we exercised our call right to purchase ordinary shares held by Mr. Tan for $3,248,000, which represented the then fair market value of the shares as determined by our Board.

Fariba Danesh

Avago Technologies U.S. Inc., our wholly owned subsidiary, entered into an employment agreement with Fariba Danesh on October 30, 2007, effective as of November 1, 2007 which was amended and restated in July 2009. Ms. Danesh’s employment agreement provides that Ms. Danesh will be Avago’s Senior Vice President and General Manager, Fiber Optics Products Division. Ms. Danesh’s employment agreement entitles her to a base salary of $364,164 per year (as adjusted from time to time) with a target bonus opportunity of 75% of her base salary. Ms. Danesh’s employment agreement provides that she will be eligible for equity incentive awards and to participate in all employee benefit plans made available to similarly situated employees.

Ms. Danesh’s employment agreement provided that in the event of the termination of her employment with Avago by Avago without cause, her death or disability, or a resignation by her for good reason prior to November 1, 2009, we must provide her with 12 months continued salary payments following such termination or resignation, and the accelerated vesting of options to purchase ordinary shares held by Ms. Danesh which would otherwise have vested had she continued her employment with Avago through November 1, 2009. If Ms. Danesh’s employment is terminated by Avago without cause, because of her death or disability, or she resigns for good reason after November 1, 2009 and within the three months prior to or 12 months following our change in control, Ms. Danesh is entitled to (a) 12 months continued salary payments, (b) an amount equal to the lesser of her prior year’s bonus or target bonus for the fiscal year in which the termination occurs, and (c) 12 months of accelerated vesting for those options to purchase ordinary shares held by Ms. Danesh which would otherwise vest based solely upon the passage of time and her continued employment. Under the employment agreement, Ms. Danesh must execute, and not revoke, a general release of all claims against us and our affiliates within 60 days of her termination of employment, and any continued salary payments are subject to Ms. Danesh continuing to abide by the noncompetition and nonsolicitation provisions of her employment agreement.

On September 23, 2009, we entered into a Separation Agreement with Ms. Danesh. Pursuant to the Separation Agreement, we paid Ms. Danesh a separation payment of $567,271. In addition, we accelerated the vesting with respect to options to purchase 35,000 ordinary shares granted to Ms. Danesh in November 2007. The Separation Agreement also terminated Ms. Danesh’s Management Shareholders Agreement, permitted her to sell 10,451 co-investment shares, permits her to sell the minimum number of ordinary shares necessary to pay for the exercise price and withholding obligations associated with her share options and requires her to hold all other shares owned or received upon exercise of her options until at least February 2, 2010. The Separation Agreement included a full release of claims against us. Our obligations under the Separation Agreement are conditioned upon Ms. Danesh abiding by the non-solicitation provisions of the Separation Agreement and her Employment Agreement for the twelve months period commencing September 18, 2009.

Potential Severance Payments and Benefits Upon Certain Terminations

The following table reflects the potential payments and benefits to which the NEOs would be entitled under their agreements as described under “Termination-Based Compensation” above in the event of a termination of employment without cause, because of death or disability or a resignation with good reason taking place not in connection with a change in control. The amounts presented in the table assume a termination date of November 1, 2009 and that all eligibility requirements contemplated by the NEO’s respective agreements or our Company’s policies and practices, as applicable, were met.

	Cash Severance Base Salary ($)		Cash Severance Bonus ($)		Health Benefits Continuation Coverage ($)	Unexercisable Options that Vest (#)	Unexercisable Options that Vest ($)		Total ($)
Hock E. Tan	625,000		750,000		0	0	0		1,375,000
Douglas R. Bettinger	262,500		131,250		8,898	0	0		402,648
Bryan T. Ingram	334,608		0		0	0	0		334,608
Boon Chye Ooi(1)	225,000		168,750		699	0	0		394,449
Patricia H. McCall	230,250		60,861		978	0	0		292,089
Bian-Ee Tan	766,475	(2)	462,946	(3)	0	0	0		4,477,421	(3)
Fariba Danesh(4)	364,164		200,000		3,107	35,000	209,300	(5)	776,571

(1)	All amounts paid to Mr. Ooi upon any termination will be paid in Singapore Dollars, converted from U.S. Dollars, where applicable, using the Accounting Rate for the month in which such termination occurs.
(2)	Mr. Bian-Ee Tan terminated employment with us on December 31, 2008. Represents amount actually paid to Mr. Bian-Ee Tan pursuant to his Employment Separation Agreement. Termination benefits for senior executives in Malaysia are decided on a case by case basis.
(3)	Mr. Bian-Ee Tan terminated employment with us on December 31, 2008. Represents amount actually paid to Mr. Bian-Ee Tan pursuant to his Employment Separation Agreement. We also repurchased ordinary shares held by Mr. Tan for an aggregate of $3,248,000, which is included in the total, pursuant to our call right under the Management Shareholders Agreement we entered into with Mr. Tan. Mr. Tan was also permitted to exercise vested options to purchase 1,080,000 ordinary shares using a cashless exercise pursuant to which 574,382 ordinary shares were issued to Mr. Tan and 505,618 ordinary shares were withheld by us in satisfaction of the exercise price for such options.
(4)	Ms. Danesh’s employment with us terminated on September 18, 2009. Represents cash severance base salary and cash severance bonus actually paid to Ms. Danesh pursuant to her Separation Agreement.
(5)	Represents the difference between the exercise price of each unvested option that was accelerated and $16.20, the closing market value per ordinary share on September 18, 2009, the date of termination of Ms. Danesh’s employment with us.

Potential Severance Payments and Benefits Upon Certain Terminations in Connection with Change in Control

The following table reflects the potential payments and benefits to which the NEOs would be entitled under their employment agreements or our Company’s policies and practices as described under “Termination-Based Compensation” above in the event of a termination of employment without cause, because of death or disability or a resignation for good reason taking place in connection with a change in control. The amounts presented in the table assume a termination date of November 1, 2009 and that all eligibility requirements contemplated by the NEO’s respective agreements and our Company’s policies and practices, as applicable, were met.

	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)	Unexercisable Options that Vest (#)	Unexercisable Options that Vest ($)(1)	Total ($)
Hock E. Tan	1,250,000	1,500,000	0	245,000	2,150,000	4,900,000
Douglas R. Bettinger	350,000	262,500	17,796	30,000	129,600	759,896
Bryan T. Ingram	334,608	250,956	0	62,001	466,483	1,052,047
Boon Chye Ooi(2)	450,000	337,500	1,167	35,000	240,800	1,029,467
Patricia H. McCall	304,305	121,722	1,955	20,000	97,800	525,782

(1)	Represents the difference between the exercise price of each unvested option that is accelerated and $15.00, the closing market value per ordinary share as of October 30, 2009.
(2)	All amounts paid to Mr. Ooi upon any termination will be paid in Singapore Dollars, converted from U.S. Dollars, where applicable, using the Accounting Rate for the month in which such termination occurs.

Management Shareholders Agreement

Each participant in the Executive Plan, including each executive officer, as well as certain participants in our Senior Management Plan, has entered into a Management Shareholders Agreement with us and our controlling shareholder, Bali Investments S.àr.l., in connection with the executive’s purchase of shares pursuant to the Executive Plan. Each Management Shareholders Agreement provides the Company with certain rights that effectively restrict the transfer of ordinary shares until a change of control transaction or the later of five years from the date of purchase, or in the case of shares acquired upon the exercise of options, the date of grant of such options, absent Bali Investments’ and our prior written consent. The restrictive rights provided to us by these agreements include a right of first refusal whereby we may purchase any shares offered to a third-party, a call right whereby we may repurchase shares upon a termination of employment or upon certain other events and a bring along right whereby Bali Investments S.àr.l. can require participants to sell shares along side Bali Investments. Each executive holds a put right whereby the executive can require us to repurchase shares upon the executive’s death or permanent disability, a tag-along right whereby each executive may require Bali Investments S.àr.l. or its successor to allow the executive to sell along side Bali Investments in certain sales, and “piggyback” registration rights allowing the executive to sell along side Bali Investments in a public offering. By operation of Singapore law, as a result of the completion of our IPO, we are no longer permitted to repurchase our shares in selective off-market transactions. As such, the right of first refusal, call right and put right referred to above are no longer effective.

Equity Compensation Plan Information

We have four equity compensation plans that have been approved by our shareholders: the Executive Plan, the Senior Management Plan (together, the “Prior Plans”), the 2009 Plan and the Avago Technologies Limited Employee Share Purchase Plan (“ESPP”). Upon the conclusion of our IPO, we ceased to make grants under the Prior Plans. As of February 22, 2010, the ESPP, although approved by the Board and shareholders, has not been implemented.

The following table sets forth the number and weighted-average exercise price of ordinary shares to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at November 1, 2009.

Plan Category	Number of Ordinary Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	23,524,763	$8.685	20,051,868	(1)
Equity compensation plans not approved by shareholders	—		—
Total	23,524,763		20,051,868	(1)

(1)	Reflects ordinary shares available for grant under the 2009 Plan, including ordinary shares subject to outstanding awards under the Prior Plans that are cancelled, forfeited or lapse unexercised, which shares become available for future issuance under the 2009 Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for determining executive base compensation and incentive compensation and approving the terms of stock option grants pursuant to our equity incentive plans. The Compensation Committee has the full authority to determine and approve the compensation of our chief executive officer in light of relevant corporate performance goals and objectives. We rely on the “controlled company” exemption from the requirement of having a fully independent Compensation Committee pursuant to the Nasdaq Stock Market rules. The Compensation Committee is currently comprised of Messrs. Davidson, Greene and Macleod.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this Proxy Statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

2.	Based upon such review and the related discussions referenced above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Avago’s Proxy Statement for the 2010 Annual General Meeting of Shareholders.

Submitted by the Compensation Committee of the Board of Directors:

James A. Davidson, Compensation Committee Member

James H. Greene, Jr., Compensation Committee Member

Donald Macleod, Compensation Committee Member

January 11, 2010

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for assisting the Board with its oversight responsibilities regarding the following:

•	the quality and integrity of the Company’s financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm;

•	the Company’s compliance with legal and regulatory requirements; and

•	related party transactions.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for Fiscal Year 2009 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. All audit and non-audit services performed by our independent registered public accounting firm during Fiscal Year 2009 were pre-approved by our Audit Committee in accordance with established procedures.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2009, which was filed with the SEC on December 15, 2009.

The Audit Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2010.

Submitted by the Audit Committee of the Board of Directors:

Justine F. Lien, Audit Committee Chairperson

James V. Diller, Audit Committee Member

Donald Macleod, Audit Committee Member

January 11, 2010

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the beneficial ownership of our ordinary shares at February 10, 2010 for:

•	each named executive officer;

•	each of our directors;

•	each person known to us to be the beneficial owner of more than 5% of our ordinary shares; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all ordinary shares that they beneficially own, subject to applicable community property laws.

Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of February 10, 2010 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

In the table below, percentage ownership is based on 237,534,365 ordinary shares outstanding as of February 10, 2010.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)
	Number of Shares	Percent
5% Shareholders:
Bali Investments S.àr.l(2)	130,784,016	55.1%
59 rue de Rollingergrund
L2440 Luxembourg

Funds affiliated with KKR(3)	130,784,016	55.1%
Suite 500, 603 – 7th Avenue S.W.
Calgary, Canada

Funds affiliated with Silver Lake(4)	130,784,016	55.1%
Ugland House, PO Box 309
South Church Street, George Town
Grand Cayman, Cayman Islands

FMR LLC(5)	27,232,700	11.5%
82 Devonshire Street
Boston, MA 02109

Seletar Investments Pte Ltd(6)	17,103,860	7.2%
60B Orchard Road
#06-18, Tower 2
The Atrium @ Orchard
Singapore 238891

Geyser Investment Pte. Ltd.(7)	11,402,572	4.8%
c/o GIC
168 Robinson Road
#37-01 Capital Tower
Singapore 068912

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)
	Number of Shares	Percent
Directors and Named Executive Officers:
Hock E. Tan(8)	1,733,154	*
Douglas R. Bettinger(9)	67,565	*
Bryan T. Ingram(10)	325,481	*
Boon Chye Ooi(11)	30,342	*
Patricia H. McCall(12)	56,000	*
Bian-Ee Tan(13)	433,337	*
Fariba Danesh(14)	10,451	*
Adam H. Clammer(15)	40,000	*
James A. Davidson(16)	130,824,016	55.1%
James V. Diller(17)	190,000	*
James H. Greene, Jr.(18)	40,000	*
Kenneth Y. Hao(19)	130,824,016	55.1%
John R. Joyce(20)	130,824,016	55.1%
David Kerko(21)	20,000	*
Justine F. Lien(22)	10,000	*
Donald Macleod(23)	20,000	*
Bock Seng Tan(24)	40,000	*
All 17 directors and executive officers as a group(25)	133,920,346	55.9%

*	Represents beneficial ownership of less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Bali Investments S.àr.l. (“Bali”) is a Luxembourg corporation, the shareholders of which include investment entities affiliated with KKR (such entities, as more specifically defined below, the KKR Entities) and investment funds affiliated with Silver Lake (such funds, as more specifically defined below, the Silver Lake Funds). Messrs. Adam H. Clammer, James A. Davidson, Kenneth Y. Hao, John R. Joyce and William J. Janetschek and Dr. Wolfgang Zettel, in their capacities as directors of Bali, may be deemed to have shared voting or dispositive power over these shares. Each of them, however, disclaims this beneficial ownership.

(3)	Shares shown in the table above consist of 130,784,016 shares beneficially owned by Bali, over which the KKR Entities and Avago Investment Partners, Limited Partnership, or AIP, may be deemed, as a result of their ownership of Bali’s outstanding shares, to have shared voting or dispositive power. The KKR Entities disclaim this beneficial ownership except for the shares that are deemed to be held indirectly by the KKR Entities in which such funds have a pecuniary interest, which consist of their 46.4% ownership of Bali, which is equivalent to an indirect ownership of 60,654,385 ordinary shares of Avago. AIP owns approximately 7.0% of Bali.

KKR Millennium Fund (Overseas), Limited Partnership, or Millennium Fund, as a shareholder of Bali, may be deemed to indirectly own 13,468,505 ordinary shares of Avago. KKR Associates Millennium (Overseas), Limited Partnership is the sole general partner of Millennium Fund. KKR Millennium Limited is the sole general partner of KKR Associates Millennium (Overseas), Limited Partnership. KKR Associates Millennium (Overseas), Limited Partnership and KKR Millennium Limited disclaim beneficial ownership of the ordinary shares indirectly owned by Millennium Fund.

KKR European Fund, Limited Partnership, or European Fund, as a shareholder of Bali, may be deemed to indirectly own 26,817,599 ordinary shares of Avago. KKR Associates Europe, Limited Partnership is the sole general partner of European Fund. KKR Europe Limited is the sole general partner of KKR Associates Europe, Limited Partnership. KKR Associates Europe, Limited Partnership and KKR Europe Limited disclaim beneficial ownership of the ordinary shares indirectly owned by European Fund.

KKR European Fund II, Limited Partnership, or European Fund II, as a shareholder of Bali, may be deemed to indirectly own 17,986,998 ordinary shares of Avago. KKR Associates Europe II, Limited Partnership is the sole general partner of European Fund II. KKR Europe II Limited is the sole general partner of KKR Associates Europe II, Limited Partnership. KKR Associates Europe II, Limited Partnership and KKR Europe II Limited disclaim beneficial ownership of the ordinary shares indirectly owned by European Fund II.

AIP, as a shareholder of Bali, may be deemed to indirectly own 9,182,364 ordinary shares of Avago. Avago Investment G.P., Limited is the sole general partner of AIP. KKR Millennium GP LLC is a member of Avago Investment G.P., Limited. Avago Investment G.P., Limited and KKR Millennium GP LLC disclaim beneficial ownership of the ordinary shares indirectly owned by AIP.

Each of KKR Fund Holdings L.P., or KKR Fund Holdings (as the sole shareholder of KKR Millennium Limited, KKR Europe Limited and KKR Europe II Limited and the designated member of KKR Millennium GP LLC); KKR Fund Holdings GP Limited, or KKR Fund Holdings GP (as a general partner of KKR Fund Holdings); KKR Group Holdings L.P., or KKR Group Holdings (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings); KKR Group Limited, or KKR Group (as the general partner of KKR Group Holdings); KKR & Co. L.P., or KKR & Co. (as the sole shareholder of KKR Group); and KKR Management LLC (as the general partner of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by Millennium Fund, European Fund and European Fund II.

KKR Partners (International), Limited Partnership, or KKR Partners, as a shareholder of Bali, may be deemed to indirectly own 2,381,283 ordinary shares of Avago. KKR 1996 Overseas, Limited is the sole general partner of KKR Partners, but disclaims beneficial ownership of the ordinary shares indirectly owned by KKR Partners.

As the designated members of KKR Management LLC, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by Millennium Fund, European Fund and European Fund II but disclaim beneficial ownership of such securities. As directors of KKR 1996 Overseas, Limited, Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Reinhard Gorenflos, Joseph Y. Bae, Brian F. Carroll, Scott C. Nuttal and William J. Janetschek may be deemed to be the beneficial owner of the securities held by KKR Partners but disclaim beneficial ownership of such securities. The entities named in this note (3) excluding AIP are sometimes referred to as the KKR Entities. Adam H. Clammer, James H. Greene Jr. and David Kerko are members of our Board and are executives of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. The address of the KKR Entities (other than Millennium Fund, European Fund, European Fund II and KKR Partners) and the individuals named in this footnote (3) is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019. The address of AIP is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

The above referenced shares are indirectly owned through the KKR Entities’ and AIP’s investments in Bali, which directly holds shares in Avago.

(4)	The 130,784,016 shares shown in the table above are directly held and beneficially owned by Bali. Silver Lake Partners II Cayman, L.P., or SLP II Cayman, and Silver Lake Technology Investors II Cayman, L.P., or SLTI II Cayman, together own approximately 45.6% of Bali’s outstanding shares and AIP (as defined in Footnote (3) above) owns approximately 7.0% of Bali’s outstanding shares. For ease of reference, SLP II Cayman and SLTI II Cayman are collectively referred to as the “Silver Lake Funds” in this footnote.

By virtue of their 52.6% stake in Bali, the Silver Lake Funds and AIP may be deemed to have shared voting or dispositive power over the 130,784,016 shares held by Bali. The Silver Lake Funds, however, disclaim this beneficial ownership, except for the 59,632,134 ordinary shares (or 45.6% of the 130,784,016 shares) that are deemed to be held indirectly by them and in which they have a pecuniary interest. Of these 59,632,134 shares, 59,463,087 shares are attributable to SLP II Cayman, and the other 169,047 shares are attributable to SLTI II Cayman.

Silver Lake Technology Associates II Cayman, L.P., or SLTA II Cayman, is the general partner of SLP II Cayman. Silver Lake (Offshore) AIV GP II, Ltd. is (a) the general partner of each of SLTA II Cayman and SLTI II Cayman and (b) a member of Avago Investment G.P., Limited. Silver Lake (Offshore) AIV GP II, Ltd. disclaims beneficial ownership of the ordinary shares indirectly owned by the Silver Lake Funds and AIP, except to the extent of its pecuniary interest therein.

Messrs. James A. Davidson, Glenn H. Hutchins, David J. Roux, Alan K. Austin, John R. Joyce, Michael J. Bingle, Egon Durban, Greg Mondre and Kenneth Y. Hao serve as directors of Silver Lake (Offshore) AIV GP II, Ltd. They disclaim beneficial ownership of the ordinary shares indirectly owned by the Silver Lake Funds and AIP, except to the extent of their pecuniary interests therein.

(5)	Based solely on information reported by FMR LLC on the Schedule 13G/A filed with the SEC on February 10, 2010 and reporting ownership as of January 31, 2010. FMR LLC has sole voting power over 931,500 shares and sole dispositive power over 27,232,700 shares.

(6)	Seletar Investments Pte Ltd (“Seletar”) is directly wholly-owned by Temasek Capital (Private) Limited (“Temasek Capital”), which is wholly-owned by Temasek Holdings (Private) Limited (“Temasek”). Seletar, Temasek Capital and Temasek are Singapore companies. No individual has beneficial ownership over the 17,103,860 ordinary shares. Voting and investment decisions relating to these securities are made by the board of directors of Seletar, which is currently comprised of Mr. Syn Yi Ming and Ms. Michelle Git. The Seletar board of directors acts by majority vote and no board member may act individually to vote or sell these ordinary shares.

(7)	Geyser Investment Pte. Ltd. shares the power to vote and power to dispose of these securities with each of GIC Special Investments Pte. Ltd. and the Government of Singapore Investment Corporation Pte. Ltd., each of which is a Singapore private limited company. No individual has beneficial ownership over these securities. Voting and investment decisions relating to these securities are made by the GIC Special Investments Pte. Ltd. investment committee, which is currently comprised of eight members: Teh Kok Peng, Ng Kin Sze, Ang Eng Seng, Kunna Chinniah, Tay Lim Hock, Eugene Wong, John Tang and Mayukh Mitter. The investment committee acts by majority vote and no member may act individually to vote or sell these securities. Beneficial ownership is disclaimed by the investment committee and its members.

(8)	Shares shown in the table above include 1,459,102 shares that Mr. Hock E. Tan has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options. Includes 43,513 shares held by Robert M. Mitchell as Trustee for the Irrevocable Trust Agreement FBO J. Douglas Tan, dated January 31, 2003, 43,513 shares held by Robert M. Mitchell as Trustee for the Irrevocable Trust Agreement FBO J. Nicholas Tan, dated January 31, 2003, 43,513 shares held by Robert M. Mitchell as Trustee for the Irrevocable Trust Agreement FBO Y. Eva Tan, dated January 31, 2003 and 43,513 shares held by K. Lisa Yang as Trustee for the K. Lisa Yang and Hock E. Tan Dynasty Trust, dated June 17, 2004.

(9)	Shares shown in the table above include 60,000 shares that Mr. Bettinger has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options. Shares shown in the table above include 7,565 shares held by Douglas R. Bettinger as Trustee for the Bettinger Family Revocable Trust, dated June 6, 2007.

(10)	Shares shown in the table above consist of 325,481 shares that Mr. Ingram has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options.

(11)	Shares shown in the table above consist of 30,342 shares that Mr. Ooi has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options.

(12)	Shares shown in the table above consist of 56,000 shares that Ms. McCall has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options.

(13)	Mr. Bian-Ee Tan resigned from the Company in December 2008.

(14)	Ms. Danesh resigned from the Company in September 2009. Shares shown in the table above consist of 10,451 shares held by Fariba Danesh as Trustee for the Fariba Danesh Revocable Trust, dated June 28, 2001.

(15)	Mr. Clammer is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Shares shown in the table above consist of 40,000 shares that Mr. Clammer has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options.

(16)	As disclosed in footnote (4) above, Mr. Davidson is a director of Silver Lake (Offshore) AIV GP II, Ltd. Amounts disclosed for Mr. Davidson include shares beneficially owned by Bali Investments S.àr.l., over which the Silver Lake Funds and AIP may be deemed, as a result of their ownership of 52.6% of Bali’s outstanding shares, to have shared voting or dispositive power. Mr. Davidson disclaims beneficial ownership of any shares owned directly or indirectly by the Silver Lake Funds and AIP. See footnotes (2) and (4) above. Mr. Davidson also serves as a member of our Board. In April 2006, we granted Mr. Davidson an option to purchase up to 50,000 shares of our ordinary shares. The shares listed next to his name in the table above include the vested and exercisable portion of such option within 60 days of February 10, 2010.

(17)	Shares shown in the table above include 40,000 shares that Mr. Diller has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options. Mr. Diller, a member of our Board, became the Chairman of the Board upon the effectiveness of Mr. Chang’s resignation from the Board on February 2, 2010.

(18)	Mr. Greene is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Shares shown in the table above consist of 40,000 shares that Mr. Greene has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options.

(19)	As disclosed in footnote (4) above, Mr. Hao is a director of Silver Lake (Offshore) AIV GP II, Ltd. Amounts disclosed for Mr. Hao include shares beneficially owned by Bali Investments S.àr.l., over which the Silver Lake Funds and AIP may be deemed, as a result of their ownership of 52.6% of Bali’s outstanding shares, to have shared voting or dispositive power. Mr. Hao disclaims beneficial ownership of any shares owned directly or indirectly by the Silver Lake Funds and AIP. See footnotes (2) and (4) above. Mr. Hao also serves as a member of our Board. In April 2006, we granted Mr. Hao an option to purchase up to 50,000 shares of our ordinary shares. The shares listed next to his name in the table above include the vested and exercisable portion of such option within 60 days of February 10, 2010.

(20)	As disclosed in footnote (4) above, Mr. Joyce is a director of Silver Lake (Offshore) AIV GP II, Ltd. Amounts disclosed for Mr. Joyce include shares beneficially owned by Bali Investments S.àr.l., over which the Silver Lake Funds and AIP may be deemed, as a result of their ownership of 52.6% of Bali’s outstanding shares, to have shared voting or dispositive power. Mr. Joyce disclaims beneficial ownership of any shares owned directly or indirectly by the Silver Lake Funds and AIP. See footnotes (2) and (4) above. Mr. Joyce also serves as a member of our Board. In April 2006, we granted Mr. Joyce an option to purchase up to 50,000 shares of our ordinary shares. The shares listed next to his name in the table above include the vested and exercisable portion of such option within 60 days of February 10, 2010.

(21)	Mr. Kerko is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Shares shown in the table above consist of 20,000 shares that Mr. Kerko has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options.

(22)	Shares shown in the table above consist of 10,000 shares that Ms. Lien has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options.

(23)	Shares shown in the table above consist of 20,000 shares that Mr. Macleod has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options.

(24)	Shares shown in the table above include 10,000 shares that Mr. Tan has the right to acquire within 60 days after February 10, 2010 upon the exercise of share options.

(25)	Shares shown in the table above include 2,230,925 shares that directors and executive officers have the right to acquire within 60 days after February 10, 2010 upon the exercise of share options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation and other arrangements described above under “Director Compensation”, “Executive Compensation” and as set forth below, since November 2, 2008, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Second Amended and Restated Shareholder Agreement

The Equity Investors, invested approximately $1,300 million in our business as part of the SPG Acquisition. In connection with the closing of the SPG Acquisition, we entered into a shareholder agreement with the Equity Investors, other than members of management, who are party to separate agreements. In connection with our IPO, we and the Equity Investors amended and restated the shareholder agreement to delete or curtail provisions that became inoperative or unnecessary upon us becoming a public company. Set forth below is a description of the Second Amended and Restated Shareholder Agreement, referred to in this Proxy Statement as the Shareholder Agreement.

Board Composition. The Shareholder Agreement provides that, subject to election by our shareholders at each annual general meeting, certain of our shareholders have the right to designate director nominees to our Board as follows:

•

three designees of KKR for so long as KKR and its affiliates either continue to own, directly or indirectly, at least 24% of our outstanding ordinary shares or have not transferred any shares to an unaffiliated third-party, provided that KKR has the right to designate two directors for so long as KKR and its affiliates continue to own, directly or indirectly, at least 15% of our outstanding ordinary shares and one director for so long as KKR and its affiliates continue to own, directly or indirectly, at least 5% of our outstanding ordinary shares;

•

three designees of Silver Lake for so long as Silver Lake and its affiliates either continue to own, directly or indirectly, at least 24% of our outstanding ordinary shares or have not transferred any shares to an unaffiliated third-party, provided that Silver Lake has the right to designate two directors for so long as Silver Lake and its affiliates continue to own, directly or indirectly, at least 15% of our outstanding ordinary shares and one director for so long as Silver Lake and its affiliates continue to own, directly or indirectly, at least 5% of our outstanding ordinary shares;

•

one designee of Seletar, an affiliate of Temasek Capital (Private) Limited, so long as it either continues to own, directly or indirectly, 2.5% of our outstanding shares and has not sold any of its shares, or continues to own, directly or indirectly, 5% of our outstanding shares;

•	our Chief Executive Officer; and

•	three other directors mutually agreeable to KKR and Silver Lake, to which we refer collectively in this Proxy Statement as the Sponsors.

The number of other directors mutually agreeable to the Sponsors may be increased from time to time with the Sponsors’ prior approval, however the Sponsors may revoke such approval at any time and immediately remove the excess director from the Board.

Each of KKR, Silver Lake and Seletar has the right to remove and replace its director-designees at any time and for any reason and to fill any vacancies otherwise resulting in such director positions. If the number of directors that an Equity Investor is entitled to designate is reduced, any vacant seats on our Board will be filled by the Board acting in accordance with its nomination and governance procedures.

One designee of Geyser, so long as Geyser either continues to own, directly or indirectly, 2.5% of our outstanding shares and has not sold any of its shares, or continues to own, directly or indirectly, 5% of our outstanding shares, has the right to attend all meetings of the Board, and such designee will be provided with copies of all materials provided to the Board members.

Each of KKR and Silver Lake has the right to designate one member to each committee of the Board, so long as such Sponsor has the right to designate one or more director nominees to the Board and subject to compliance with applicable federal securities laws and the requirements of the U.S. exchange on which our ordinary shares are traded.

The rights with respect to Board composition described here will terminate upon a change in control transaction.

Sponsor Approval. The Shareholder Agreement provides that the following actions by us or any of our subsidiaries require approval of the Sponsors for so long as the Sponsors own 50% or more of our outstanding ordinary shares:

•	changing the size or composition of our Board;

•	entering into a change of control transaction;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $300 million;

•	incurring indebtedness in excess of $300 million;

•	filing for voluntary liquidation, dissolution, receivership, bankruptcy or similar insolvency proceeding;

•	entering into certain transactions with the Sponsors or any of their affiliates;

•	making material changes in the nature of the our business or our subsidiaries’ business; and

•	amending, waiving or otherwise modifying certain shareholder agreements.

The Sponsors previously consented to the Board’s appointment of Mr. Diller, Ms. Lien and Mr. Macleod to the Board. Ms. Lien resigned in January 2008 for personal reasons and rejoined the Board in June 2008.

Co-Investor Protections. The Shareholder Agreement provides that, other than actions specifically set forth therein, we will not take any action in respect of any class of our shares that has a materially disproportionate effect on specified Equity Investors other than the Sponsors (the “Co-Investors”), as compared to the Sponsors, in their capacity as shareholders of such class of shares, without first obtaining the prior written consent of the Co-Investors holding a majority of such class of shares then held by the Co-Investors.

Transfer Restrictions. Within two years after our IPO, neither KKR nor Silver Lake may transfer its shares without the approval of the other Sponsor, subject to certain permitted transfers. No Co-Investor may transfer its shares without the approval of the Sponsors, except (i) to permitted transferees, (ii) in a transfer in connection with a sale pursuant to the Registration Rights Agreement described under “—Registration Rights Agreement”, or (iii) if either Sponsor has reduced the number of shares it holds relative to the number of shares initially held by it, each Co-Investor may sell up to the number of shares as would cause such Co-Investor to reduce the number of shares it holds in the same proportion as that of such Sponsor. These transfer restrictions will terminate upon a change of control transaction unless terminated earlier by the Sponsors.

Tag Along Right. Prior to making any transfer of shares (other than certain customary permitted transfers, transfers in connection with sales pursuant to the Registration Rights Agreement, transfers pursuant to Rule 144 and certain distributions and charitable contributions), any prospective selling Sponsor must provide written notice to each Co-Investor setting forth the terms of such proposed transfer. Each Co-Investor may elect to sell up to its pro rata portion of the shares (based upon the ownership of such shares by the transferring Sponsor and all persons entitled to participate in such transfer) to be sold in such transfer. This tag along right will terminate upon a change of control transaction unless terminated earlier by the Sponsors.

Drag Along Right. If the Sponsors approve a change of control transaction, each Co-Investor will be required to vote in favor of and not oppose such transaction and, if structured as a sale of shares, sell its shares to a prospective buyer on the same terms that are applicable to the Sponsors. This drag along right will terminate upon a change of control transaction unless terminated earlier by the Sponsors.

Information Rights. We have agreed to provide to the Equity Investors, so long as the applicable Equity Investor owns at least 2.5% of our outstanding ordinary shares, monthly financial information. We have agreed to provide to each shareholder party to the Shareholder Agreement the necessary information for the preparation of such shareholder’s income tax returns. So long as the applicable Equity Investor owns at least 5% of our outstanding ordinary shares, we have granted such Equity Investor rights to inspect our facilities, records, files and other information, and to meet with our management and outside accountants. Each shareholder party to the Shareholder Agreement agrees to keep confidential the confidential information obtained from us. The information rights will expire upon a change in control transaction.

Termination. The Shareholder Agreement may be amended or terminated, and the provisions thereof waived, by an agreement in writing signed by us and the Equity Investors holding not less than 70% of our outstanding ordinary shares held by all Equity Investors. If any amendment would adversely affect the rights of a particular Equity Investor or adversely impose additional material obligations on a particular Equity Investor, then the consent of such particular Equity Investor is required for the amendment.

Advisory Agreement

In December 2005, in connection with the closing of the SPG Acquisition, we and our indirect subsidiary Avago Technologies International Sales Pte. Limited, a Singapore private limited company, entered into the Advisory Agreement, pursuant to which we retained KKR and Silver Lake to provide general executive, management and other services as mutually agreed by us and KKR and Silver Lake, for which we pay each of them advisory fees of $625,000 per quarter, which is subject to a 5% increase each fiscal year during the agreement’s term (beginning in December 2005) and reimburse them for their out-of-pocket expenses.

For Fiscal Year 2009, we paid the Sponsors an aggregate of $61 million pursuant to the Advisory Agreement, with one half of such amount paid to each Sponsor. This amount consisted of an aggregate of $4 million of quarterly fees, an IPO advisory fee in amount equal to 1% of the proceeds to us from the IPO, or $3 million, and a termination payment of approximately $54 million in connection with the termination of the Advisory Agreement upon the closing of the IPO, in each case in accordance with the terms of the Advisory Agreement.

Indemnification; Costs and Fees

We provide customary indemnification to the Equity Investors for liabilities arising from their ownership of our ordinary shares and from the SPG Acquisition. We will pay all reasonable fees and expenses incurred by the Equity Investors from and after the closing of the SPG Acquisition in connection with the Equity Investors’ enforcement of their rights under the Shareholder Agreement, Registration Rights Agreement and our Articles of Association.

We have entered into indemnity agreements with all our directors and executive officers and intend to continue doing so in the future. The indemnity agreement provides, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, subject to and to the fullest extent permitted under the Singapore Companies Act, as amended, and our Articles of Association.

Registration Rights Agreement

We are party to a registration rights agreement (the “Registration Rights Agreement”), which provides the Sponsors the right to demand that we file a registration statement and the Sponsors and the Co-Investors the right to request that their shares be covered by a registration statement that we are otherwise filing, subject to certain limitations. During the first two years after our IPO, upon the request of both Sponsors, we may be required to initiate an unlimited number of registrations under the Securities Act in order to register the resale of their ordinary shares with an anticipated aggregate offering price of at least $50 million in the case of a “long-form registration” and $20 million in the case of a “short-form registration”. After the second anniversary of our IPO, each Sponsor may require us to initiate three “long-form registrations”, provided that each has an aggregate offering price of at least $50 million, and an unlimited number of “short-form registrations”, provided that each has an aggregate offering price of at least $20 million, under the Securities Act in order to register the resale of their ordinary shares. The minimum offering amounts may be reduced with the approval of the Sponsors. In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the Sponsors and Co-Investors are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing them to include their ordinary shares in such registration, subject to certain marketing and other limitations. We may, in certain circumstances, defer such registrations. In addition, in an underwritten offering, including an underwritten initial public offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities such holders may include. Any such limitations on the number of registrable securities that may be included by such holders must be on a pro rata basis. The Registration Rights Agreement also contains customary cross-indemnification provisions.

In Fiscal Year 2009, in connection with our IPO, we and the selling shareholders in our IPO, which included Bali Investments S.àr.l., Seletar, Geyser and some of our executive officers, incurred total offering expenses, excluding underwriting discounts and commissions, of approximately $8 million. We paid all the expenses of the IPO, including expenses of the selling shareholders, other than the underwriting discounts and commissions attributable to shares sold by the selling shareholders, pursuant to the Registration Rights Agreement.

Participants in our Executive Plan are party to a Management Shareholders Agreement that provides them “piggyback” registration rights alongside with the Sponsors and Co-Investors. For more information, see “Executive Compensation—Management Shareholders Agreement”.

Management Shareholders Agreements

All executive officers and certain key employees have executed a Management Shareholders Agreement with us and Bali Investments S.àr.l. Please see “Executive Compensation—Management Shareholders Agreement” elsewhere in this Proxy Statement.

Share Issuances and Repurchases

In connection with the departure of Mr. Bian-Ee Tan, our former Chief Operating Officer, in December 2008, we exercised our right under Mr. Bian-Ee Tan’s Management Shareholders Agreement to repurchase 400,000 shares owned by Mr. Bian-Ee Tan at a per share price of $8.12, as determined by the Management Shareholders Agreement, for an aggregate consideration of $3,248,000. By operation of Singapore law, as a result of the completion of our IPO, we are no longer permitted to repurchase our shares in selective off-market transactions. As such, our call rights under the Management Shareholders Agreements are no longer effective.

On March 31, 2009, Mr. Bian-Ee Tan exercised his option to purchase 1,080,000 ordinary shares from us at an exercise per share purchase price of $5.00 per share, but surrendered 505,618 of the ordinary shares issuable upon such exercise in satisfaction of the exercise price. The aggregate purchase price of $5,400,000 represents the value attributed to the ordinary shares that were surrendered.

Other Relationships

Capstone Equity Investors LLC (“Capstone”), an affiliate of KKR Capstone, a consulting company that works exclusively with KKR and its portfolio companies, was granted an option to purchase 800,000 ordinary shares with an exercise price of $5.00 per share on February 3, 2006. One half of these options vests over four years, and the other half vests upon the achievement of certain company financial performance metrics. These options are subject to variable accounting and we recorded a charge of less than $1 million for Fiscal Year 2009 related to the issuance of these options. In connection with our IPO, Capstone partially exercised this option with respect to an aggregate of 77,840 ordinary shares and sold those shares in our IPO. We received option exercise proceeds of $389,200 from Capstone as a result of this option exercise.

Until July 31, 2009, investment funds affiliated with Silver Lake were investors in Flextronics International Ltd. and Mr. James A. Davidson, a director, also serves as a director of Flextronics. In the ordinary course of business, we continue to sell to Flextronics, which during Fiscal Year 2009 accounted for $100 million of revenue from continuing operations. Trade accounts receivable due from Flextronics as of November 1, 2009 were $16 million.

Mr. John R. Joyce, a director, also serves as a director of Hewlett-Packard Company effective July 2007. In the ordinary course of business, we continue to sell to Hewlett-Packard Company, which in Fiscal Year 2009 accounted for $37 million of net revenue from continuing operations, and trade accounts receivable due from Hewlett-Packard Company as of November 1, 2009 were $4 million. We also use Hewlett-Packard Company as a service provider for information technology services. For Fiscal Year 2009, operating expenses include $19 million for services provided by Hewlett-Packard Company.

Mr. James V. Diller, a director and the Chairman of our Board, is also a director of PMC-Sierra, Inc. In the ordinary course of business, we continue to sell to PMC-Sierra, Inc., which in Fiscal Year 2009 accounted for $1 million of net revenue from continuing operations.

Procedures for Approval of Related Person Transactions

As provided by our Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee. In approving or rejecting the proposed agreement, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our written Code of Ethics and Business Conduct requires that directors, officers and employees make appropriate disclosure of potential conflicts of interest situations to the Nominating and Corporate Governance Committee or the Audit Committee, in the case of directors and officers, and the supervisor, who will then seek authorization from our compliance officer, in the case of employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our ordinary shares (“Reporting Persons”), are required to report, to the SEC and to the Nasdaq Stock Market, their initial ownership of our ordinary shares and other equity securities and any subsequent changes in that ownership, and to furnish us with copies of all these reports they file. As a matter of practice, an administrative staff member assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely on our review of the copies of such reports received by us or written representations from certain Reporting Persons that no Forms 3, 4 or 5 were required, we believe that during Fiscal Year 2009, all Reporting Persons complied with all applicable filing requirements.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials and our Annual Report may have been sent to multiple shareholders in your household, unless we have received contrary instructions from one or more shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: c/o Avago Technologies U.S. Inc., 350 W. Trimble Road, Building 90, San Jose, California 95131, U.S.A., Telephone: (408) 435-7400. If you want to receive separate copies of our proxy materials or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL GENERAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2011 proxy statement. Any such shareholder proposals must be submitted, along with proof of ownership of our ordinary shares in accordance with Rule 14a-8(b)(2), to Avago Technologies U.S. Inc., located at 350 W. Trimble Road, Building 90, San Jose, CA 95131, U.S.A., Attention: General Counsel. We must receive all submissions no later than October 25, 2010. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. Our Board will review any shareholder proposals. These shareholder proposals may be included in our proxy statement for the 2011 AGM so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals are also subject to the requirements of the Singapore Companies Act, as described in the following paragraph. The proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2011 AGM unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.

In addition, under Section 183 of the Singapore Companies Act, registered shareholders representing not less than 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 each may, at their expense, request that we include and give notice of their proposal for the 2011 AGM. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the shareholders making the request and be deposited at our registered office in Singapore, 1 Yishun Avenue 7, Singapore 768923, at least six weeks prior to the date of the 2011 Annual General Meeting of Shareholders in the case of a request requiring notice of a resolution, or at least one week prior to the date of the 2011 AGM in the case of any other request.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the following sections of our Annual Report on Form 10-K for Fiscal Year 2009:

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”; and

•	Item 8, “Financial Statements and Supplementary Data”.

The information contained under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the U.S. Securities and Exchange Commission, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2010 AGM other than those set forth herein and in the notice accompanying this Proxy Statement. If any other matters are properly presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. We urge you to promptly execute and return the accompanying proxy card in the envelope which has been enclosed for your convenience.

Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Accompanying this Proxy Statement is our Annual Report on Form 10-K for Fiscal Year 2009. Copies of our Annual Report on Form 10-K, as amended, for Fiscal Year 2009, as filed with the SEC, are available free of charge on our website at www.avagotech.com or you can request a copy free of charge by calling Investor Relations at (408) 435-4700.

Upon request, we will furnish without charge to each person to whom this Proxy Statement is delivered a copy of any exhibit listed in our Annual Report on Form 10-K, as amended, for Fiscal Year 2009. You may request a copy of this information, at no cost, by writing or telephoning us at:

Avago Technologies Limited

Attn: Investor Relations

c/o Avago Technologies U.S. Inc.

350 West Trimble Road, Building 90

San Jose, California 95131 U.S.A.

Telephone: +1 (408) 435-4700

Email: investor.relations@avagotech.com

By Order of the Board,

/s/ Hock E. Tan

Hock E. Tan

Director, Chief Executive Officer and President

February 22, 2010

San Jose, California

INDEX TO SINGAPORE STATUTORY FINANCIAL STATEMENTS

AVAGO TECHNOLOGIES LIMITED

(Incorporated in Singapore)

S-i

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT

For the financial year ended November 1, 2009

The directors present their report to the members together with the audited consolidated financial statements of the Avago Technologies Limited and its subsidiaries (“we”, or the “Group”) for the financial year ended November 1, 2009 and the unconsolidated balance sheet of the Avago Technologies Limited (the “Company”, or “Avago Ltd”) at November 1, 2009.

Directors

The directors of the Company in office at the date of this report are as follows:

John R. Joyce

James H. Greene, Jr.

Chang Dick Mei

James A. Davidson

Tan Hock E.

Adam H. Clammer

James V. Diller

Kenneth Y. Hao

Tan Bock Seng

Donald Macleod

David M. Kerko

Justine F. Lien

Arrangements to enable directors to acquire shares and debentures

Neither at the end of nor at any time during the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate, other than as disclosed under “Share options”.

Directors’ interests in shares or debentures

(a)	According to the register of directors’ shareholdings, none of the directors holding office at the end of the financial year had any interest in the shares or debentures of the Company or its related corporations, except as follows:

	Holdings registered in name of director
	As of November 1, 2009	As of November 2, 2008
	(No of ordinary shares)
Avago Technologies Limited
James V. Diller	150,000	150,000
Tan Hock E.	100,000	100,000
Tan Bock Seng	30,000	—

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 1, 2009

	Holdings in which director is deemed to have an interest
	As of November 1, 2009	As of November 2, 2008
	(No of ordinary shares)
Avago Technologies Limited
James A. Davidson(1)(2)	150,274,441	172,676,402
Kenneth Y. Hao(1)(2)	150,274,441	172,676,402
John R. Joyce(1)(2)	150,274,441	172,676,402

(Share options outstanding)
Tan Hock E.(3)	2,754,102	2,350,000
Chang Dick Mei(4)	1,033,332	1,033,332
Adam H. Clammer(5)	50,000	50,000
James H. Greene, Jr.(6)	50,000	50,000
Tan Bock Seng(7)	20,000	50,000
James V. Diller(8)	50,000	50,000
James A. Davidson(9)	50,000	50,000
Kenneth Y. Hao(10)	50,000	50,000
John R. Joyce(11)	50,000	50,000
Donald Macleod(12)	50,000	50,000
David M. Kerko(13)	50,000	50,000
Justine F. Lien(14)	50,000	50,000

(1)	Represents shares owned by Bali Investments S.àr.l. (“Bali”). Bali is a Luxembourg corporation, the shareholders of which include investment entities affiliated with Kohlberg Kravis Roberts & Co. L.P. (such funds collectively, the “KKR Funds”) and funds affiliated with Silver Lake Partners (such funds collectively, the “Silver Lake Funds”). The KKR Funds and Silver Lake Funds may be deemed, as a result of their ownership of 46.4% and 45.6%, respectively, of Bali’s outstanding shares as of November 1, 2009, to have shared voting or dispositive power over all of these shares. The KKR Funds and Silver Lake Funds disclaim this beneficial ownership except for the total number of ordinary shares of Avago Technologies Limited that are deemed held indirectly (a) by the KKR funds through Bali, which was 69,693,561 shares, and (b) by the Silver Lake funds through Bali, which was 68,518,966 shares. Messrs. Adam Clammer, James A. Davidson, Kenneth Y. Hao and John R. Joyce, in their capacities as directors of Bali, may be deemed to have shared voting or dispositive power over all of these shares. Each of them, however, disclaims this beneficial ownership.
(2)	Mr. Davidson, Mr. Hao and Mr. Joyce are directors of Silver Lake (Offshore) AIV GP II, Ltd, the ultimate general partner of the Silver Lake Funds. Amounts disclosed for Mr. Davidson, Mr. Hao and Mr. Joyce are ordinary shares of Avago Technologies Ltd beneficially owned by the Silver Lake Funds through Bali. Mr. Davidson, Mr. Hao and Mr. Joyce disclaim beneficial ownership of any shares owned directly or indirectly by the Silver Lake Funds, except to the extent of their pecuniary interest therein.
(3)	Mr. Tan has the right to acquire 1,399,102 of these shares within 60 days after November 1, 2009 upon the exercise of share options.
(4)	Mr. Chang has the right to acquire 758,332 of these shares within 60 days after November 1, 2009 upon the exercise of share options.
(5)	Mr. Clammer is an executive of Kohlberg Kravis Roberts & Co. L.P., and/or one or more of its affiliates. Mr. Clammer has the right to acquire 40,000 of these shares within 60 days after November 1, 2009 upon the exercise of share options.
(6)	Mr. Greene is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Mr. Greene has the right to acquire 40,000 of these shares within 60 days after November 1, 2009 upon the exercise of options.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 1, 2009

(7)	Mr. Tan has the right to acquire 10,000 of these shares within 60 days after November 1, 2009 upon the exercise of options.
(8)	Mr. Diller has the right to acquire 40,000 of these shares within 60 days after November 1, 2009 upon the exercise of options.
(9)	Mr. Davidson has the right to acquire 40,000 of these shares within 60 days after November 1, 2009 upon the exercise of options.
(10)	Mr. Hao has the right to acquire 40,000 of these shares within 60 days after November 1, 2009 upon the exercise of options.
(11)	Mr. Joyce has the right to acquire 40,000 of these shares within 60 days after November 1, 2009 upon the exercise of options.
(12)	Mr. Macleod has the right to acquire 20,000 of these shares within 60 days after November 1, 2009 upon the exercise of options.
(13)	Mr. Kerko is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Mr. Kerko has the right to acquire 10,000 of these shares within 60 days after November 1, 2009 upon the exercise of options.
(14)	Ms. Lien has the right to acquire 10,000 of these shares within 60 days after November 1, 2009 upon the exercise of options.

(b)	During the financial year, certain directors holding office had interest in options to subscribe for ordinary shares of the Company (as set forth under “Share options outstanding” in (a) above) granted pursuant to the Equity Incentive Plans. (as defined and described more fully below under heading “Share Options” below).

The following table shows for the fiscal year ended November 1, 2009, certain information regarding options granted to, and held at year-end by the Company’s directors. No options were exercised by the directors during the fiscal year ended November 1, 2009, other than the exercise by Mr. Tan Bock Seng of options to acquire 30,000 ordinary shares at an exercise price of U.S.$5.00 per share on August 5, 2009.

	Individual grant
Name	Number of securities underlying options granted	% of total options granted to employees as at year end	Exercise or base price	Expiration date
			U.S.$
Tan Hock E	2,350,000	9.99	5.00	04/12/2016
	300,000	1.28	10.00	02/03/2019
	300,000	1.28	15.00	04/08/2019
Chang Dick Mei	766,666	3.26	5.00	01/30/2012
	266,666	1.13	1.25	01/30/2012
James A. Davidson	50,000	0.21	5.00	04/13/2011
James H. Greene, Jr.	50,000	0.21	5.00	04/13/2011
John R. Joyce	50,000	0.21	5.00	04/13/2011
Kenneth Y. Hao	50,000	0.21	5.00	04/13/2011
Tan Bock Seng	50,000	0.21	5.00	04/13/2011
James V. Diller	50,000	0.21	5.00	04/13/2011
Adam H. Clammer	50,000	0.21	5.00	04/13/2011
Donald Macleod	50,000	0.21	10.22	02/21/2013
David M. Kerko	50,000	0.21	10.68	07/30/2013
Justine F. Lien	50,000	0.21	10.68	07/30/2013

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 1, 2009

Since the end of previous financial year, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except as disclosed in the Note 17 of the accompanying financial statements and in this report, and except that Mr. Tan Hock E has an employment relationships with the Company and its subsidiaries (collectively, the “Group”), and has received remuneration in that capacity.

Share options

The Company adopted, the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”) and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan”) and together with the Executive Plan, (the “Prior Equity Incentive Plans”), which together authorized the grant of options and share purchase rights covering up to 30 million ordinary shares of the Company.

Under the Prior Equity Incentive Plans, awards generally expire ten years following the date of grant unless granted to a non-employee, in which case the awards generally expire five years following the date of grant and are granted at a price equal to the fair market value. Since the initial public offering of our ordinary shares on August 6, 2009 (the “IPO”) in the United States, the Company has ceased making further grants under the Prior Equity Incentive Plans.

In July 2009, the Company’s board of directors adopted, and the Company’s shareholders approved, the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan” and together with the Prior Equity Incentive Plans, the “Equity Incentive Plans”), to authorize the grant of options, share appreciation rights, restricted share units, dividend equivalents, performance awards, and other share-based awards. 20 million ordinary shares are initially reserved for issuance under the 2009 Plan, subject to annual increases starting in calendar year 2012. The 2009 Plan became effective upon closing of our IPO in August 2009. Under the 2009 Plan, options generally expire ten years following the date of grant and options generally vest over a four year period from the date of grant. Any shares subject to options granted under the Prior Equity Incentive Plan that are cancelled, forfeited or lapse unexercised become available for issuance under the 2009 Plan.

Executive Plan

Amended and Restated Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries

The Company’s board of directors initially adopted and the Company’s shareholders initially approved the Executive Plan on November 23, 2005. The Executive Plan, was amended and restated by the Company’s board of directors on April 14, 2006 and January 25, 2007 and was approved by the Company’s shareholders on April 11, 2007. The Executive Plan was also amended and restated by the board of directors on February 25, 2008.

Types of Awards. The Executive Plan provided for the grant of non-qualified options and share purchase rights to employees, consultants and other persons having a unique relationship with the Company or its subsidiaries.

Share Reserve. The Company had reserved an aggregate of 30,000,000 ordinary shares for issuance under the Executive Plan and the Senior Management Plan. However, following our IPO no additional awards may be made under these plans.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 1, 2009

Administration. The Company’s Compensation Committee administers the Executive Plan. The Compensation Committee had the authority to select the employees to whom options and/or share purchase rights were granted under the Executive Plan, the number of shares subject to those options or share purchase rights, and the terms and conditions of the options and share purchase rights. In addition, the Compensation Committee has the authority to construe and interpret the Executive Plan and to adopt rules for the administration, interpretation and application of the Executive Plan that are consistent with the terms of the Executive Plan.

Shareholder Agreements. The options and shares acquired upon exercise of options and share purchase rights granted pursuant to the Executive Plan are subject to the terms and conditions of shareholder agreements entered into by the option and share purchase right holders. Please see “Share Options—Management Shareholders Agreement” below.

Amendment. The Executive Plan may be amended or modified by the Compensation Committee, and may be terminated by the Company’s Board of Directors.

Exercise. The exercise price of options and share purchase rights granted under the Executive Plan may be paid for in cash, or, with the consent of the Compensation Committee, with the ordinary shares of the Company, including ordinary shares acquired contemporaneously upon exercise.

Certain Events. Under the Executive Plan, the Compensation Committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after the consummation of the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80 or more of the Company’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in the Company’s ordinary shares being exchanged for or converted into cash, securities or other property, in which case the Compensation Committee may further provide that the options will become fully vested and exercisable prior to the completion of the change of control. The Compensation Committee may also provide that options remaining exercisable after such an event may only be exercised for the consideration received by shareholders in such event, or its cash equivalent. The Company shall in its discretion appropriately and equitably adjust the exercise price of an option in the event of a spin off or other substantial distribution of the Company’s assets.

Management Shareholders Agreement

Each participant in the Executive Plan, including each executive officer, was required to enter into a Management Shareholders Agreement with the Company and its controlling shareholder, Bali Investments S.àr.l., in connection with the executive’s purchase of shares pursuant to the Executive Plan. In addition, in connection with our IPO, any person holding options granted under the Senior Management Plan to acquire 40,000 or more ordinary shares of the Company also entered into a Management Shareholders Agreement at the time of the IPO. Each Management Shareholders Agreement provides the company with certain rights that effectively restrict the transfer of the Company’s ordinary shares until a change of control transaction or five years from the date of purchase, or in the case of options, the date of grant. The restrictive rights provided to the Company pursuant to each Management Shareholder Agreement include a right of first refusal whereby the Company may purchase any shares offered to a third party, a call right whereby the Company may repurchase shares upon a termination of employment or upon certain other events and a bring along right whereby Bali Investments S.àr.l. can require participants to sell shares along side Bali Investments. Each executive holds a put right whereby the executive can require the Company to repurchase shares upon the executive’s death or

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 1, 2009

permanent disability, a tag-along right whereby each executive may require Bali Investments S.àr.l. to allow the executive to sell along side Bali Investments in certain sales, and “piggyback” registration rights allowing the executive to sell along side Bali Investments in a public offering. By operation of Singapore law, as a result o the completion of our IPO, we are no longer permitted to repurchase our shares in selective off-market transactions. As such, the right of first refusal, call right and put right mentioned in the two preceding sentences are no longer effective.

Senior Management Plan

Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries

The Company’s board of directors initially adopted and the Company’s shareholders initially approved the Senior Management Plan on November 23, 2005. The Senior Management Plan was adopted and restated by the Company’s Board of Directors on April 14, 2006 and approved by the Company’s shareholders on April 11, 2007. The Senior Management Plan was also amended and restated by the Company’s board of directors on February 25, 2008 and amended in July 2009.

Types of Awards. The Senior Management Plan provides for the grant of non-qualified options and share purchase rights to employees, consultants, other persons having a unique relationship with the Company or its subsidiaries and non-employee members of the Company’s Board of Directors. Options and share purchase rights granted to non-employee members of the Company’s Board of Directors has been approved by the Company’s shareholders on April 14, 2007.

Share Reserve. The Company had reserved an aggregate of 30,000,000 ordinary shares for issuance under the Senior Management Plan and the Executive Plan. However, following our IPO no additional awards may be made under these plans.

Administration. The Company’s Compensation Committee administers the Senior Management Plan. The Compensation Committee had the authority to select the employees to whom options and/or share purchase rights will be granted under the Senior Management Plan, the number of shares to be subject to those options or share purchase rights, and the terms and conditions of the options and share purchase rights. In addition, the Compensation Committee has the authority to construe and interpret the Senior Management Plan and to adopt rules for the administration, interpretation and application of the Senior Management Plan that are consistent with the terms of the Senior Management Plan.

Restrictive Rights. The options and shares acquired upon exercise of options and share purchase rights granted pursuant to the Senior Management Plan are subject to a call right, right of first refusal and bring along right in favor of the Company and its controlling shareholders and a put right in favor of the option holder or shareholder upon such individual’s death or permanent disability. The Senior Management Plan provides that, with limited exceptions, the option or share purchase right holder may not transfer, sell or otherwise dispose of any ordinary shares of the Company prior to the fifth anniversary of the date of grant. These provisions were removed by the July 2009 amendment of the Senior Management Plan.

Amendment. The Senior Management Plan may be amended or modified by the Compensation Committee, and may be terminated by the Company’s Board of Directors.

Exercise. The exercise price of options and share purchase rights granted under the Senior Management Plan may be paid for in cash, or, with the consent of the Compensation Committee, with the ordinary shares of the Company, including ordinary shares acquired contemporaneously upon exercise.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 1, 2009

Certain Events. Under the Senior Management Plan, the Compensation Committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after the consummation of the merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, the acquisition by another corporation of 80 or more of the Company’s then outstanding voting shares or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in the Company’s ordinary shares being exchanged for or converted into cash, securities or other property, in which case the Compensation Committee may further provide that the options will become fully vested and exercisable prior to the completion of the change of control. The Compensation Committee may also provide that options remaining exercisable after such an event may only be exercised for the consideration received by shareholders in such event, or its cash equivalent. The Company shall in its discretion appropriately and equitably adjust the exercise price of an option in the event of a spin off or other substantial distribution of the Company’s assets.

Under the Executive Plan, options generally vest at a rate of 20% per year based on the passage of time and attaining certain performance criteria, in each case subject to continued employment. Those options subject to vesting based on the passage of time may accelerate by one year upon certain terminations of employment. On July 20, 2009, Compensation Committee of the Company’s board of directors approved a change in the vesting schedules associated with performance-based options to purchase 2.3 million ordinary shares issued and outstanding under the Executive Plan. The Compensation Committee approved the amendment of performance-based options held by certain of the Company’s executive officers (including options to acquire 570,000 shares held by Mr. Tan Hock E.) to provide that such options will no longer vest based on the attainment of performance targets but instead each portion of such options shall vest two years following the first date such portion could have vested had the performance goals for such portion been achieved, subject to the officer’s continued service with the Company through such vesting date. The performance-based options held by employees other than the executive officers referred to in the preceding sentence were amended to provide that any portion of such options that fail to vest based upon the attainment of a performance goal shall vest on the date two years following the first date such portion could have vested had such performance goal been attained, subject to the employee’s continued service with us through such vesting date.

The Compensation Committee made these changes to performance-based options in light of the Company’s then current financial projections, which were lower than when the performance goals for such options were last determined, the uncertainty present in the current global economy and the importance of retaining key employees to continue in employment with the Company following the IPO.

Under the Senior Management Plan, options generally vest at a rate of 20% per year based on the passage of time and continued employment.

Under the Equity Incentive Plans, awards generally expire ten years following the date of grant unless granted to a non-employee, in which case the awards generally expire five years following the date of grant and are granted at a price equal to the fair market value.

AVAGO TECHNOLOGIES LIMITED

DIRECTORS’ REPORT—(Continued)

For the financial year ended November 1, 2009

A summary of award activities under the Equity Incentive Plans is as set out below (in millions, except per share amounts):

	Awards outstanding
	Awards available for grant	Number outstanding	Weighted- average exercise price per share
			$
Balance as of November 2, 2008	5	21	7.03
Shares authorised under 2009 plan	20	—	—
Granted	(7)	7	12.56
Exercised	—	(2)	4.86
Cancelled	2	(2)	7.33

Outstanding as of November 1, 2009	20	24	8.69

Balance as of October 31, 2007	6	20	6.07
Granted	(5)	5	10.42
Cancelled	4	(4)	6.10

Outstanding as of November 2, 2008	5	21	7.03

Share options outstanding

The following table summarizes significant ranges of outstanding and exercisable awards as of November 1, 2009 (in millions, except per share amounts):

	Awards Outstanding			Awards Exercisable
Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price Per Share	Number Exercisable	Weighted- Average Exercise Price Per Share
As at November 1, 2009:
$0.00 – 4.00	1	2.77	$1.25	1	$1.25
$4.01 – 8.00	10	5.62	$5.19	5	$5.11
$8.01 – 12.00	10	8.19	$10.14	2	$10.30
$12.01 – 16.00	2	9.73	$15.00	—	—
$16.01 – 20.00	1	9.71	$17.12	—	—

Total	24	7.24	$8.69	8	$6.29

Independent auditor

The independent auditor, PricewaterhouseCoopers LLP, has expressed its willingness to accept re-appointment.

On behalf of the directors

/s/ DICK M. CHANG	/s/ HOCK E. TAN
Chang Dick Mei	Tan Hock E.
Director	Director

13 January, 2010

AVAGO TECHNOLOGIES LIMITED

STATEMENT BY DIRECTORS

For the financial year ended November 1, 2009

In the opinion of the directors,

(a)	the unconsolidated balance sheets of the Company and the consolidated financial statements of the Group are drawn up so as to give a true and fair view of the state of affairs of the Company and of the Group as at November 1, 2009 and of the results of the business, changes in equity and cash flows of the Group for the financial year then ended; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the directors

/s/ DICK M. CHANG	/s/ HOCK E. TAN
Chang Dick Mei	Tan Hock E.
Director	Director

13 January, 2010

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF

AVAGO TECHNOLOGIES LIMITED

(In compliance with the requirements of the Singapore Companies Act)

In our opinion,

(a)	the accompanying unconsolidated Company balance sheets and consolidated balance sheets at November 1, 2009 and the consolidated statements of operations, of shareholders’ equity and of cash flows, set out on pages S-11 to S-58, present fairly, in all material respects, the financial position of Avago Technologies Ltd. (the “Company”) and its subsidiaries (the “Group”) at November 1, 2009, and the results of the Group’s operations and cash flows for the financial year ended November 1, 2009 in conformity with accounting principles generally accepted in the United States of America.

(b)	the accounting and other records required by the Singapore Companies Act, Cap. 50 (the “Act”) to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCooper LLP

PricewaterhouseCoopers LLP

Public Accountants and Certified Public Accountants

Singapore, 13 January, 2010

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the financial year ended November 1, 2009

	Group
	November 1, 2009	November 2, 2008
	(In millions)	(In millions)
Net revenue	1,484	1,699
Costs and expenses:
Cost of products sold	855	981
Amortization of intangible assets	58	57
Restructuring charges	11	6

Total cost of products sold	924	1,044
Operating expenses:
Research and development	245	265
Selling, general and administrative	165	196
Amortization of intangible assets	21	28
Restructuring charges	23	6
Advisory agreement termination fees	54	—
Selling shareholder expense	4	—

Total costs and expenses	1,436	1,539

Income from operations	48	160
Interest expense	(77)	(86)
Loss on extinguishment of debt	(8)	(10)
Other income(expenses), net	1	(4)

(Loss) income from continuing operations before income taxes	(36)	60
Provision for income taxes	8	3

(Loss) income from continuing operations	(44)	57
Income from and gain on discontinued operations, net of income taxes	—	26

Net (loss) income	(44)	83

Net income (loss) per share:
Basic:
(Loss) income from continuing operations	(0.20)	0.27
Income from and gain on discontinued operations, net of income taxes	—	0.12

Net (loss) income	(0.20)	0.39

Diluted:
(Loss) income from continuing operations	(0.20)	0.26
Income from and gain on discontinued operations, net of income taxes	—	0.12

Net (loss) income	(0.20)	0.38

Weighted average shares:
Basic	219	214

Diluted	219	219

The accompanying notes form an integral part of these financial statements.

AVAGO TECHNOLOGIES LIMITED

BALANCE SHEETS

As of November 1, 2009

		Group		Company
	Note	November 1, 2009	November 2, 2008	November 1, 2009	November 2, 2008
		(In millions, except share amounts)	(In millions, except share amounts)	(In millions, except share amounts)	(In millions, except share amounts)
ASSETS
Current assets
Cash and cash equivalents		472	213	7	—
Trade accounts receivable, net		186	184	—	—
Inventory		162	188	—	—
Other current assets		44	34	169	4

Total current assets		864	619	176	4

Long-term assets
Property, plant and equipment, net		264	299	—	—
Goodwill		171	169	—	—
Intangible assets, net		647	721	—	—
Other long-term assets		24	63	—	—
Investment in subsidiary		—	—	868	776

Total assets		1,970	1,871	1,044	780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		154	174	—	—
Employee compensation and benefits		55	74	—	—
Accrued interest		25	32	—	—
Capital lease obligation—current		2	2	—	—
Other current liabilities		33	46	4	—
Current portion of long-term debt		364	—	—	—

Total current liabilities		633	328	4	—

Long-term liabilities
Long-term debt		230	703	—	—
Capital lease obligations—non-current		3	5	—	—
Other long-term liabilities		64	55	—	—

Total liabilities		930	1,091	4	—

Commitments and contingencies	18

Shareholders’ equity
Ordinary shares, no par value; 235,392,897 and 213,517,292 shares issued and outstanding on both November 1, 2009 and November 2, 2008 respectively		1,393	1,084	1,393	1,084
Accumulated deficit		(356)	(312)	(356)	(312)
Accumulated other comprehensive income		3	8	3	8

Total shareholders’ equity		1,040	780	1,040	780

Total liabilities and shareholders’ equity		1,970	1,871	1,044	780

The accompanying notes form an integral part of these financial statements.

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS)

For the financial year ended November 1, 2009

	Number of Ordinary Shares		Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Equity	Comprehensive Income (Loss)
	Shares	Amount	Amount	Amount	Amount	Amount
		(In millions)	(In millions)	(In millions)	(In millions)	(In millions)
Balance as of November 3, 2008	213,517,292	1,084	(312)	8	780	87
Issuance of ordinary shares, net of issuance costs of $23 million	21,500,000	300	—	—	300	—
Exercise of options	1,183,405	3	—	—	3	—
Repurchase of ordinary shares	(807,800)	(6)	—	—	(6)	—
Cash settlement of equity awards	—	(1)	—	—	(1)	—
Share-based compensation	—	12	—	—	12	—
Tax benefits of share-based compensation	—	1	—	—	1	—
Changes in accumulated other comprehensive income:
Actuarial gains and prior service costs associated with post-retirement benefit and defined benefit pension plans, net of taxes	—	—	—	(6)	(6)	(6)
Unrealized net loss on derivative instruments	—	—	—	1	1	1
Net Loss	—	—	(44)	—	(44)	(44)

Balance as of November 1, 2009	235,392,897	1,393	(356)	3	1,040	(49)

Balance as of November 1, 2007	213,959,783	1,075	(386)	4	693	(155)
Cumulative effect of adopting amended guidance of ASC 740	—	—	(9)	—	(9)	—
Issuance of ordinary shares to employees	28,509	*	—	—	*	—
Repurchase of ordinary shares	(471,000)	(5)	—	—	(5)	—
Cash settlement of equity awards	—	(2)	—	—	(2)	—
Share-based compensation	—	15	—	—	15	—
Tax benefits from share-based compensation	—	1	—	—	1	—
Changes in accumulated other comprehensive income:
Actuarial gains and prior service costs associated with post-retirement benefit and defined benefit pension plans, net of taxes	—	—	—	5	5	5
Unrealized net loss on derivative instruments	—	—	—	(1)	(1)	(1)
Net Income	—	—	83	—	83	83

Balance as of November 2, 2008	213,517,292	1,084	(312)	8	780	87

*	-less than $1 million

The accompanying notes form an integral part of these financial statements.

AVAGO TECHNOLOGIES LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the financial year ended November 1, 2009

	Group
	November 1, 2009	November 2, 2008
	(In millions)	(In millions)
Cash flows from operating activities
Net (loss) income	(44)	83
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	160	159
Amortization of debt issuance costs	4	4
Gain on discontinued operations	—	(27)
Loss on extinguishment of debt	8	6
Loss on disposal of property, plant and equipment	2	2
Non-cash portion of restructuring charges	1	—
Impairment of investment	2	—
Share-based compensation	12	15
Tax benefits from share-based compensation	1	—
Excess tax benefits from share-based compensation	(1)	—
Changes in assets and liabilities, net of acquisitions and dispositions:
Trade accounts receivable	—	38
Inventory	27	(45)
Accounts payable	(16)	(29)
Employee compensation and benefits	(19)	18
Other current assets and current liabilities	(39)	(13)
Other long-term assets and long-term liabilities	41	(3)

Net cash provided by operating activities	139	208

Cash flows from investing activities
Purchase of property, plant and equipment	(57)	(65)
Acquisitions and investments, net of cash acquired	(7)	(78)
Purchase of intangible assets	(1)	(6)
Proceeds from disposal of property, plant and equipment	—	5
Proceeds from sale of discontinued operations	2	50

Net cash used in investing activities	(63)	(94)

Cash flows from financing activities
Issuance of ordinary shares, net of issuance costs	304	(2)
Repurchase of ordinary shares	(6)	(5)
Debt repayments	(114)	(202)
Excess tax benefits of share-based compensation	1	1
Cash settlement of equity awards	(1)	(2)
Payment on capital lease obligation	(1)	—

Net cash provided by (used in) financing activities	183	(210)

Net increase (decrease) in cash and cash equivalents	259	(96)
Cash and cash equivalents at beginning of financial year	213	309

Cash and cash equivalents at end of financial year	472	213

Supplemental schedule of non-cash investing and financing activities:
Cash paid for interest	79	85
Cash paid for income taxes	10	8

The accompanying notes form an integral part of these financial statements.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS

For the financial year ended November 1, 2009

1. Overview and Basis of Presentation

Avago Technologies Limited (the “Company,” or “Avago Ltd”) was organized under the laws of the Republic of Singapore on August 4, 2005. Avago Ltd and its subsidiaries (“We” or the “Group) the successor to the Semiconductor Products Group, or SPG, of Agilent Technologies, Inc., or Agilent. On December 1, 2005, we acquired substantially all of the assets of SPG from Agilent for $2.7 billion, or the SPG Acquisition.

We are designer, developer and global supplier of analog semiconductor devices with a focus on III-V based products. We offer products in four primary target markets: industrial and automotive electronics, wired infrastructure, wireless communications, and consumer and computing peripherals. Applications for our products in these target markets include cellular phones, consumer appliances, data networking and telecommunications equipment, enterprise storage and servers, factory automation, displays, optical mice and printers.

The Company is required to file its audited balance sheet with the Accounting and Corporate Regulatory Authority (“ACRA”) in accordance with the provisions of the Singapore Companies Act, Cap. 50 (the “Act”). This standalone Company balance sheet is referred to herein as the “unconsolidated balance sheet”.

Avago Ltd has received an exemption under Section 201 (14) of the Act to prepare its financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Accordingly, the consolidated financial statements and unconsolidated balance sheet have been prepared in accordance with the US GAAP.

The financial statements are expressed in U.S. dollar, which is our functional and presentation currency.

In August 2009, we completed the initial public offering, or IPO, of our ordinary shares in which we sold 21,500,000 shares and our existing shareholders and certain employees sold 28,180,000 shares (including 6,480,000 shares sold in connection with the underwriters’ exercise of their over-allotment option in full) at a public offering price of $15.00 per share. The net proceeds of the IPO to us were $296 million after deducting the underwriters’ discounts and commission and offering expenses. We used a portion of the net proceeds to pay to affiliates of Kohlberg Kravis Roberts and Co., (“KKR”), and Silver Lake Partners, (“Silver Lake”), and together with KKR, the Sponsors, $54 million in connection with the termination of our advisory agreement pursuant to its terms (with one-half payable to each equity sponsor). During the fourth fiscal quarter of 2009, we also used $106 million of the net proceeds from our IPO to repay a portion of our long-term indebtedness.

The Subsidiaries and Holdings Guarantors

Our material subsidiaries are issuers or guarantors of the notes and the senior credit facilities (See Note 8, “Senior Credit Facilities and Borrowings”). Each of the subsidiary co-issuers and subsidiary guarantors of the notes is a 100% owned direct or indirect subsidiary of Avago Ltd. There are no significant contractual restrictions on the ability of Avago Ltd or any subsidiary co-issuer or guarantor to obtain funds from its subsidiaries by dividend or loan, and the only other significant limitations on any such transfers are those customarily imposed by statutory capital, fraudulent conveyance, fraudulent transfer and similar insolvency laws, which we do not believe are material to our ability to service our debt obligations.

Avago Technologies Holding Pte Ltd (“Holdings”) is a guarantor of the senior credit facilities but is not a guarantor of the notes. In addition, Holdings has no independent assets, liabilities or operations.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Fiscal Periods

We adopted a 52- or 53-week fiscal year beginning with our fiscal year 2008. Our fiscal year will end on the Sunday closest to October 31.

Principles of Consolidation

Our consolidated financial statements include the accounts of Avago Ltd and our wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Investment in subsidiary in the unconsolidated balance sheet is accounted for using the equity accounting method.

2. Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Out-of-period adjustment

During the year ended November 1, 2009, we recorded an accrual of $4 million for indirect taxes on certain prior years’ purchases and sales transactions. This accrual increased each of cost of products sold and research and development expenses for the second quarter of fiscal year 2009 by $2 million and increased net loss for the quarterly period by $4 million. We determined that the impact of the adjustment was not material to prior periods or to the results for the year ended November 1, 2009, and the adjustment was therefore recorded in the fiscal year 2009 under ASC 270 “Interim Reporting.”

Revenue recognition

We recognize revenue, net of trade discounts and allowances, provided that (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price is fixed or determinable and (iv) collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. We consider the price to be fixed or determinable when the price is not subject to refund or adjustments or when any such adjustments are accounted for. We evaluate the creditworthiness of our customers to determine that appropriate credit limits are established prior to the acceptance of an order. Revenue, including sales to resellers and distributors, is reduced for estimated returns and distributor allowances. We recognize revenue from sales of our products to distributors upon delivery of products to the distributors. An allowance for distributor credits covering price adjustments and scrap allowances is made based on our estimate of historical experience rates as well as considering economic conditions and contractual terms. Actual distributor claim activities have been materially consistent with the provisions we have made based on our historical estimates.

We enter into development agreements with some of our customers and recognize revenue from these agreements upon completion and acceptance by the customer of contract deliverables or as services are provided,

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

depending on the terms of the arrangement. Revenue is deferred for any amounts received prior to completion or delivery of services. Costs related to these arrangements are included in research and development expense. These revenues, which are included in net revenue, totaled $31 million and $27 million in fiscal years 2009 and 2008, respectively.

Cash and cash equivalents

We consider all highly liquid investment securities with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. We determine the appropriate classification of our cash and cash equivalents at the time of purchase. As of November 1, 2009 and November 2, 2008, $3 million and $2 million, respectively, of Group’s cash and cash equivalents were restricted, primarily for collateral under our letter of credit arrangements. No restricted cash and cash equivalents for the Company as of November 1, 2009 and November 2, 2008.

Deferred compensation plan

Employee contributions under the deferred compensation plan (See Note 7 “Retirement Plans and Post-Retirement Benefits”) are maintained in a rabbi trust and are not readily available to us. Participants can direct the investment of their deferred compensation plan accounts in the same investments funds offered by the 401(k) plan. Although participants direct the investment of these funds, they are classified as trading securities and are included in other current assets. The corresponding liability related to the deferred compensation plan is recorded in other current liabilities. Unrealized gain (loss) in connection with these trading securities is recorded in other income (expense), net with an offset for the same amount recorded in compensation expense. We had deferred compensation plan assets of $2 million and $1 million at November 1, 2009 and November 2, 2008, respectively, which are included in other current assets. Unrealized gain (loss) was not material for fiscal years 2009 and 2008.

Trade accounts receivable, net

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Such accounts receivable have been reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors. Accounts receivable are also recorded net of sales returns and distributor allowances. These amounts are recorded when it is both probable and estimable that discounts will be granted or products will be returned. The Group’s aggregate accounts receivable allowances at November 1, 2009 and November 2, 2008 were $13 million and $19 million, respectively.

Share-based compensation

Effective November 1, 2006, or fiscal year 2007, we adopted the provisions of ASC 718 “Compensation—Stock Compensation”, or ASC 718. Under ASC 718, share-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. We previously applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB 25, and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS No. 123.

We adopted ASC 718 using the prospective transition method. Under this method, the provisions of ASC 718 apply to all awards granted or modified after the date of adoption. For share-based awards granted after

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

November 1, 2006, we recognized compensation expense based on the estimated grant date fair value method required under ASC 718, using the Black-Scholes valuation model with a straight-line amortization method. Since ASC 718 requires that share-based compensation expense be based on awards that are ultimately expected to vest, estimated share-based compensation for such awards has been reduced for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised if necessary in subsequent periods if actual forfeitures differ from the estimate. For outstanding share-based awards granted before November 1, 2006, which were originally accounted under the provisions of APB No. 25 and the minimum value method for pro forma disclosures of SFAS No. 123, we continued to account for any portion of such awards under the originally applied accounting principles, until such awards were modified upon adoption of ASC 718.

For the years ended November 1, 2009 and November 2, 2008 we recorded $12 million and $15 million, respectively, of compensation expense resulting from the application of ASC 718. We recognize a benefit from share based compensation in equity if an incremental tax benefit is realized by following the ordering provisions of the tax law.

Shipping and handling costs

Our shipping and handling costs charged to customers are included in net revenue and the associated expense is recorded in cost of products sold in the statements of operations for all the periods presented.

Goodwill and purchased intangible assets

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Our accounting complies with ASC 350 “Intangibles-Goodwill and Other,” or ASC 350. Goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the useful lives of the respective assets, generally six months to 25 years.

On a quarterly basis, we monitor factors and changes in circumstances that could indicate carrying amounts of long-lived assets, including goodwill and intangible assets, may not be recoverable. Factors we consider important which could trigger an impairment review include (i) significant underperformance relative to historical or projected future operating results, (ii) significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and (iii) significant negative industry or economic trends. An impairment loss must be measured if the sum of the expected future cash flows (undiscounted and before interest) from the use and eventual disposition of the asset (or asset group) is less than the net book value of the asset (or asset group). The amount of the impairment loss will generally be measured as the difference between the net book value of the asset (or asset group) and their estimated fair value. We perform an annual impairment review of goodwill during the fourth fiscal quarter of each year, or more frequently if we believe indicators of impairment exist. No impairment of goodwill resulted from our most recent evaluation of goodwill for impairment, which occurred in the fourth quarter of fiscal year 2009. No impairment of goodwill resulted in any of the periods presented.

Advertising

Business specific advertising costs are expensed as incurred and amounted to $2 million and $3 million for the Group for the years ended November 1, 2009 and November 2, 2008, respectively.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Research and development

Costs related to research, design and development of our products are charged to research and development expense as they are incurred.

Taxes on income

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes. Likewise, if we determine that we would not be able to realize all or part of our net deferred tax assets, an adjustment would be charged to earnings in the period such determination is made.

In July 2006, the FASB issued guidance on accounting for uncertainty in income taxes ASC 740 “Income Taxes,” or ASC 740, which clarifies the accounting for uncertainty in income taxes. ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of ASC 740 and in subsequent periods. This guidance also provides provisions on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. ASC 740 (with regard to uncertain tax positions) is effective for fiscal years beginning after December 15, 2006 and as a result, was effective for us on November 1, 2007. See Note 12. “Income Taxes” for additional information, including the effects of adoption on our consolidated financial statements.

Concentrations of credit risk and significant customers

Our cash, cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with financial institutions that management believes are of high credit quality. Our accounts receivable are derived from revenue earned from customers located in the U.S. and internationally. Credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising our customer base and their dispersion across many different industries and geographies. We perform ongoing credit evaluations of our customers’ financial conditions, and require collateral, such as letters of credit and bank guarantees, in certain circumstances.

We sell our products through our direct sales force and distributors. One customer accounted for 11% of our net accounts receivable balance at November 1, 2009. One customer accounted for 12% of the net accounts receivable balance at November 2, 2008.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

For the year ended November 1, 2009, no customer represented 10% of net revenue from continuing operations. For the year ended November 2, 2008, one customer represented 11% of net revenue from continuing operations.

Concentration of other risks

The semiconductor industry is characterized by rapid technological change, competitive pricing pressures and cyclical market patterns. Our financial results are affected by a wide variety of factors, including general economic conditions worldwide, economic conditions specific to the semiconductor industry, the timely implementation of new manufacturing technologies, the ability to safeguard patents and intellectual property in a rapidly evolving market and reliance on assembly and test subcontractors, third-party wafer fabricators and independent distributors. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns at various times. We are exposed to the risk of obsolescence of our inventory depending on the mix of future business.

Derivative instruments

We are subject to foreign currency risks for transactions denominated in foreign currencies, primarily Singapore Dollar, Malaysian Ringgit, Euro and Japanese Yen. Therefore, we enter into foreign exchange forward contracts to manage financial exposures resulting from the changes in the exchange rates of these foreign currencies. These contracts are designated at inception as hedges of the related foreign currency exposures, which include committed and anticipated transactions that are denominated in currencies other than the functional currency of the subsidiary which has the exposure. We exclude time value from the measurement of effectiveness. To achieve hedge accounting, contracts must reduce the foreign currency exchange rate risk otherwise inherent in the amount and duration of the hedged exposures and comply with established risk management policies; hedging contracts generally mature within three to six months. We do not use derivative financial instruments for speculative or trading purposes.

We designate our forward contracts as either cash flow or fair value hedges. All derivatives are recognized on the balance sheet at their fair values. For derivative instruments that are designated and qualify as a fair value hedge, changes in value of the derivative are recognized in income in the current period. Such hedges are recorded in net income (loss) and are offset by the changes in fair value of the underlying assets or liabilities being hedged. For derivative instruments that are designated and qualify as a cash flow hedge, changes in the value of the effective portion of the derivative instrument are recognized in accumulated comprehensive income (loss), a component of shareholders’ equity.

These amounts are then reclassified and recognized in income when either the forecasted transaction occurs or it becomes probable the forecasted transaction will not occur. Changes in the fair value of the ineffective portion of derivative instruments are recognized in earnings in the current period, which have not been significant to date. Separate disclosures required for derivative instruments and hedging were not presented because the impact of derivative instruments is immaterial to our results of operations and financial position.

Inventory

We value our inventory at the lower of the actual cost of the inventory or the current estimated market value of the inventory, with cost being determined under the first-in, first-out method. We record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and production

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

requirements. The excess balance determined by this analysis becomes the basis for our excess inventory charge and the written-down value of the inventory becomes its cost. Written-down inventory is not written up if market conditions improve.

Investments

Our minority investments in privately held companies are accounted for using the cost method and evaluated for impairment quarterly. Such analysis requires significant judgment to identify events or circumstances that would likely have a significant other than temporary adverse effect on the carrying value of the investment. At November 1, 2009 and November 2, 2008 we had $1 million and $3 million of carrying value cost method investment, which was included in other long-term assets.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized, and maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our records and the resulting gain or loss is reflected in the statement of operations. Buildings and leasehold improvements are generally depreciated over 15 to 40 years, or over the lease period, whichever is shorter, and machinery and equipment are generally depreciated over 3 to 10 years. We use the straight-line method of depreciation for all property, plant and equipment.

Amortizable Intangible Assets

Purchased Technology

Existing technology comprises core and developed technology. This represents technical processes, intellectual property and products that have been completed and that will aid in the development of future products as well as the technology that currently exists in our current product offering. We valued the technology assets utilizing a discounted cash flow (“DCF”) model, which uses forecasts of future revenues and expenses related to the intangible asset. We utilized a discount rate ranging from 14% to 20% for technology. We are amortizing these intangible assets on a straight-line basis over their estimated useful lives of 5 to 20 years.

Customer Relationships

The customer relationships asset relates to the ability to sell existing and future versions of products to existing customers and has been estimated using the income method. We valued customer relationships utilizing a DCF model and discount rates ranging from 14% to 20%. We are amortizing these intangible assets on a straight-line basis over their estimated useful lives of 3 to 15 years.

Distributor Relationships

The distributor relationships asset relates to the ability to sell existing and future versions of products to existing distributors and has been estimated using the income method. We valued distributor relationships utilizing a DCF model and discount rates ranging from 14% to 20%. We are amortizing these intangible assets on a straight-line basis over their estimated useful life of three years.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with ASC 350, goodwill resulting from business combinations is not amortized but instead is tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made (See Note 5, “Goodwill”).

Net income (loss) per share

Basic net income (loss) per share is computed by dividing net income (loss)—the numerator—by the weighted average number of shares outstanding—the denominator—during the period excluding the dilutive effect of options and other employee plans. Diluted net income (loss) per share gives effect to all potentially dilutive ordinary share equivalents outstanding during the period. In computing diluted net income (loss) per share under the treasury stock method, the average share price for the period is used in determining the number of shares assumed to be purchased from the proceeds of option exercises.

For the fiscal years 2008 and 2009, the number of shares assumed to be purchased also considered the amount of unrecognized compensation cost for future service as required under ASC 718. Diluted net income per share for fiscal year 2008 excluded the potentially dilutive effect of weighted average options to purchase 5 million ordinary shares, as their effect was antidilutive.

The following is a reconciliation of the numerators and denominators of the basic and diluted net income (loss) per share computations for the periods presented (in millions, except per share data):

	Group
	November 1, 2009	November 2, 2008
Net income (loss) (Numerator)
(Loss) income from continuing operations	(44)	57
Income from and gain on discontinued operations, net of income taxes	—	26

Net (loss) income	(44)	83

Shares (Denominator)
Basic weighted average ordinary shares outstanding	219	214
Add: Incremental shares for:
Dilutive effect of share options	—	5

Shares used in diluted computation	219	219

Net (loss) income per share:
Basic:
(Loss) income from continuing operations	(0.20)	0.27
Income from and gain on discontinued operations, net of income taxes	—	0.12

Net (loss) income	(0.20)	0.39

Diluted:
(Loss) income from continuing operations	(0.20)	0.26
Income from and gain on discontinued operations, net of income taxes	—	0.12

Net (loss) income	(0.20)	0.38

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Foreign currency remeasurement

We operate in a U.S. dollar functional currency environment. As such, foreign currency assets and liabilities are remeasured into U.S. dollar at current exchange rates except for non-monetary items such as inventory, property, plant and equipment and other assets, which are remeasured at historical exchange rates. Net income/(loss) for fiscal years 2009 and 2008 included net foreign currency losses of $3 million and $6 million, respectively.

Capitalized software development costs

We capitalize eligible costs related to the application development phase of software developed internally or obtained for internal use in accordance with ASC 350 “Intangibles-Goodwill and Others”. The capitalization of software development costs during the years ended November 1, 2009 and November 2, 2008 was not material. We begin amortizing the costs associated with software developed for internal use at the time the software is ready for its intended use over its estimated useful life of three to five years.

Warranty

We accrue for the estimated costs of product warranties at the time revenue is recognized. Product warranty costs are estimated based upon historical experience and specific identification of the products requirements, which may fluctuate based on product mix. Additionally, we accrue for warranty costs associated with occasional or unanticipated product quality issues if a loss is probable and can be reasonably estimated.

The following table summarizes the changes in accrued warranty (in millions):

$
Balance as of November 2, 2008—included in other liabilities	1
Charged to cost of products sold	8
Utilized	(2)

Balance as of November 1, 2009—included in other current liabilities	7

During the year ended November 1, 2009, we made warranty accruals of $5 million based on two specific quality issues. See Note 18 “Commitments and Contingencies” for further details.

Accumulated other comprehensive income

Other comprehensive income includes certain transactions that have generally been reported in the consolidated statements of shareholders’ equity and comprehensive income (loss). The components of accumulated other comprehensive income at November 1, 2009 and November 2, 2008 consisted of net unrecognized prior service credit and actuarial gain (loss) on retirement plans and post-retirement medical benefit plans and unrealized gain (loss) on derivative instruments.

Recent Accounting Pronouncements

In June 2009, the FASB Codification became the single source of authoritative US GAAP. The Codification did not create any new GAAP standards but incorporated existing accounting and reporting standards into a new topical structure with a new referencing system to identify authoritative accounting standards, replacing the prior

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

references to SFAS, Emerging Issues Task Force (EITF), FASB Staff Position (FSP), etc. Authoritative standards included in the Codification are designated by their Accounting Standards Codification (ASC) topical reference, and new standards will be designated as Accounting Standards Updates (ASU), with a year and assigned sequence number. Beginning with this annual report for the fiscal year 2009, references to prior standards have been updated to reflect the new referencing system.

In October 2009 the FASB issued ASU No. 2009-13 “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements,” or ASU No. 2009-13. ASU No. 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how the arrangement consideration should be allocated among the separate units of accounting. ASU No. 2009-13 will be effective for our fiscal year 2011 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. We are currently assessing the impact that this guidance will have on our results of operations and financial position.

In October 2009 the FASB issued ASU No. 2009-14 “Software (Topic 985): Certain Revenue Arrangements That Include Software Elements,” or ASU No. 2009-14. ASU No. 2009-14 modifies the scope of the software revenue recognition guidance to exclude (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. ASC No. 2009-14 will be effective for our fiscal year 2011 with early adoption permitted. The guidance may be applied retrospectively or prospectively for new or materially modified arrangements. We are currently assessing the impact that this guidance will have on our results of operations and financial position.

In June 2009, the FASB issued an amendment to ASC 810 “Consolidation,” or ASC 810, that eliminates the exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. This amendment to ASC 810 also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the existing ASC 810’s provisions. The elimination of the qualifying special-purpose entity concept and its consolidation exceptions means more entities will be subject to consolidation assessments and reassessments. This guidance will be effective for our fiscal year 2011. We are currently assessing the impact that this guidance will have on our results of operations and financial position.

In December 2008, the FASB issued amendment to ASC 715 “Compensation—Retirement Benefits”. This guidance amends the existing authoritative accounting provisions to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. This guidance requires disclosures surrounding how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies. Additional disclosures include (a) the major categories of plan assets, (b) the inputs and valuation techniques used to measure the fair value of plan assets, (c) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period and (d) the significant concentrations of risk within plan assets. This guidance does not change the accounting treatment for postretirement benefit plans. This guidance will be effective for us in fiscal year 2010. The adoption of this guidance will change our disclosure about pension plans beginning fiscal year 2010.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

In April 2008, the FASB issued amendment to ASC 350 “Intangibles—Goodwill and Other,” or ASC 350, for determination of the useful life of intangible assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under authoritative accounting guidance for goodwill and other intangible assets. This guidance is intended to improve the consistency between the useful life of an intangible asset determined under the guidance for goodwill and other intangible assets and the period of expected cash flows used to measure the fair value of the asset under ASC 805 “Business Combinations” and other principles under GAAP. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. This guidance will be effective for us in fiscal year 2010. The adoption of this guidance is not expected to significantly impact our results of operations and financial position.

In September 2006, the FASB issued ASC 820 “Fair Value Measurements and Disclosures,” or ASC 820 which provides enhanced guidance for using fair value to measure assets and liabilities. This guidance also provides for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. ASC 820 applies whenever other guidance require or permit assets or liabilities to be measured at fair value. ASC 820 does not expand the use of fair value in any new circumstances. In February 2008, the FASB issued additional guidance to exclude ASC 840 “Accounting for Leases” and delays the effective date of ASC 820 by one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

In October 2008, the FASB issued additional guidance for determining the fair value of a financial asset when the market for that asset is not active to clarify the application of the provisions of the guidance for fair value measurements in an inactive market and how an entity would determine fair value in an inactive market. This additional guidance is effective immediately. We adopted ASC 820 for financial assets and financial liabilities at the beginning of fiscal year 2009. The adoption of this guidance for financial assets and financial liabilities did not impact our results of operations and financial position. The guidance is effective for nonfinancial assets and liabilities in financial statements issued for fiscal years beginning after November 15, 2008, which is our fiscal year 2010. The adoption of this guidance for nonfinancial assets and nonfinancial liabilities is not expected to significantly impact our results of operations and financial position.

In December 2007, the FASB revised ASC 805 “Business Combinations,” or ASC 805, which significantly changes current practices regarding business combinations. Among the more significant changes, the revised guidance expands the definition of a business and a business combination; requires the acquirer to recognize the assets acquired, liabilities assumed and noncontrolling interests (including goodwill), measured at fair value at the acquisition date; requires acquisition-related expenses and restructuring costs to be recognized separately from the business combination; requires assets acquired and liabilities assumed to be recognized at their acquisition-date fair values with subsequent changes recognized in earnings; and requires in-process research and development to be capitalized at fair value as an indefinite-lived intangible asset. In April 2009, the FASB issued additional guidance for assets acquired and liabilities assumed in a business combination that arise from contingencies which amends and clarifies to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. ASC 805 is effective for us beginning in fiscal year 2010. The adoption of this guidance will change our accounting treatment for business combinations on a prospective basis beginning in the first quarter of fiscal year 2010. The nature and magnitude of the specific impact will depend upon the nature, terms and size of the acquisitions consummated after the effective date.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

In December 2007, the FASB revised ASC 810 “Consolidation,” or ASC 810, for accounting for noncontrolling interests in consolidated financial statements. This guidance will change the accounting and reporting for minority interests, reporting them as equity separate from the parent entity’s equity, as well as requiring expanded disclosures. This guidance is effective for us for fiscal year 2010. We do not expect that the adoption of this guidance will have a material impact on our results of operations and financial position.

In September 2006, the FASB issued amended ASC 715 “Compensation-Retirement Benefits,” or ASC 715, for employers’ accounting for defined benefit pension and other postretirement plans. This guidance requires an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. We adopted this provision of this guidance, along with disclosure requirements, at the end of fiscal year 2007. This guidance also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. We adopted this additional provision in fiscal year 2009 and the change in measurement date did not have a material impact on our results of operations and financial position.

3. Acquisitions

During the first quarter of fiscal year 2008, we completed the acquisition of a privately-held manufacturer of motion control encoders for $29 million (net of cash acquired of $2 million) plus $9 million repayment of existing debt. The purchase price was allocated to the acquired net assets based on estimated of fair values as follows: total assets of $51 million, including intangible assets of $11 million, goodwill of $27 million, and total liabilities of $11 million (which includes a $2 million loan secured by land and building in Italy). The intangible assets are being amortized over their useful lives ranging from 1 to 7 years.

During the second quarter of fiscal year 2008, we completed the acquisition of a privately-held developer of low-power wireless devices for $6 million. The initial purchase consideration of $6 million was allocated to the acquired net assets based on estimated fair values as follows: total assets of $7 million (primarily goodwill), and total liabilities of $1 million. In connection with the acquisition, we agreed to pay up to $3 million in cash contingent upon the achievement of certain development, product, or other milestones, and upon the continued employment with the Company of certain employees of the acquired entity. During each of the years ended November 1, 2009 and November 2, 2008, we recognized $1 million in compensation expense, related to the continued employment of certain employees of the acquired entities. We recognized less than $1 million cash contingent payment to the founders of the acquired entity upon the achievement of the first milestone as a purchase price adjustment during the year ended November 2, 2008.

During the year ended November 1, 2009, we paid less than $1 million in cash to shareholders of one of the acquired entities, based on the achievement of certain defined milestones, which was recorded to goodwill as additional purchase consideration.

During the fourth quarter of fiscal year 2008, we acquired the Bulk Acoustic Wave Filter, or BAW, business of Infineon Technologies AG for $32 million in cash. The purchase price was allocated to the acquired net assets based on estimated fair values as follows: total assets of $33 million, including intangible assets of $12 million and goodwill of $13 million, and total liabilities of $1 million. The intangible assets are being amortized over their useful lives ranging from 8 to 15 years. In addition, during the first quarter of fiscal year 2009, we recorded less than $1 million of additional transaction costs to goodwill related to the BAW acquisition.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

During the second quarter of fiscal year 2009, we completed the acquisition of a manufacturer of motion control encoders from a Japan-based company for $7 million in cash, net of cash acquired. The purchase price was allocated to the acquired net assets based on estimates of fair values as follows: total assets of $11 million, including intangible assets of $4 million, goodwill of $1 million and total liabilities of $4 million. The intangible assets are being amortized over their useful lives ranging from 17 to 25 years.

The consolidated financial statements include the results of operations of the acquired companies commencing on their respective acquisition dates. Pro forma results of operations for the acquisitions completed in the fiscal years ended November 1, 2009 and November 2, 2008 have not been presented because the effects of the acquisitions, individually or in the aggregate, were not material to our financial results.

We record at cost non-marketable investments where we do not have the ability to exercise significant influence or control and periodically review them for impairment. During the second quarter of fiscal year 2008, we made an investment of $2 million in a privately-held company. This investment is accounted for under the cost method and is included on the balance sheet in other long-term assets. This investment was impaired during the year ended November 1, 2009. See Note. 9 “Fair Value.”

4. Balance Sheet Components

Inventory

Inventory consists of the following (in millions):

	Group
	November 1, 2009	November 2, 2008
Finished goods	70	80
Work-in-process	70	87
Raw materials	22	21

Total inventory	162	188

During the fiscal year ended November 1, 2009, we recorded write-downs to inventories of $23 million, associated with reduced demand assumptions, compared to write-downs to inventories of $11 million recorded during the fiscal year ended November 2, 2008.

Other Current Assets

Other current assets consist of the following (in millions):

	Group		Company
	November 1, 2009	November 2, 2008	November 1, 2009	November 2, 2008
Prepayments	17	13	—	—
Non-U.S. transaction tax receivable	5	7	—	—
Due from subsidiary	—	—	169	4
Other	22	14	—	—

Total other current assets	44	34	169	4

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Amount due from subsidiary arose from advances provided to subsidiary. These amounts were unsecured with no fixed repayment date and interest free till March 09. From April to July 2009, the amount due bear interest at the three-month LIBOR rate plus 1.75% per annum. From August to November 1, 2009, the amount due bear interest at the three-month LIBOR rate plus 0.25% per annum. (2008: Interest free).

Property, Plant and Equipment, Net

Property, plant and equipment, net consist of the following (in millions):

	Group
	November 1, 2009	November 2, 2008
Land	11	11
Buildings and leasehold improvements	128	129
Machinery and equipment	419	375

Total property, plant and equipment	558	515
Accumulated depreciation and amortization	(294)	(216)

Total property, plant and equipment	264	299

Depreciation expense was $81 million and $74 million for the year ended November 1, 2009 and November 2, 2008 respectively.

At November 1, 2009 and November 2, 2008, we had $41 million and $39 million of unamortized software costs, respectively, and accumulated amortization of $29 million and $22 million, respectively.

At November 1, 2009 and November 2, 2008, we had $11 million and $9 million of gross carrying amount of assets under capital leases, respectively, and accumulated amortization of $6 million and $4 million, respectively.

At November 1, 2009, property, plant and equipment held for sale with the gross carrying amount of $1 million and accumulated depreciation of less than $1 million were included in property, plant and equipment. At November 2, 2008, property, plant and equipment with the gross carrying amount of $5 million and accumulated depreciation of $1 million were classified as held for sale.

Investment In Subsidiary

	Company (In millions)
	November 1, 2009	November 2, 2008
Unquoted equity shares at cost	1,138	1,059
Add: share options issued to subsidiaries	27	21
Add: other comprehensive income	3	8
Less: share of losses from subsidiaries	(300)	(312)

	868	776

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Subsidiary held by the Company:-

Name of company	Equity holding
	November 1, 2009	November 2, 2008
Avago Technologies Holding Pte. Ltd. and its subsidiaries	100%	100%

Other Current Liabilities

Other current liabilities consist of the following (in millions):

	Group		Company
	November 1, 2009	November 2, 2008	November 1, 2009	November 2, 2008
Income and other taxes payable	1	21	—	—
Deferred revenue	5	11	—	—
Supplier liabilities	3	3	—	—
Restructuring charges	3	1	—	—
Due to subsidiaries	—	—	4	—
Other	21	10	—	—

Total other current liabilities	33	46	4	—

Amount due to subsidiaries arose from advances provided by subsidiaries. These amounts were unsecured and interest-free.

5. Goodwill

The following table summarizes changes in goodwill (in millions):

	Group
	November 1, 2009	November 2, 2008
Beginning of financial year	169	122
Acquisition (Note 3. “Acquisitions”)	2	47

End of financial year	171	169

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

6. Intangible Assets

Amortizable purchased intangibles as of November 1, 2009 and November 2, 2008 consist of the following (in millions):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Group
Balance of November 1, 2009:
Purchased technology	727	(231)	496
Customer and distributor relationships	249	(99)	150
Other	3	(2)	1

Total	979	(332)	647

Balance of November 2, 2008:
Purchased technology	726	(174)	552
Customer and distributor relationships	246	(77)	169
Other	2	(2)	—

Total	974	(253)	721

Amortization of intangible assets included in continuing operations was $79 million and $85 million for the year ended November 1, 2009 and November 2, 2008, respectively.

During the year ended November 2, 2008, we recorded $11 million and $12 million of intangible assets with weighted average amortization period of 7 years and 12 years, respectively, in connection with acquisitions in 2008. During the same period, we also acquired $6 million of intangible assets from a third-party with weighted-average amortization period of 18 years.

During the year ended November 1, 2009, we recorded $4 million in intangible assets with weighted average amortization period of 19 years in conjunction with an acquisition. During the same period, we also acquired $1 million of intangible assets from a third-party with weighted average amortization period of 17 years. See Note 3. “Acquisitions.”

Based on the amount of intangible assets subject to amortization at November 1, 2009, the expected amortization expense for each of the next five fiscal years and thereafter is as follows (in millions):

Fiscal Year
2010	79
2011	77
2012	76
2013	76
2014	76
Thereafter	263

647

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

The weighted average amortization periods remaining by intangible asset category at November 1, 2009 were as follows (in years):

	November 1, 2009	November 2, 2008
Amortizable intangible assets:
Purchased technology	10	11
Customer and distributor relationships	8	9
Other	25	—

7. Retirement Plans and Post-Retirement Benefits

Effective October 31, 2007, we adopted ASC 715 “Compensation-Retirement Benefits,” or ASC 715, which requires an employer to record non-cash adjustments to recognize the funded status of each of its defined benefit and postretirement benefit plans as a net asset or liability in its statement of financial position with an offsetting amount in accumulated other comprehensive income, and to recognize changes in that funded status in the year in which changes occur through comprehensive income. Additionally, ASC 715 requires an employer to measure the funded status of each of its plans as of the date of its year-end statement of financial position. This additional provision became effective for us in fiscal year 2009 and the impact was not material to our financial position.

Non-U.S. Defined Benefit Plans

We have defined benefit plans in Taiwan, Korea, Japan, Germany, Italy and France.

401(k) Defined Contribution Plan

Our U.S. eligible employees participate in the Avago Technologies U.S. Inc. 401(k) Plan, or the 401(k) Plan. Enrollment in the 401(k) Plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the 401(k) Plan, we provide matching contributions to employees up to a maximum of 4% of an employee’s annual eligible compensation. The maximum contribution to the 401(k) Plan is 50% of an employee’s annual eligible compensation, subject to regulatory and plan limitations. The 401(k) Plan expense is included in the corporate employee overhead rate allocation.

U.S. Deferred Compensation Plan

We also have a deferred compensation plan, which allows highly compensated employees (as defined by IRS regulations) to defer greater percentages of compensation than would otherwise be permitted under the salary deferral 401(k) plan and IRS regulations. The deferred compensation plan is a non-qualified plan of deferred compensation maintained in a rabbi trust. Participants can direct the investment of their deferred compensation plan accounts in the same investment funds offered by the 401(k) plan.

U.S. Post-Retirement Medical Benefit Plans

A portion of our U.S. employees who meet retirement eligibility requirements as of their termination dates may receive post-retirement medical benefits under our retiree medical account program. Under our retiree medical account program, eligible retirees are allocated a spending account of either $40,000 or $55,000, depending on the retiree’s age at January 1, 2005, from which the retiree can receive reimbursement for

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

premiums paid for medical coverage to age 65. Certain U.S. employees who were age 50 or over on January 1, 2005 may be eligible for our traditional retiree medical plan upon meeting certain eligibility requirements and certain service criteria. Once participating in the traditional retiree medical plan, retirees are provided with access to both pre-65 medical coverage and supplemental Medicare coverage with medical premiums based on the type of coverage chosen and service criteria. Retirees in this group are also given the option to choose the $55,000 retiree medical account program instead of the traditional retiree medical plan.

Non-U.S Retirement Benefit Plans

In addition to the defined benefit plan for certain employees in Taiwan, Korea, Japan, France, Italy and Germany, other eligible employees outside of the U.S. receive retirement benefits under various defined contribution retirement plans. Eligibility is generally determined based on the terms of our plans and local statutory requirements.

The net pension plan costs of our non-U.S defined benefit plans for the years ended November 1, 2009 and November 2, 2008 were $2 million and $3 million, respectively. The net pension plan costs for the year ended November 1, 2009 is net of $1 million of curtailment gain, related to our restructuring activities. See Note 11. “Restructuring and Asset Impairment Charges.” The net pension plan costs of our post-retirement medical plan for the years ended November 1, 2009 and November 2, 2008 were $1 million and $1 million, respectively.

For the year ended November 2, 2008, we recognized $3 million in accumulated other comprehensive income (net of tax of $1 million), related to our non U.S. defined benefit plans, which consists of unrealized net actuarial gains, of which we recognized less than $1 million as components of net periodic benefit costs over fiscal year ended November 1, 2009. We also recognized $2 million in accumulated other comprehensive income (net of tax of $1 million) for the year ended November 2, 2008, related to our U.S. post-retirement benefit plans, which consists of unrealized net actuarial gains, of which we recognized $1 million as components of net periodic benefit costs over fiscal year 2009. During the year ended November 1, 2009, we recognized $6 million of unrealized net actuarial losses in accumulated other comprehensive income (net of tax of $1 million), related to our U.S. post-retirement benefit plans. Other long-term assets include deferred tax assets relating to pension liabilities and post-retirement medical benefit plan liabilities.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Funded status

The funded status of the U.S post retirement medical benefit plan and non-U.S. defined benefit plans was as follows (in millions):

	Group		Group
	Non-U.S. Defined Benefit Plans		U.S. Post Retirement Medical Plans
	2009	2008	2009	2008
Change in plan assets:
Fair value—beginning of financial year	11	11	—	—
Employer contribution	3	—	—	—
Payments from plan assets	(1)	—	—	—

Fair value of plan assets—end of financial year	13	11	—	—

Change in benefit obligation:
Fair value—beginning of financial year	19	19	14	16
Addition to plan	—	1	—	—
Service cost	2	2	—	1
Interest cost	1	1	1	1
Actuarial gain	—	(4)	6	(4)
Curtailment gain	(1)	—	—	—

Benefit obligation—end of financial year	21	19	21	14

	Group		Group
	Non-U.S. Defined Benefit Plans		U.S. Post Retirement Medical Plans
	2009	2008	2009	2008
Net accrued costs:
Plan assets less than benefit obligation	(8)	(8)	(21)	(14)
Unrecognized net actuarial gain and prior service cost	4	(4)	3	(3)
Accumulated other comprehensive income	(4)	4	(3)	3

Net accrued costs	(8)	(8)	(21)	(14)

Amounts recognized in the consolidated balance sheets were as follows (in millions):

	Non-U.S. defined Benefit Plans		U.S. Post Retirement Medical Plans
	November 1, 2009	November 2, 2008	November 1, 2009	November 2, 2008
Other current liabilities	1	1	1	1
Other long-term liabilities	7	7	20	13
Accumulated other comprehensive
Income (loss) net of taxes	3	3	1	7

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

As of November 1, 2009 and November 2, 2008 the amounts of the obligations for our non U.S. Defined benefit plans were as follows (in millions):

	November 1, 2009	November 2, 2008
Aggregate projected benefit obligation (“PBO”)	21	19
Aggregate accumulated benefit obligation (“ABO”)	18	16

We currently expect to make contributions of $1 million each to our non-U.S. defined benefit plans and U.S. post-retirement medical benefit plans in fiscal year 2010. It is expected that as of November 1, 2009 various benefit plans will make payments over the next ten fiscal years as follows (in millions):

Fiscal Year	Non-U.S. Defined Benefit Plans	U.S. Post Retirement Medical Plans
2010	1	1
2011	1	1
2012	1	1
2013	1	1
2014	1	1
2015 and through 2019	7	9

Our non-U.S. defined benefit pension plans weighted average asset allocations by category were:

	Non–US Defined Benefit Plans (%)
	November 1, 2009		November 2, 2008
	Actual	Target	Actual	Target
Time Deposits	90	90	97	97
Other	10	10	3	3

Total	100	100	100	100

Assumptions

The assumptions used to determine the benefit obligations and expense for our defined benefit and post-retirement benefit plans are presented in the table below. The expected long-term return on assets below represents an estimate of long-term returns on investment portfolios primarily consisting of fixed income investments. We consider long-term rates of return, which are weighted, based on the asset classes (both historical and forecasted) in which we expect our pension and post-retirement funds to be invested. Discount rates reflect the current rate at which pension and post-retirement obligations could be settled based on the measurement dates of the plans, which is our fiscal year end for the defined benefit and post retirement plans. The range of assumptions that are used for non-U.S. defined benefit plans reflects the different economic environments within various countries.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

	Group		Group
	Assumptions for Benefit Obligation		Assumptions for Expense
	November 1, 2009	November 2, 2008	November 1, 2009	November 2, 2008
	%	%	%	%
Non-U.S. Defined Benefit Plans:
Discount rate	2.00-6.50	2.25-6.50	2.25-6.50	2.25-5.25
Average increase in compensation levels	2.50-5.00	2.50-5.00	2.50-5.00	3.00-5.00
Expected long-term return on assets	1.50-5.25	3.00-5.25	3.00-5.25	2.75-5.60

U.S. Post-Retirement Medical Plan:
Discount rate	5.500	8.500	8.500	6.000
Current medical cost trend rate	9.000	9.000	9.000	9.000
Ultimate medical cost trend rate	5.000	5.000	5.000	5.000

Medical cost trend rate decreases to ultimate trend rate in year	2019	2013	2013	2012

Changes in the assumed healthcare trend rates could have a significant effect on the amounts reported for the post-retirement medical plans. A one percentage point change in the assumed health care cost trend rates for the year ended November 1, 2009 would have the following effects:

	1% Increase	1% Decrease
Effect on U.S. post-retirement benefit obligation (in millions)	$2	$(2)
Percentage effect on U.S. post-retirement benefit obligation	8.7%	(7.2)%

A one percentage point increase or decrease in our healthcare cost trend rates would have increased or decreased the service and interest cost components of the net periodic benefit cost by less than $1 million.

8. Senior Credit Facilities and Borrowings

Our senior credit facilities and borrowings consist of the following (in millions):

	Group
	November 1, 2009	November 2, 2008
Senior credit facilities:
Revolving credit facility	—	—
Notes:
10 1/8% senior notes due 2013	318	403
Senior floating rates notes due 2013	46	50
11 7/8% senior subordinated notes due 2015	230	250

	594	703
Less: Current portion of long-term debt	364	—

Long-term debt	230	703

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Senior Credit Facilities

In connection with the SPG Acquisition, we entered into a senior credit agreement with a syndicate of financial institutions. The senior secured credit facilities initially consisted of (i) a seven-year $725 million term loan facility and (ii) a six-year, $250 million revolving credit facility for general corporate purposes. As of October 31, 2006, the term loan facility had been permanently repaid in full and may not be redrawn. The revolving credit facility was increased to $375 million in the fourth quarter of fiscal year 2007. During the third quarter of fiscal 2008, our revolving credit facility was impacted by the bankruptcy of Lehman Brothers Holdings Inc. (“Lehman”). As a result of the bankruptcy, we can no longer utilize its Lehman credit commitment of $60 million, thus reducing our revolving credit facility to $315 million. In July 2009, Lehman assigned $35 million of its credit commitment to Barclays Bank PLC, which resulted in total availability under our revolving credit facility increasing to $350 million.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day or one-day notice referred to as swingline loans and is available to us and certain of our subsidiaries in U.S. dollars and other currencies. As of November 1, 2009, we had no borrowings outstanding under the revolving credit facility, although we had $17 million of letters of credits outstanding under the facility. We drew $475 million under our term loan facility to finance a portion of the SPG Acquisition. On January 26, 2006, we drew the full $250 million under the delayed-draw portion of our term loan facility to retire all of our redeemable convertible preference shares. We used the net proceeds from the sale of our Storage Business and Printer ASICs Business to permanently repay borrowings under our term loan facility. Costs of approximately $19 million incurred in relation to the term loan facility were initially capitalized as debt issuance costs, amortized over the expected term as additional interest expense and unamortized costs were written off in conjunction with the repayment of the term loan facility.

Interest Rate and Fees

Borrowings under the senior credit agreement bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the United States prime rate and (2) the federal funds rate plus 0.5% (or an equivalent base rate for loans originating outside the United States, to the extent available) or (b) a LIBOR rate (or the equivalent thereof in the relevant jurisdiction) determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. At November 1, 2009, the lender’s base rate was 3.25% and the one-month LIBOR rate was 0.24%. At November 2, 2008, the lender’s base rate was 4.00% and the one-month LIBOR rate was 2.58%. The applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings.

We are required to pay a commitment fee to the lenders under the revolving credit facility with respect to any unutilized commitments thereunder. At November 1, 2009 and November 2, 2008, the commitment fee on the revolving credit facility was 0.375% per annum. We must also pay customary letter of credit fees. The commitment fee is expensed as additional interest expense.

Maturity

Principal amounts outstanding under the revolving credit facility are due and payable in full on December 1, 2011. As of November 1, 2009 and November 2, 2008, we had no borrowings outstanding under the revolving credit facility, although we had $17 million of letters of credit each outstanding under the facility, which reduce the amount available on a dollar-for-dollar basis.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Certain Covenants and Events of Default

The senior credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our and our subsidiaries’ ability to:

•	incur additional debt or issue certain preferred shares;

•	create liens on assets;

•	enter into sale-leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions, or repurchase our capital stock or make other restrictive payments;

•	make investments, loans or advances;

•	make capital expenditures;

•	repay subordinated indebtedness (including the 11 7/8% senior subordinated notes);

•	make certain acquisitions;

•	amend material agreements governing our subordinated indebtedness (including the senior subordinated notes);

•	change our lines of business; and

•	change the status of our direct wholly owned subsidiary, Avago Technologies Holdings Pte. Ltd., as a passive holding company.

All obligations under the senior credit facilities, and the guarantees of those obligations, are secured by substantially all of our assets and that of each guarantor subsidiary, subject to certain exceptions.

In addition, the senior credit agreement requires us to maintain senior secured leverage ratios not exceeding levels set forth in the senior credit agreement. The senior credit agreement also contains certain customary affirmative covenants and events of default, including a cross-default triggered by certain events of default under our other material debt instruments.

Senior Notes and Senior Subordinated Notes

In connection with the SPG Acquisition, we completed a private placement of $1,000 million principal amount of unsecured debt consisting of (i) $500 million principal amount of 10 1/8% senior notes due December 1, 2013, or senior fixed rate notes, (ii) $250 million principal amount of senior floating rate notes due June 1, 2013, or senior floating rate notes and, together with the senior fixed rate notes, the senior notes, and (iii) $250 million principal amount of 11 7/8% senior subordinated notes due December 1, 2015, or senior subordinated notes. The senior notes and the senior subordinated notes are collectively referred to as our outstanding notes. We received proceeds of $966 million, net of $34 million of related transaction expenses. Such transaction expenses are deferred as debt issuance costs and are being amortized over the life of the loans as incremental interest expense.

Interest is payable on the senior fixed rate notes and the senior subordinated notes on a semi-annual basis at a fixed rate of 10.125% and 11.875%, respectively, per annum. Interest is payable on the senior floating rate

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

notes on a quarterly basis at a rate of three-month LIBOR plus 5.5%. The rate for the senior floating rate notes was 5.85% and 8.31% at November 1, 2009 and November 2, 2008, respectively.

We may redeem all or any part of the senior fixed rate notes at any time prior to December 1, 2009 at a redemption price equal to 100% of the principal amount of the notes redeemed plus a defined premium and accrued but unpaid interest through the redemption date. We can redeem the senior floating rate notes on or after December 1, 2007 and the senior fixed rate notes on or after December 1, 2009 at fixed redemption prices set forth in the indenture governing the senior notes plus accrued but unpaid interest through the redemption date. In addition, upon a change of control of our company, we generally will be required to make an offer to redeem the senior notes from the holders at 101% of the principal amount plus accrued but unpaid interest through the redemption date.

We may redeem all or any part of the senior subordinated notes (i) at any time prior to December 1, 2010 at a redemption price equal to 100% of the principal amount of the notes redeemed plus a defined premium and accrued but unpaid interest through the redemption date, and (ii) on or after December 1, 2010 at fixed redemption prices set forth in the indenture governing the senior subordinated notes plus accrued but unpaid interest through the redemption date. In addition, upon a change of control of our company, we generally will be required to make an offer to redeem the senior subordinated notes from the holders at 101% of the principal amount plus accrued but unpaid interest through the redemption date.

The senior notes are unsecured and effectively subordinated to all of our existing and future secured debt (including obligations under our senior credit agreement), to the extent of the value of the assets securing such debt. The senior subordinated notes are unsecured and subordinated to all of our existing and future senior indebtedness, including our senior credit agreement and the senior notes.

Certain of our subsidiaries have guaranteed the obligations under the senior credit agreement, have guaranteed the obligations under the senior notes on a senior unsecured basis, and have guaranteed the obligations under the senior subordinated notes on a senior subordinated unsecured basis.

The indentures governing our outstanding notes limit our and our subsidiaries’ ability to:

•	incur additional indebtedness and issue disqualified stock or preferred shares;

•	pay dividends or make other distributions on, redeem or repurchase our capital stock or make other restricted payments;

•	make investments, acquisitions, loans or advances;

•	incur or create liens;

•	transfer or sell certain assets;

•	engage in sale and lease back transaction;

•	declare dividends or make other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Subject to certain exceptions, the indentures governing our outstanding notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. In addition, the indentures contain customary events of default provisions, including a cross-default provision triggered by certain events of default under our senior credit agreement.

Debt Repayments

During fiscal year 2008, we redeemed $200 million in principal amounts of the Senior Floating Rate Notes. We redeemed the Senior Floating Rate Notes at 2% premium of the principal amount, plus accrued interest, resulting in a loss on extinguishment of debt of $10 million, which consisted of the $4 million premium and a $6 million write-off of debt issuance costs and other related expenses.

During fiscal year 2009, we repurchased $85 million in principal amount of senior fixed rate notes, $17 million in principal amount of senior subordinated notes and $4 million in principal amount of senior floating rate notes as part of an early tender offer, resulting in a loss on extinguishment of debt of $9 million, consisting of $6 million in premium and a write-off of $3 million debt issuance costs and other related expenses. We also repurchased $3 million in principal amount of senior subordinated notes from the open market, resulting in a gain on extinguishment of debt of $1 million.

Debt Issuance Costs

Unamortized debt issuance costs associated with the notes and the secured senior credit facility were $16 million and $22 million at November 1, 2009 and November 2, 2008, respectively, and are included in other assets on the balance sheet. Amortization of debt issuance costs is classified as interest expense in the statement of operations.

Other Borrowing

In connection with an acquisition in the first quarter of fiscal year 2008, we assumed a $2 million loan secured by land and building which was repaid during the quarter ended August 3, 2008. See also Note 3. “Acquisitions.”

9. Fair Value of Financial Instruments

We adopted ASC 820 “Fair Value Measurements and Disclosures,” or ASC 820, at the beginning of fiscal year 2009. The adoption of ASC 820 did not impact our results of operations and financial position. ASC 820 is effective for nonfinancial assets and liabilities in financial statements issued for fiscal years beginning after November 15, 2008, which is our fiscal year 2010.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three level hierarchy to prioritize the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

The three levels of the fair value hierarchy under the guidance for fair value measurements are described below:

Level 1—Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2—Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3—Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any market activity for the asset or liability at the measurement date.

Assets Measured at Fair Value on a Recurring Basis

The table below sets forth by level our financial assets that were accounted for at fair value as of November 1, 2009. The table does not include cash on hand and also does not include assets that are measured at historical cost or any basis other than fair value (in millions).

	Portion of carrying value measured at fair value as of November 1, 2009	Group
		Fair value measurement as of November 1, 2009 using
		Quoted Prices In active market for identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Money Market funds(1)	100	100	—
Time Deposits	350	—	350
Investment funds—Deferred Compensation Plan Assets(2)	2	2	—

Total assets measured at fair value	452	102	350

(1)	Included in cash and cash equivalents in our consolidated balance sheet
(2)	Included in other current assets in our consolidated balance sheet

Level 1 assets include money market funds which are classified as cash and cash equivalents and investment funds—deferred compensation plan assets. We measure money market funds and investment funds at quoted market price as they are traded in an active market with sufficient volume and frequency of transactions. Level 2 assets include time deposits. We measure time deposits at fair value quoted by the banks which do not materially differ from the carrying values of these instruments in the financial statements.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Assets Measured at Fair Value on a Nonrecurring Basis

The following table presents our assets that are measured at fair value on a nonrecurring basis at least annually or on a quarterly basis, if impairment is indicated (in millions):

	Fair value as of November 1, 2009	Fair value measurement as of November 1, 2009 using Significant Other Unobservable Input (Level 3)	Impairment Charges for The year ended November 1, 2009
Investment in a Privately-Held Company	—	—	(2)

The following table presents our Level 3 asset activities during the year ended November 1, 2009 (in millions):

	Beginning Balance	Transfer Into Level 3	Less Recognized in Statement of Operation	Ending balance
Investment in a Privately-Held Company	—	2	(2)	—

Our investments in privately-held companies are accounted for using the cost method as we have no significant influence over the investee. The investments are recorded in other long-term assets. The investments are subject to periodic impairment review, which requires significant judgment to identify events or circumstances that would likely have a significant adverse effect on the future value of the investment. One of our investments was measured at fair value during the first quarter of fiscal year 2009 due to events or circumstances identified that significantly impacted the fair value of this investment.

We measured fair value using analysis of the financial condition and near-term prospect of the investee, including recent liquidity issues as well as other economic variables. As a result, for the year ended November 1, 2009, we recorded a $2 million other-than-temporary impairment charge related to this investment. The impairment charge was included in other income (expense), net in the consolidated statements of operations. No impairment charges were recorded during the year ended November 2, 2008. The investment was classified as a Level 3 asset because we used unobservable inputs to value it, reflecting our assumptions about the assumptions market participants would use in pricing this investment due to the absence of quoted market prices and inherent lack of liquidity.

Fair Value of Other Financial Instruments

The following table presents the carrying amounts and fair values of financial instruments as of November 1, 2009 and November 2, 2008 (in millions):

	Group		Group
	November 1, 2009		November 2, 2008
	Carrying value	Fair value	Carrying value	Fair value
Variable rate debt	46	45	50	42
Fixed rate debt	548	586	653	541

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

The fair values of cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities, to the extent the underlying liability will be settled in cash, approximate carrying values because of the short-term nature of these instruments. The fair value of our long-term and current portion of long-term debt is based on quoted market rates. See Note 8 “Senior Credit Facilities and Borrowings.”

10. Shareholders’ Equity

Group and Company

All issued ordinary shares are fully paid. There is no par value for these ordinary shares.

Ordinary and Redeemable Convertible Preference Shares

During fiscal years 2007 and 2008, we repurchased a total of 781,000 ordinary shares from terminated employees for $7 million cash and issued 28,509 ordinary shares for less than $1 million.

During fiscal year 2009, in connection with our IPO, we issued 21,500,000 ordinary shares for $300 million, net of $19 million in underwriters’ discounts and commissions and $4 million in offering costs. We also repurchased 807,800 ordinary shares from terminated employees for $6 million cash.

At November 2, 2008, 3,056,029 ordinary shares issued to employees, respectively, are considered temporary equity under the provisions of SEC Accounting Series Release No. 268, “Presentation in Financial Statements of ‘Redeemable Preferred Stocks’,” due to having a contingent cash-settlement feature upon the death or disability of the shareholder for a period of five years from the issuance of such shares. As such, approximately $12 million recognized in ordinary shares should be considered temporary equity of the Company at November 2, 2008.

By operation of Singapore law, as a result of the completion of our IPO we are no longer permitted to repurchase our shares in selective off-market transactions and therefore the contingent cash-settlement feature upon the death or disability of a shareholder has ceased to apply; as such, no ordinary shares are considered to be temporary equity at November 1, 2009.

Share Option Plans

Effective December 1, 2005, we adopted two equity-based compensation plans, the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, or the Executive Plan, and the Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries, or the Senior Management Plan and, together with the Executive Plan, the Equity Incentive Plans, which have been amended, to authorize the grant of options and share purchase rights covering up to 30 million ordinary shares.

Under the Executive Plan, options generally vest at a rate of 20% per year based on the passage of time, and the passage of time and attaining certain performance criteria, in each case subject to continued employment. Those options subject to vesting based on the passage of time may accelerate by one year upon certain terminations of employment. Under the Senior Management Plan, options generally vest at a rate of 20% per year based on the passage of time and continued employment.

Under the Equity Incentive Plans, awards generally expire ten years following the date of grant unless granted to a non-employee, in which case the awards generally expire five years following the date of grant and

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

are granted at a price equal to the fair market value. Since our IPO, we no longer make any further grants under the Equity Incentive Plans.

In July 2009, our board of directors adopted, and our shareholders approved, the Avago Technologies Limited 2009 Equity Incentive Award Plan, or the 2009 Plan, to authorize the grant of options, share appreciation rights, restricted share units, dividend equivalents, performance awards, and other share-based awards. 20 million ordinary shares are initially reserved for issuance under the 2009 Plan, subject to annual increases starting in calendar year 2012. The 2009 Plan became effective upon closing of our IPO in August 2009. Under the 2009 Plan, options generally expire ten years following the date of grant and options generally vest over a four year period from the date of grant. Any share options cancelled under the Equity Incentive Plan become available for issuance under the 2009 Plan.

A summary of award activity follows (in millions, except per share amounts):

	Awards Outstanding
	Awards available\ for grant	Number outstanding	Weighted- average exercise price per share	Weighted- average remaining contractual life (in years)	Aggregate intrinsic value
Balance as of November 2, 2008	5	21	7.03
Shares authorised under 2009 Plan	20	—	—
Granted	(7)	7	12.56
Exercised	—	(2)	4.86
Cancelled	2	(2)	7.33

Balance as of November 1, 2009	20	24	8.69	7.24	150

Vested as of November 1, 2009	—	8	6.29	5.69	73
Vested and expected to vest as of November 1, 2009	—	20	8.33	7.04	137
Balance as of October 31, 2007	6	20	6.07
Granted	(5)	5	10.42
Cancelled	4	(4)	6.10

Balance as of November 2, 2008	5	21	7.03	7.57	78

Vested as of November 2, 2008	—	7	5.41	6.73	34
Vested and expected to vest as of November 2, 2008	—	18	6.75	7.44	71

The following table summarizes significant ranges of outstanding and exercisable awards as of November 1, 2009 (in millions, except years and per share amounts):

	Awards Outstanding			Awards Exercisable
Exercise Prices	Number outstanding	Weighted- average remaining contractual life (in years)	Weighted- average exercise price per share	Number exercisable	Weighted- average exercise price per share
$0.00 – 4.00	1	2.77	$1.25	1	$1.25
$4.01 – 8.00	10	5.62	$5.19	5	$5.13
$8.01 – 12.00	10	8.19	$10.14	2	$10.30
$12.01 – 16.00	2	9.73	$15.00	—	—
$16.01 – 20.00	1	9.71	$17.12	—	—

Total	24	7.24	$8.69	8	$6.29

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Share-Based Compensation

Effective November 1, 2006, or fiscal year 2007, we adopted the amended provisions of ASC 718 “Compensation—Stock Compensation,” or ASC 718. The amended guidance established GAAP for shared-based awards issued for employee services. Under ASC 718, share-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period. We previously applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB No. 25, and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS No. 123.

We adopted ASC 718 using the prospective transition method. Under this method, the provisions of ASC 718 apply to all awards granted or modified after the date of adoption. For share-based awards granted after November 1, 2006, we recognized compensation expense based on the estimated grant date fair value method required under ASC 718 using Black-Scholes valuation model with a straight-line amortization method. Since ASC 718 requires that share-based compensation expense be based on awards that are ultimately expected to vest, estimated share-based compensation for such awards has been reduced for estimated forfeitures. For outstanding share-based awards granted before November 1, 2006, which were originally accounted under the provisions of APB No. 25 and the minimum value method for pro forma disclosures of SFAS No. 123, we continue to account for any portion of such awards under the originally applied accounting principles.

As a result, performance-based awards granted before November 1, 2006 were subject to variable accounting until such options are vested, forfeited or cancelled. Variable accounting requires us to value the variable options at the end of each accounting period based upon the then current fair value of the underlying ordinary shares. Accordingly, our share-based compensation was subject to significant fluctuation based on changes in the fair value of our ordinary shares.

On August 28, 2008, our Compensation Committee approved a change in the financial performance vesting targets applicable to options to purchase 3.8 million ordinary shares outstanding under our equity incentive plans, including 2.7 million options originally granted prior to the adoption of ASC 718, impacting 43 employees. This change was accounted for as a modification under ASC 718. As a result of this modification, all variable accounting on outstanding employee options ceased, and instead, pursuant to ASC 718, we began recognizing unamortized intrinsic value of these modified options over the remaining service period.

On July 20, 2009, our Compensation Committee approved a change in the vesting schedules associated with performance-based options to purchase 2.3 million ordinary shares outstanding under our equity incentive plans. The Compensation Committee approved the amendment of performance-based options held by certain of our executive officers to provide that such options will no longer vest based on the attainment of performance targets but instead such options shall vest two years following the first date such portion could have vested had the performance goals for such portion been achieved, subject to the named executive officer’s continued service with us through such vesting date. The performance-based options held by other employees were amended to provide that any portion of such options that fail to vest based upon the attainment of a performance goal shall vest on the date two years following the first date such portion could have vested had such performance goal been attained, subject to the employee’s continued service with us through such vesting date. The Compensation Committee made these changes to performance-based options in light of our then current financial projections, which were lower than when the performance goals for such options were last determined, the uncertainty present in the then prevailing global economy and the importance of retaining key employees to continue in our employment following our IPO. This change has been accounted for as a modification under ASC 718 and as a result we expect to record approximately $19 million in additional share-based compensation expense, net of estimated forfeitures, over the remaining weighted average service period of 4 years.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

The impact on our results for both employee and non-employee share-based compensation for the years ended November 1, 2009 and November 2, 2008 was as follows (in millions):

	Group
	November 1, 2009	November 2, 2008
Research and development	4	3
Selling, general and administrative	8	12

Total share-based compensation expense	12	15

The weighted-average assumptions utilized for our Black-Scholes valuation model for options granted during the year ended November 1, 2009 and November 2, 2008 are as follows:

	Group
	November 1, 2009	November 2, 2008
Risk-free interest rate	2.3%	3.4%
Dividend yield	0.0%	0.0%
Volatility	52%	44.0%
Expected term (in years)	5.7	6.5

The dividend yield of zero is based on the fact that we have no present intention to pay cash dividends. Expected volatility is based on the combination of historical volatility of guideline publicly traded companies over the period commensurate with the expected life of the options and the implied volatility of guideline publicly traded companies from traded options with a term of 180 days or greater measured over the last three months. The risk-free interest rate is derived from the average U.S. Treasury Strips rate during the period, which approximates the rate in effect at the time of grant. For all options granted after August 2, 2009 and a portion of options granted before August 2, 2009, our computation of expected term was based on other data, such as the data of peer companies and company-specific attributes that we believe could affect employees’ exercise behavior. For the majority of options granted prior to August 2, 2009, we used the simplified method specified by the SEC’s Staff Accounting Bulletin No. 107 to determine the expected term of stock options.

Based on the above assumptions, the weighted-average fair values of the options granted under the share option plans for the years ended November 1, 2009 and November 2, 2008 was $5.34 and $5.08, respectively.

Based on our historical experience of pre-vesting option cancellations, for fiscal years 2009 and 2008 we have assumed an annualized forfeiture rate of 12% and 15%, respectively, for our options. We will record additional expense if actual forfeitures are lower than we estimated, and will record a recovery of prior expense if actual forfeitures are higher than we estimated.

Total compensation cost of options granted but not yet vested as of November 1, 2009 was $58 million, which is expected to be recognized over the remaining weighted-average service period of 3 years.

During the second quarter of fiscal year 2009, we recorded $2 million as share-based compensation expense in connection with the employee separation agreement entered into with our former Chief Operating Officer. See Note 11. “Restructuring and Asset Impairment Charges.”

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

11. Restructuring and Asset Impairment

Group

During the fiscal year ended November 2, 2008, we continued to expand our outsourcing strategy and initiated restructuring plans in connection with product line rationalizations. As a result we recorded $12 million of restructuring charges predominantly representing associated one-time employee termination costs.

In January 2009, we committed to a restructuring plan intended to realign our cost structure with the then prevailing macroeconomic business conditions. The plan eliminated approximately 230 positions or 6% of our global workforce and was substantially completed in the second quarter of fiscal year 2009. In the third quarter of fiscal year 2009, we announced a further reduction in our worldwide workforce of up to 200 employees. This plan was completed in the fourth quarter of fiscal year 2009. These employment terminations occurred in various geographies and functions worldwide. In connection with these plans, we recorded $26 million in one-time employee termination costs during the year ended November 1, 2009. As of November 1, 2009, $24 million of this charge has been paid.

In January 2009, we committed to a plan to outsource certain manufacturing facilities in Germany relating to an acquisition completed in fiscal year 2007. During the year ended November 1, 2009, we recorded $5 million of one-time employee termination costs and $1 million related to asset abandonment and other exit costs and approximately $1 million related to excess lease costs in connection with this plan. As of November 1, 2009, the one-time employee termination costs had been paid in full. The excess lease costs will be paid on a monthly basis over the remaining term of the excess lease.

During fiscal year 2009, we recorded and paid $1 million of one-time employee termination costs in connection with the departure of our Chief Operating Officer in January 2009. In addition, we recognized $2 million as share-based compensation expense in connection with the employee separation agreement with our former Chief Operating Officer.

The significant activity within and components of the restructuring charges during the year ended November 1, 2009 and November 2, 2008 are as follows (in millions):

	Employee termination costs	Asset abandonment costs	Excess lease	Total
2009:
Accrued restructuring—beginning of financial year	1	—	—	1
Charges to cost of products sold	10	1	—	11
Charges to operating cost	22	—	1	23
Non-cash portion	—	(1)	—	(1)
Cash payments	(31)	—	—	(31)

Accrued restructuring—end of financial year (included in other current liabilities)	2	—	1	3

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

	Employee termination costs	Asset abandonment costs	Excess lease	Total
2008:
Accrued restructuring—beginning of financial year	5	—	—	5
Charges to cost of products sold	6	—	—	6
Charges to operating expenses	5	—	1	6
Cash payments	(15)	—	(1)	(16)

Accrued restructuring—end of financial year (included in other current liabilities)	1	—	—	1

12. Income Taxes

Group

Consequent to the incorporation of the Company in Singapore, domestic operations reflect the results of operations based in Singapore.

Components of Income Before Taxes from Continuing Operations

For financial reporting purposes, “Income (loss) from continuing operations before income taxes” included the following components (in millions):

	Group
	November 1, 2009	November 2, 2008
Domestic (loss) income	(92)	26
Foreign income	56	34

(Loss) Income from continuing operations before income taxes	(36)	60

We have obtained several tax incentives from the Singapore Economic Development Board, an agency of the Government of Singapore, which provide that certain classes of income we earn in Singapore are subject to tax holidays or reduced rates of Singapore income tax. Each tax incentive is separate and distinct from the others, and may be granted, withheld, extended, modified, truncated, complied with or terminated independently without any effect on the other incentives. In order to retain these tax benefits, we must meet certain operating conditions specific to each incentive relating to, among other things, maintenance of a treasury function, a corporate headquarters function, specified intellectual property activities and specified manufacturing activities in Singapore. Some of these operating conditions are subject to phase-in periods through 2015. The tax incentives are presently scheduled to expire at various dates generally between 2012 and 2015, subject in certain cases to potential extensions. For the fiscal years ended November 1, 2009 and November 2, 2008, the effect of all these tax incentives, in the aggregate, was to reduce the overall provision for income taxes and reduce net loss or increase net income from what it otherwise would have been in such year by $17 million and $24 million, respectively, and reduce diluted net loss per share for the fiscal year ended November 1, 2009 by $0.08, and increase diluted net income per share for the fiscal year ended November 2, 2008 by $0.11 per share, respectively.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Significant components of the provision for income taxes from continuing operations are as follows (in millions):

	Group
	November 1, 2009	November 2, 2008
Current tax expense:
Domestic	3	4
Foreign	6	8

	9	12

Deferred tax expense (benefit):
Domestic	(1)	—
Foreign	—	(9)

	(1)	(9)

Total provision for income taxes	8	3

Rate Reconciliation

A reconciliation of the expected statutory tax rate (computed at the Company’s Singapore then prevailing statutory tax rate of 18% or 17%) to the actual tax rate on income from continuing operations is as follows:

	Group (%)
	November 1, 2009	November 2, 2008
Expected statutory tax rate	(17.0)	18.0
Foreign income taxed at different rates	(1.8)	1.9
Advisory agreement termination fee & selling shareholder expenses	27.2	—
Tax holidays and concessions	9.3	(0.1)
Other, net	(0.8)	0.2
Valuation allowance	6.7	(15.0)

Actual tax rate on (loss) income from continuing operations	23.6	5.0

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Summary of Deferred Income taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their basis for income tax purposes and the tax effects of net operating losses and tax credit carry forwards. The significant components of deferred tax assets and deferred tax liabilities included on the balance sheets were as follows (in millions):

	Group
	November 1, 2009	November 2, 2008
Deferred income tax assets
Depreciation and amortization	3	23
Inventory	—	2
Receivables	2	2
Employee benefits	5	6
Stock options	8	6
Net operating loss carryovers and credit carryovers	26	29
Other deferred income tax assets	6	2

Gross deferred tax assets	50	70
Less: valuation allowance	(32)	(31)

Deferred income tax assets	18	39

Deferred income tax liabilities
Depreciation and amortization	4	8
Inventory	—	1
Other deferred income tax liabilities	1	20
Foreign earnings not permanently reinvested	1	2

Deferred income tax liabilities	6	31

Net deferred income tax assets	12	8

The above net deferred income tax asset has been reflected in the accompanying balance sheets as follows (in millions):

	Group
	November 1, 2009	November 2, 2008
Current asset	10	5
Current liability	(1)	(18)

Net current income tax asset (liability)	9	(13)

Non-current asset	8	35
Non-current liability	(5)	(14)

Net long-term income tax asset	3	21

As of November 1, 2009, we had Singapore net operating loss carry forwards of $13 million, US net operating loss carryforwards of $58 million, and other foreign net operating loss carry forwards of $14 million. The Singapore net operating losses have no limitation on utilization subject to meeting certain statutory

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

requirements. U.S. federal net operating loss carryforwards, if not utilized, will begin to expire in fiscal year 2027. The other foreign net operating losses expire in various fiscal years beginning 2010.

We consider all operating income of foreign subsidiaries not to be permanently reinvested outside Singapore. We have provided $1 million for foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, the cumulative amount of which is estimated to be $131 million and $128 million as of November 1, 2009 and November 2, 2008, respectively.

Uncertain Tax Positions

We adopted the guidance on the accounting for uncertainty in income taxes ASC 740 “Income Taxes,” or ASC 740 on November 1, 2007. As a result of the implementation of ASC 740, our total unrecognized tax benefit was $20 million at the date of adoption, for which we recognized approximately a $10 million increase in the liability for unrecognized tax benefits. At the adoption, our balance sheet also reflected an increase in other long-term liabilities, accumulated deficit and deferred tax assets of $10 million, $9 million and $1 million, respectively. The total unrecognized tax benefits increased by $6 million during fiscal year 2009, resulting in total unrecognized tax benefits of $24 million as of November 1, 2009. The total unrecognized tax benefits decreased by $2 million during fiscal year 2008, resulting in total unrecognized tax benefits of $18 million as of November 2, 2008.

We recognize interest and penalties related to unrecognized tax benefits within the provision for income taxes line in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the other long-term liabilities line in the consolidated balance sheet.

The aggregate changes in the balance of gross unrecognized tax benefits were as follows (in millions):

	Group
	November 1, 2009	November 2, 2008
Beginning balance	18	20
Increases in balances related to tax positions taken during prior periods	2	2
Decreases in balances related to tax positions taken during prior periods	—	(7)
Increases in balances related to tax positions taken during current period	4	3

Ending balance	24	18

Prior to the adoption of the amended guidance for uncertainty in income taxes ASC 740, we did not recognize an accrual for penalties and interest. Upon adoption of this amended guidance ASC 740 on November 1, 2007, we increased our accrual for interest and penalties to approximately $1 million, which was also accounted for as an increase to the November 1, 2007 balance of accumulated deficit. During the year ended November 2, 2008 we provided for additional interest that increased our accrual of interest and penalties to approximately $3 million, which is included in the consolidated balance sheet at November 2, 2008. The accrual for interest and penalties increased by $1 million during the year ended November 1, 2009.

A portion of our unrecognized tax benefits will affect our effective tax rate if they are recognized upon favorable resolution of the uncertain tax positions. As of November 1, 2009, approximately $24 million of the

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

unrecognized tax benefits would affect our effective tax rate. As of November 2, 2008, $16 million exclusive of interest and penalties would affect the effective tax rate.

Although the timing of the resolution and/or closure on audits is highly uncertain, it is reasonably possible that the balance of gross unrecognized tax benefits could significantly change in the next 12 months. However, given the number of years remaining subject to examination, we are unable to estimate the range of possible adjustments to the balance of gross unrecognized tax benefits.

We are subject to examination by the tax authorities with respect to the periods subsequent to December 2005. We are not under Singapore income tax examination at this time. The Company is subject to Singapore income tax examinations for all years from the year ended October 31, 2006. The Company is also subject to examinations in major foreign jurisdictions, including the United States, for all years from the year ended October 31, 2006.

13. Interest Expense

Group

Interest expense of $77 million and $86 million for the year ended November 1, 2009 and November 2, 2008, respectively, consisted primarily of (i) interest expense of $73 million and $82 million, respectively, with respect to the Senior Notes, Senior Subordinated Notes, and previously outstanding debt under the senior secured credit facilities, all issued or incurred in connection with the SPG Acquisition including commitment fees for expired credit facilities; and (ii) amortization of debt issuance costs of $4 million and $4 million, respectively.

14. Other income (expenses), net

Other income (expenses) includes interest income, currency gains (losses) on balance sheet remeasurement and other miscellaneous items. The following table presents the detail of other income (expense), net (in millions):

	Group
	November 1, 2009	November 2, 2008
Other income	2	—
Interest income	1	4
Other expenses	(2)	(8)

Other income (expenses), net	1	(4)

15. Discontinued Operations

Printer ASICs Business

In fiscal year 2006, we sold our Printer ASICs Business to Marvell Technology Group Ltd. for net proceeds of $245 million in cash plus potential earn-out payments of up to $35 million. We received $25 million as earn-out payments in fiscal year 2008 from Marvell and recorded these amounts as gains on discontinued operations.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Image Sensor Operations

In November 2006, we entered into a definitive agreement to sell our Image Sensor operations to Micron Technology, Inc. for $53 million. Our agreement with Micron also provides for up to $17 million in additional earn-out payments by Micron to us upon the achievement of certain milestones. Micron purchased certain assets, including intellectual property rights and fixed assets, and assumed certain liabilities. This transaction closed on December 8, 2006, resulting in $57 million of net proceeds, including $4 million of earn-out payments during the year ended October 31, 2007. In addition to this transaction, we also sold intellectual property rights related to the Image Sensor operations to another party for $12 million. We recorded a gain on the sale of approximately $50 million for both of these transactions, which was reported as income and gain from discontinued operations.

The following table summarizes the results of operations of the Image Sensor operations, included in discontinued operations in our consolidated statements of operations for the years ended November 1, 2009, and November 2, 2008, respectively (in millions):

	Group
	November 1, 2009	November 2, 2008
Net revenue	—	—
Costs, expenses and other income, net	—	6
Gain on sale of business	—	—

Income from and gain on discontinued operations, net of taxes	—	6

During fiscal year 2008, we received earn out payments of $6 million from Micron.

The following table presents the Image Sensor operations’ assets and liabilities that were sold (in millions):

Group
Assets:
Property, plant and equipment, net	4
Goodwill and intangible assets, net	13

Total assets of discontinued operations	17

Liabilities:
Current liabilities	1

Net assets of discontinued operations	16

Infra-red Operation

In October 2007, we entered into a definitive agreement to sell our Infra-red operations to Lite-On Technology Corporation for $19 million in cash, $2 million payable upon receipt of local regulatory approvals, and the right to receive guaranteed cost reductions or rebates of $10 million based on our future purchases of non infra-red products from Lite-On (which we recorded as an asset based on the estimated fair values of the future cost reductions or rebates). During the quarter ended August 3, 2008, we formally notified Lite-On that the first phase of planned cost reductions had not been achieved and requested that they issue a rebate of $4.9 million. Under the agreement, we also agreed to a minimum purchase commitment of non infra-red products over the

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

next three years. This transaction closed in January 2008 and we recorded a gain of $3 million in the first quarter, which was reported within income from and gain on discontinued operations in the consolidated statement of operations. The transaction was subject to certain post closing adjustments in accordance with the agreement. During fiscal year 2008, we entered into settlement discussions with Lite-On regarding the remaining sales price receivable and the cost reductions and based on those discussions, determined that certain amounts due would likely not be received. As such, we recorded an overall loss from disposal of Infra-red operations of $5 million during fiscal year 2008. During fiscal year 2009, we received the remaining $2 million receivable from Lite-On in accordance with the finalized settlement agreement.

The following table summarizes the results of operations of the Infra-red operations, included in discontinued operations in our consolidated statements of operations for the years ended November 1, 2009, and November 2, 2008, respectively (in millions):

	Group
	November 1, 2009	November 2, 2008
Net revenue	—	4
Costs, expenses and other income, net	—	(4)
Loss on sale of operation	—	(5)

(Loss) Income from and loss on discontinued operations, net of taxes	—	(5)

16. Segment Information

ASC 280 “Segment Reporting,” or ASC 280, establishes standards for the way public business enterprises report information about operating segments in annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. We have concluded that we have one reportable segment based on the following factors: sales of semiconductors represents our only material source of revenue; substantially all products offered incorporate analog functionality and are manufactured under similar manufacturing processes; we use an integrated approach in developing our products in that discrete technologies developed are frequently integrated across many of our products; we use a common order fulfillment process and similar distribution approach for our products; and broad distributor networks are typically utilized while large accounts are serviced by a direct sales force. The Chief Executive Officer has been identified as the Chief Operating Decision Maker as defined by ASC 280.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

The following table presents net revenue and long-lived asset information based on geographic region. Net revenue is based on the geographic location of the distributors or OEMs who purchased the Company’s products, which may differ from the geographic location of the end customers. Long-lived assets include property, plant and equipment and are based on the physical location of the assets (in millions):

	Group
	November 1, 2009	November 2, 2008
Net revenue :
China	395	365
United States	245	326
Korea	158	130
Singapore	148	171
Germany	120	205
Rest of the world	418	502

	1,484	1,699

	Group
	November 1, 2009	November 2, 2008
Long-lived assets:
United States	132	134
Singapore	37	49
Malaysia	28	44
Rest of the world	67	72

	264	299

17. Related-Party Transactions

In connection with the SPG Acquisition, we entered into an advisory agreement with affiliates of the Sponsors, for ongoing consulting and management advisory services. Affiliates of the Sponsors, through their investments in Bali Investments S.à.r.l., indirectly own 63.8 percent of our shares as of November 1, 2009. The advisory agreement required us to pay each of the Sponsors a quarterly fee of $625,000, which is subject to a 5% increase each fiscal year during the agreement’s term. The advisory agreement had a 12-year term. In connection with our IPO, during the fourth fiscal quarter of 2009, we recorded $54 million related to the termination of the advisory agreement with the Sponsors, which termination occurred upon the closing of our IPO. We also recorded $4 million in selling shareholder expenses, in connection with the IPO, on behalf of the Sponsors and other selling shareholders.

For the years ended November 1, 2009 and November 2, 2008 we recorded $4 million and $6 million of expenses, respectively, in connection with the advisory agreement (excluding the $54 million termination fee and the $4 million of selling shareholder expenses associated with the IPO).

In connection with the closing of any subsequent change of control transaction, acquisition, disposition or divestiture, spin-off, split-off or financing completed during the term of the advisory agreement (or after, if contemplated during the term) in each case with an aggregate value in excess of $25 million, we were required to

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

pay each of the Sponsors a fee of 0.5% based on the aggregate value of such transaction. For the Image Sensor operations disposition (discussed in Note 15, “Discontinued Operations”), we paid less than $1 million to the Sponsors. Pursuant to the advisory agreement, we also paid a $3 million advisory fee to the Sponsors in connection with the IPO. Pursuant to the advisory agreement, we also recorded less than $1 million of advisory fees payable to KKR and Silver Lake during each of the year ended November 2, 2008 and November 1, 2009 in connection with qualifying acquisitions.

In connection with the SPG Acquisition, we entered into a management consulting agreement for post-acquisition support activities with KKR Capstone, or Capstone, a consulting company that works exclusively with KKR and its portfolio companies. An affiliate of Capstone was granted options to purchase 800,000 ordinary shares with an exercise price of $5.00 per share on February 3, 2006. One half of these options vest over four years, and the other half vests upon the achievement of certain company financial performance metrics defined in the Share Option Agreement, dated February 3, 2006. These options are subject to variable accounting and we recorded a charge of less than $1 million and $2 million, respectively, for the years ended November 1 2009 and November 2, 2008, related to the issuance of these options.

Until July 31, 2009, funds affiliated with Silver Lake were investors in Flextronics International Ltd. Mr. James A. Davidson, a director, also serves as a director of Flextronics. Agilent sold its Camera Module Business to Flextronics in February 2005. In the ordinary course of business, we continue to sell to Flextronics, which in the years ended November 1, 2009 and November 2, 2008 accounted for $100 million and $155 million of net revenue from continuing operations, respectively. Trade accounts receivable due from Flextronics as of November 1, 2009 and November 2, 2008 were $16 million and $17 million, respectively. Flextronics continued to pay the deferred purchase price in connection with its acquisition of the Camera Module Business at the rate of $1 million per quarter, which payment was completed in the first quarter of fiscal year 2008.

Mr. John R. Joyce, a director, also serves as a director of Hewlett-Packard Company effective July 2007. In the ordinary course of business, we continue to sell to Hewlett-Packard Company, which in the years ended November 1, 2009 and November 2, 2008 accounted for $37 million and $30 million of net revenue from continuing operations, respectively, and trade accounts receivable due from Hewlett-Packard Company as of November 1, 2009 and November 2, 2008, was $4 million and $7 million, respectively. We also use Hewlett-Packard Company as a service provider for information technology services. For the years ended November 1, 2009 and November 2, 2008, operating expenses include $19 million and $32 million, respectively, for services provided by Hewlett-Packard Company.

Mr. James Diller, a director, also serves on the board of directors PMC Sierra, Inc. as vice-chairman. In the ordinary course of business, we continue to sell to PMC Sierra, which in the years ended November 1, 2009 and November 2, 2008 accounted for $1 million and $3 million of net revenue from continuing operations, respectively. Trade accounts receivable due from PMC Sierra as of November 1, 2009 and November 2, 2008 were none and less than $1 million, respectively.

Pursuant to an Amended and Restated Shareholder Agreement dated as of February 3, 2006 among Avago Technologies and participants in our investor group and certain other persons, three representatives of each Sponsor serve on our board of directors. In April 2006, we granted each member of our board of directors, including these individuals, an option to purchase 50,000 ordinary shares, with an exercise price of $5.00 per share (the fair market value on the date of the grant as determined by our board of directors), a term of 5 years and vesting at a rate of 20% per year from December 1, 2005. In addition, we pay these individuals $50,000 per year for service on our board of directors, quarterly in arrears and prorated for any partial quarter.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

Compensation earned by the directors for the year ended November 1, 2009 consist of $1.9 million of salaries and benefits and less than 0.6 million of share options granted by the Company. Compensation earned by the directors for the year ended November 2, 2008 consist of $1.6 million of salaries and benefits and less than 0.15 million of share options granted by the Company.

18. Commitments and Contingencies

Operating Lease Commitments

We lease certain real property and equipment from Agilent and unrelated third parties under non-cancelable operating leases. Our future minimum lease payments under these leases at November 1, 2009 were $8 million for 2010, $4 million for 2011, $3 million for 2012, $2 million for 2013, $2 million for 2014, and $2 million thereafter.

Rent expense was $12 million and $13 million for the years ended November 1, 2009, and November 2, 2008, respectively.

Capital Lease Commitments

We lease a portion of our equipment from unrelated third parties under non-cancelable capital leases. Our future minimum lease payments under these leases at November 1, 2009 were $2 million for 2010, $1 million for 2011, $1 million for 2012, and less than $1 million each for 2013, 2014 and $1 million thereafter.

Related Party Commitments

We use Hewlett-Packard Company as a service provider for information technology services. At November 1, 2009, our commitments under the information technology outsourcing agreement were $5 million for 2010, $3 million for 2011, $1 million for 2012, and less than $1 million for 2013, and none for 2014 and thereafter.

Purchase Commitments

At November 1, 2009, we had unconditional purchase obligations of $38 million for fiscal year 2010 and none thereafter. These unconditional purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

Other Contractual Commitments

We entered into several agreements related to IT, human resources and financial infrastructure outsourcing and other services agreements. At November 1, 2009, our commitments under these agreements were $23 million for 2010, $16 million for 2011, $11 million for 2012, and $9 million for 2013, $2 million for 2014 and none thereafter.

Debt

At November 1, 2009, we had debt obligations of $594 million of which $364 million were redeemed on December 1, 2009. The remaining $230 million of debt obligations are not due before fiscal year 2015. Estimated

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

future interest expense payments related to debt obligations at November 1, 2009 were $32 million for 2010, $29 million for 2011, $28 million for 2012, and $27 million for 2013, $27 million for 2014 and $30 million thereafter. Estimated future interest expense payments include interest payments on our outstanding notes, assuming the same rate on the senior floating rate notes as was in effect on November 1, 2009, commitment fees, and letter of credit fees. See Note 8. “Senior Credit Facilities and Borrowings”.

Contingencies

We are subject to certain routine legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of our business, including assertions that we may be infringing patents or other intellectual property rights of others. We currently believe the ultimate amount of liability, if any, for any pending claims of any type (either alone or combined) will not materially affect our financial position, results of operations or cash flows. We also believe we would be able to obtain any necessary licenses or other rights to disputed intellectual property rights on commercially reasonable terms. However, the ultimate outcome of any litigation is uncertain and, regardless of outcome, litigation can have an adverse impact on us because of defense costs, negative publicity, timing of adverse resolutions, diversion of management resources and other factors. Our failure to obtain necessary license or other rights, or litigation arising out of intellectual property claims, could adversely affect our business.

On July 23, 2009, TriQuint Semiconductor, Inc. filed a complaint against us and certain of our subsidiaries in the U.S. District Court, District of Arizona seeking declaratory judgment that four of our patents relating to RF filter technology used in our wireless products are invalid and, if valid, that TriQuint’s products do not infringe any of those patents. In addition, TriQuint claims that certain of our wireless products infringe three of its patents. TriQuint is seeking damages in an unspecified amount, treble damages for alleged willful infringement, attorneys fees and injunctive relief. On September 17, 2009, we filed our answer and counterclaim, denying infringement, asserting the invalidity of Triquint’s patents and asserting infringement by Triquint of ten Avago patents. On October 16, 2009, Triquint filed its answer to our counterclaim, denying infringement and filed an antitrust counterclaim and counterclaims for declaratory judgment of non infringement and invalidity. On November 24, 2009, we filed a motion to dismiss Triquint’s antitrust counterclaims. We intend to defend this lawsuit vigorously, which actions may include the assertion by us of counterclaims or additional claims against TriQuint related to our intellectual property portfolio.

Warranty

Commencing in the second quarter of fiscal year 2008, we notified certain customers of a product quality issue and began taking additional steps to correct the quality issue and work with affected customers to determine potential costs covered by our warranty obligations. We maintain insurance coverage for product liability and have been working with our insurance carriers to determine the extent of covered losses in this situation. Based on settlements with customers to date, the status of discussions with other affected customers and discussions with our insurance carriers, we accrued $2 million as of November 1, 2009 to cover costs relating to this quality issue in excess of expected insurance coverage.

We presently believe that amounts we have recorded in our financial statements along with expected insurance coverage proceeds will be adequate to resolve these claims, although this assessment is subject to change based on the ultimate resolution of this matter with customers and the insurance carriers. In addition, if the timing of settlement of claims with customers and the timing of determination of insurance recoveries do not occur in the same reporting periods, there could be material increases in charges to statement of operations in a future period and decreases in a subsequent period once insurance recoveries are deemed probable of realization.

AVAGO TECHNOLOGIES LIMITED

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial year ended November 1, 2009

During the second quarter of fiscal 2009 we identified another product quality issue with a particular component, took steps to correct the quality issue and notified our customers. Though the expected failure rate of the product was not 100% based on our quality tests, we offered to replace any affected components used or still held by our customers. We recorded charges of approximately $6 million during fiscal 2009 related to this product quality issue, which covered costs to scrap inventory of such components held by us and costs associated with providing replacement parts to customers. We presently believe that amounts we have recorded in our financial statements will be adequate to resolve any warranty obligations related to this issue, although this assessment is subject to change based on the ultimate resolution of this matter with customers. This matter is in its early stages and we have made our best estimate of our expected warranty obligation, but we could record further charges in future periods based on the ultimate resolution of this matter.

Indemnifications to Hewlett-Packard and Agilent

Agilent Technologies, Inc. has given multiple indemnities to Hewlett-Packard Company in connection with its activities prior to its spin-off from Hewlett-Packard Company in June 1999 for the businesses that constituted Agilent prior to the spin-off. As the successor to the SPG business of Agilent, we may acquire responsibility for indemnifications related to assigned intellectual property agreements. Additionally, when we completed the SPG Acquisition in December 2005, we provided indemnities to Agilent with regard to Agilent’s conduct of the SPG business prior the SPG Acquisition. In our opinion, the fair value of these indemnifications is not material.

Other Indemnifications

As is customary in our industry and as provided for in local law in the United States and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, companies that purchase our businesses or assets and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material.

19. Subsequent Event

On December 1, 2009, our subsidiaries, Avago Technologies Finance Pte. Ltd., Avago Technologies U.S. Inc. and Avago Technologies Wireless (U.S.A.) Manufacturing Inc. redeemed (a) the remaining $318 million aggregate principal amount outstanding of senior fixed rate notes due at a redemption price of 105.063% of their principal amount, plus accrued and unpaid interest thereon up to, but not including, the redemption date and (b) the remaining $46 million aggregate principal amount outstanding of senior floating rate notes (such notes together with the senior fixed rate notes, or the Notes) at a redemption price of 100.000% of their principal amount, plus accrued and unpaid interest thereon up to, but not including, the redemption date. We paid an aggregate of $351 million in respect of the redemption of the senior fixed rate notes and approximately $46 million in respect of the redemption of the senior floating rate notes, including accrued and unpaid interest to but not including the redemption date.

Avago Technologies Limited

Important Notice Regarding the Internet Availability of Proxy Materials for the 2010 Annual General Meeting of Shareholders:

The notice, proxy statement and annual report to shareholders are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=203541&p=proxy.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals	—	The board of directors of Avago (the “Board”) unanimously recommends a vote “FOR” the Board nominees (Proposal Nos. 1(a) through 1(k)) and “FOR” Proposals No. 2 through 5.

1.	Re-Election of Directors:	For	Against	Abstain		For	Against	Abstain

	(a) Mr. Hock E. Tan	☐	☐	☐

2.   To approve the re-appointment of PricewaterhouseCoopers LLP as Avago’s independent registered public accounting firm and independent Singapore auditor for the fiscal year ending October 31, 2010 and to authorize the Audit Committee to fix its remuneration.

						☐	☐	☐

	(b) Mr. Adam H. Clammer	☐	☐	☐		For	Against	Abstain

	(c) Mr. James A. Davidson	☐	☐	☐

3.   To approve the cash compensation of $50,000 for Avago’s non-employee directors, other than the Chairman of the Board, $75,000 for Avago’s non-employee Chairman of the Board, an additional $25,000 for the chairperson of the Audit Committee, an additional $10,000 for each independent director in respect of each committee of the Board on which they serve (other than the chairperson of the Audit Committee) and appropriate pro rata compensation, based on the foregoing, to any new non-employee director who is appointed by the Board, any non-employee director who is appointed to the position of Chairman of the Board or chairperson of the Audit Committee or any independent director appointed to serve on a committee of the Board, in each case after the date of Avago’s 2010 Annual General Meeting, for services rendered through the date of Avago’s 2011 Annual General Meeting of Shareholders.

						☐	☐	☐
	(d) Mr. James V. Diller	☐	☐	☐
	(e) Mr. James H. Greene, Jr.	☐	☐	☐
	(f) Mr. Kenneth Y. Hao	☐	☐	☐
	(g) Mr. John R. Joyce	☐	☐	☐	4. To approve the general authorization for the directors of Avago to allot and issue ordinary shares.	For	Against	Abstain
						☐	☐	☐

	(h) Mr. David Kerko	☐	☐	☐		For	Against	Abstain

	(i) Ms. Justine F. Lien	☐	☐	☐	5. To approve the Share Purchase Mandate authorizing the purchase or acquisition by Avago of its own issued ordinary shares.	☐	☐	☐

	(j) Mr. Donald Macleod	☐	☐	☐	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

	(k) Mr. Bock Seng Tan	☐	☐	☐	YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME OF THE MEETING IN THE ENCLOSED ENVELOPE.

The undersigned hereby acknowledges receipt of the Notice of the 2010 Annual General Meeting of Shareholders and the accompanying proxy statement

This Proxy Card, when properly executed, will be voted “FOR” the Board nominees (Proposal Nos. 1(a) through 1(k)) and “FOR” Proposal Nos. 2 through 5 if no specification is made and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2010 Annual General Meeting.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Avago Technologies Limited

(Incorporated in the Republic of Singapore)

(Company Registration Number 200510713C)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, being a member of Avago Technologies Limited (“Avago”) hereby appoints Hock E. Tan, Douglas R. Bettinger and Patricia H. McCall, or each of them acting alone, as proxies (the “Proxies”) of the undersigned and hereby authorizes the Proxies to represent and to vote, as designated on the reverse side, all of the ordinary shares of Avago owned by the undersigned entitled to vote at the 2010 Annual General Meeting of Shareholders of Avago to be held at 11:00 a.m. Pacific Time on March 31, 2010, at the offices of Avago’s principal U.S. subsidiary, Avago Technologies U.S. Inc., 350 West Trimble Road, San Jose, California 95131, U.S.A., and at any adjournment or postponement thereof.

This Proxy Card, when properly executed and returned in a timely manner, will be voted at the 2010 Annual General Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted “FOR” the board of director nominees (Proposal Nos. 1(a) through 1(k)), “FOR” Proposal Nos. 2 through 5 and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2010 Annual General Meeting.

B	Non-Voting Items

Consent to Electronic Access.
☐

By marking this box, I consent to access future Annual Reports and Proxy Statements of Avago Technologies Limited electronically over the Internet. I understand that unless I request otherwise or revoke my consent, Avago Technologies Limited will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To revoke my consent, I can contact Avago Technologies Limited’s transfer agent, Computershare Investor Services at 1-800-431-7723 within the US, US Territories and Canada, or at 1-312-360-5193 outside of the US, US Territories and Canada.

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.